Exhibit 10.1

CREDIT AGREEMENT

Dated as of March 26, 2019

among

PARKER DRILLING COMPANY,

as the Parent Borrower,

certain Subsidiaries of the Parent Borrower, as

Borrowers,

BANK OF AMERICA, N.A.,

as Administrative Agent and an L/C Issuer,

and

THE OTHER LENDERS AND L/C ISSUERS

from time to time party hereto

Bank of America, N.A.

and

Deutsche Bank Securities Inc.

as

Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES

1.1(a)	Existing Letters of Credit
2.1	Commitments and Applicable Percentages
5.2	Consents, Authorizations, Filings and Notices
5.4	Litigation
5.7(A)	Specified Barge Rigs
5.7(B)	Specified Land Rigs
5.14	Subsidiaries; Other Equity Investments
5.16	Environmental Matters
5.18	UCC Filing Jurisdiction; United States Coast Guard Filing
5.21	OFAC
6.11	Deposit Accounts
6.15	Post-Closing Deliveries
7.1(f)	Existing Liens
7.3(d)	Existing Indebtedness
7.8	Existing Affiliate Transactions
10.2	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of
A	Committed Loan Notice
B-1	U.S. Tax Compliance Certificate
B-2	U.S. Tax Compliance Certificate
B-3	U.S. Tax Compliance Certificate
B-4	U.S. Tax Compliance Certificate
C	Note
D	Compliance Certificate
E	Assignment and Assumption

F	Borrowing Base Certificate
G	Secured Party Designation Notice
H	Designated Borrower Request and Assumption Agreement
I	Designated Borrower Notice
J	Solvency Certificate
K	Specified Permitted Reorganization Transactions
L	Lux Receivables Pledge Agreement

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of March 26, 2019, among PARKER DRILLING COMPANY, a Delaware corporation (the “Parent Borrower”), certain Subsidiaries of the Parent Borrower party hereto from time to time pursuant to Section 2.14 (each as “Designated Borrower” and together with the Parent Borrower, the “Borrowers”), each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”) and BANK OF AMERICA, N.A., as the Administrative Agent and an L/C Issuer, and is acknowledged and agreed to by the Subsidiary Guarantors (as defined below).

PRELIMINARY STATEMENTS:

On December 12, 2018, the Borrowers and each of the Subsidiary Guarantors (as defined below) filed voluntary petitions with the Bankruptcy Court commencing their respective cases that are pending under Chapter 11 of the Bankruptcy Code (collectively, the “Cases”). In connection with the Cases, the Loan Parties, Bank of America, N.A., as administrative agent, and the lenders party thereto entered into that certain Debtor-In-Possession Credit Agreement dated as of December 14, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “DIP Credit Agreement”).

The Loan Parties filed the Amended Joint Chapter 11 Plan of Reorganization of Parker Drilling Company and its Debtor Affiliates dated January 23, 2019 (as amended, supplemented or otherwise modified from time to time, the “Plan of Reorganization”) with the Bankruptcy Court, which Plan of Reorganization was confirmed by the Bankruptcy Court on March 7, 2019.

The Parent Borrower and the other Borrowers have requested that the Lenders provide exit financing to the Borrowers in connection with the consummation of the Plan of Reorganization, to refinance certain outstanding Indebtedness under the DIP Credit Agreement and to provide working capital for their business enterprise. The Lenders are willing to provide the exit financing by entering into this Agreement on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Account Debtor” means a Person obligated under an Account, chattel paper or general intangible.

“Accounts” means accounts receivable of the Parent Borrower or any other Borrower, as applicable, arising out of the sales or leasing of goods or services made by the Parent Borrower or any other Borrower, as applicable, in the Ordinary Course of Business, to the extent constituting an “account” as defined in the Uniform Commercial Code.

“Acquisition” means the acquisition, directly or indirectly, by any Person of (a) any Equity Interests of another Person, (b) all or substantially all of the assets of another Person or (c) all or substantially all of a line of business or division of another Person, in each case (i) whether or not involving a merger or a consolidation with such other Person and (ii) whether in one transaction or a series of related transactions.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.2, or such other address or account as the Administrative Agent may from time to time notify to the Parent Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form approved by the Administrative Agent.

“Advance Rate” means at any time, the applicable percentage set forth in clause (i) or (ii) of the definition of “Borrowing Base” or such other percentage having similar effect as may become effective in lieu of or in addition to such applicable percentage in accordance with such definition.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent and any other agent appointed in accordance with the terms of this Agreement, if any.

“Aggregate Commitments” means the Commitments of all the Lenders. As of the Closing Date, the Aggregate Commitments are $50,000,000.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Alternative Currency” means each currency (other than Dollars) that is approved in accordance with Section 1.6.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or an L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Applicable Fee Rate” means 0.50% per annum.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the Aggregate Commitments have been terminated or expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. As of the Closing Date, the Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.1 and thereafter in the Assignment and Assumption (or such other instrument) pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) from the Closing Date through and including June 30, 2019, (i) 2.25% in the case of Eurodollar Rate Loans and Letters of Credit and (ii) 1.25% in the case of Base Rate Loans, and (b) thereafter, the applicable percentage per annum set forth below for each fiscal quarter (each an “Applicable Quarter”) determined by reference to the average daily Availability as a percentage of the Line Cap during the fiscal quarter immediately preceding such Applicable Quarter (as to each Applicable Quarter, the “Reference Quarter”) as determined by the Administrative Agent based on the Borrowing Base Certificates delivered by the Borrowers to the Administrative Agent:

Pricing Level	Average Daily Availability	Eurodollar Rate Loans and Letters of Credit	Base Rate Loans
I	>66.67%	2.25%	1.25%
II	≤66.67% but >33.33%	2.50%	1.50%
III	≤33.33%	2.75%	1.75%

Any increase or decrease in the Applicable Rate for any Applicable Quarter resulting from a change in the average daily Availability for the applicable Reference Quarter shall become effective as of the first day of the first calendar month in the Applicable Quarter. If the Administrative Agent is unable to calculate average daily Availability for any Reference Quarter due to Borrowers’ failure to deliver any Borrowing Base Certificate when required pursuant to Section 6.1(d), then, at the option of the Administrative Agent or the Required Lenders, Pricing Level III shall apply during the Applicable Quarter until the date of delivery of such Borrowing Base Certificate.

“Applicable Time” means, with respect to any payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning specified in Section 2.14(b).

“Applicant Borrower Materials” has the meaning specified in Section 2.14(b).

“Appropriate Lender” means, at any time, (a) a Lender that has a Commitment or holds a Loan at such time and (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuers and (ii) if any Letters of Credit have been issued pursuant to Section 2.3(a), the Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means each of Bank of America and Deutsche Bank Securities Inc. in its capacity as a joint lead arranger and joint bookrunner.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent Borrower and its Subsidiaries for each of the fiscal years ended on December 31, 2017 and, to the extent available on or prior to the Closing Date, December 31, 2018, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal years of the Parent Borrower and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.3(b)(iii).

“Availability” means (a) the Line Cap minus (b) Total Outstandings.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Commitments pursuant to Section 2.6, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.2.

“Availability Reserve” means the sum (without duplication) of (a) the Rent and Charges Reserve; (b) the Bank Product Reserve; (c) the Dilution Reserve, (d) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Administrative Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (e) the Casualty Reserve; (f) the Disposition Reserve; and (g) such additional reserves, in such amounts and with respect to such matters, as Administrative Agent in its Permitted Discretion may elect to impose from time to time upon, so long as no Event of Default is continuing, two (2) Business Days’ prior written notice to the Parent Borrower (which notice shall include a reasonably detailed description of such reserve being established). During such two (2) Business Day period, the Administrative Agent shall, if requested by the Parent Borrower, discuss any such reserve or change with the Parent Borrower and the Parent Borrower may take such action as may be required so that the event, condition or matter that is the basis for such reserve or change no longer exists or exists in a manner that would result in the establishment of a lower reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to the Administrative Agent. Notwithstanding anything to the contrary herein, (x) the amount of any such reserve or change shall have a reasonable relationship to the event, condition or other matter that is the basis for such reserve or change and (y) no reserves or changes shall be duplicative of reserves or changes already accounted for through eligibility criteria (including collection/advance rates).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank Product Reserve” means at any time, reserves in respect of Secured Hedge Agreements and Secured Cash Management Agreements then provided and outstanding, including, without limitation, the reserves established by the Administrative Agent pursuant to Section 2.4(a).

“Bankruptcy Code” means 11 U.S.C. § 101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas Houston Division or any other court having jurisdiction over the Cases from time to time and any Federal appellate court thereof.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurodollar Rate plus 1.00%; and if Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower Materials” has the meaning specified in Section 6.2.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.1.

“Borrowing Base” means, at any time, the amount equal at such time to:

(i) eighty-five percent (85%) of the aggregate Net Amount of Eligible Domestic Accounts Receivable, plus

(ii) the lesser of (A) seventy-five percent (75%) of the aggregate Net Amount of Eligible Unbilled Domestic Accounts Receivable and (B) $5,000,000, plus

(iii) the lesser of (A) ninety percent (90%) of the Net Book Value of the Eligible Rental Equipment and (B) forty percent (40%) of the Net Equipment OLV of the Eligible Rental Equipment; provided that prior to the inclusion of any new or additional Eligible Rental Equipment in the Borrowing Base, the Administrative Agent shall have obtained an appraisal thereof in accordance with Section 6.12, minus

(iv) the Availability Reserve,

in the case of (i), (ii) and (iii) above, as determined on the basis of the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.1(d). This definition of Borrowing Base will not be modified to increase the Advance Rates or dollar sublimits stated above or amend the definition of “Borrowing Base” (or any material defined terms used in such definition) such that more credit would be available to the Borrowers without the approval, as of any date of determination, of Lenders holding at least two-thirds of the sum of the Aggregate Commitments or, if the Aggregate Commitments have expired or terminated, Lenders holding in the aggregate more than two-thirds of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of these determinations.

No Borrowing Base calculation shall include (i) Collateral of Parker Well Services, LLC or (ii) Collateral acquired in a Permitted Acquisition or otherwise outside the Ordinary Course of Business until completion of applicable field examinations and/or appraisals satisfactory to the Administrative Agent (which shall not be included in the limits provided in Section 6.12).

“Borrowing Base Certificate” means a certificate duly executed by a Responsible Officer of the Parent Borrower substantially in the form of Exhibit F, or in such other form as is reasonably satisfactory to the Administrative Agent, by which Parent Borrower certifies to the calculation of the Borrowing Base.

“Borrowing Base Collateral” means the Accounts and Quail Rental Assets.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York or the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capitalized Amounts” means, with respect to any Indebtedness, amounts in respect of interest, fees, costs and premium (if any) accruing in respect thereof or attributable thereto, in each case that are permitted to, and have been, paid in-kind or capitalized.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cases” has the meaning specified in the preliminary statements hereto.

“Cash Collateralize” has the meaning specified in Section 2.3(g).

“Cash Dominion Trigger Period” means the period (a) commencing on the date that (i) Availability shall be less than $25,000,000, (ii) the aggregate principal amount of outstanding Loans equals or exceeds $20,000,000 or (iii) an Event of Default shall have occurred, and (b) continuing until, during each of the preceding thirty (30) consecutive days, (x) no Event of Default shall have existed, (y) Availability shall have been equal to or greater than $25,000,000 and (z) the aggregate principal amount of outstanding Loans shall have been less than $20,000,000.

“Cash Equivalents” means any of the following:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits, Euro time deposits or overnight bank deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government;

(e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;

(f) securities with maturities of 180 days or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition;

(g) Investments, classified in accordance with GAAP as current assets of the Parent Borrower or any of its Subsidiaries, in money market investment programs which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a) through (f) of this definition; and

(h) shares of any money market fund for which an affiliate of Bank of America provides investment advisory services.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means (a) any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement and (b) any Lender or Affiliate of a Lender that is party to a Cash Management Agreement with a Borrower or one of its Subsidiaries as of the Closing Date or the date that such Person or such Person’s Affiliate becomes a Lender hereunder.

“Casualty Event” means any loss, casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Property or asset of the Parent Borrower, the other Borrowers or any of their respective Material Subsidiaries.

“Casualty Reserve” means any reserve in respect of any Significant Casualty Event affecting Borrowing Base Collateral established by the Administrative Agent in its Permitted Discretion.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and any successor statute.

“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Code.

“CFC Holdco” means any direct or indirect Domestic Subsidiary that has no material assets (as determined in good faith by the Parent Borrower in consultation with the Administrative Agent) other than Equity Interests or debt instruments in (A) one or more CFCs (other than Excluded Foreign Subsidiaries) or (B) one or more other CFC Holdcos.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Investors, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Parent Borrower entitled to vote for members of the board of directors or equivalent governing body of the Parent Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) a majority of the members of the board of directors or other equivalent governing body of the Parent Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the Closing Date, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c) a “Change of Control”, under and as defined in the Term Loan Credit Agreement, or a like event with respect to the Parent Borrower under any other agreement governing Indebtedness of a Loan Party (other than Indebtedness of a Loan Party owed to the Parent Borrower or any of its Subsidiaries) having an aggregate principal amount in excess of the Threshold Amount, shall have occurred.

“Closing Date” means the first date all of the conditions precedent in Section 4.1 are satisfied or waived in accordance with Section 10.1.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” and “Vessels” referred to in the Collateral Documents and all of the other Property of the Loan Parties, now owned or hereafter acquired, that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties (and excluding, for the avoidance of doubt, any Excluded Assets (as defined in the Security Agreement)).

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, the Lux Security Agreements, each of the supplements (or amendments and/or restatements, as applicable) to any of the foregoing, any Control Agreements, mortgages, collateral assignments, Security Agreement Supplements, security agreements (including intellectual property security agreements), pledge agreements or other similar agreements, instruments, filings or recordings (and amendments to the foregoing, as applicable) delivered to the Administrative Agent pursuant to Section 6.9, and each of the other agreements, instruments, documents, filings or recordings that creates or purports to create (or continue) a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, as to each Lender, its obligation to (a) make Loans to the Borrowers pursuant to Section 2.1, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 as of the Closing Date under the caption “Commitment” or opposite such caption in the Assignment and Assumption (or such other instrument) pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.2(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form of an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Parent Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate duly executed by a Responsible Officer of the Parent Borrower substantially in the form of Exhibit D.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan of Reorganization pursuant to Section 1129 of the Bankruptcy Code, which Confirmation Order shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Balance” means any unrestricted cash or Cash Equivalents of the Parent Borrower and its Subsidiaries (other than any cash or Cash Equivalents held in a deposit account in any non-U.S. jurisdiction in the Ordinary Course of Business with respect to amounts received from or anticipated to become due and owing in the near term to unaffiliated third parties).

“Consolidated EBITDA” means, at any date of determination, for any period, an amount equal to Consolidated Net Income of the Parent Borrower and its Subsidiaries on a consolidated basis for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts, and other fees and charges associated with Indebtedness for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Parent Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (v) other extraordinary, unusual or non-recurring expenses or losses of the Parent Borrower and its Subsidiaries reducing such Consolidated Net Income (including, whether or not otherwise includable as a separate item in the statement of Consolidated Net Income for such period, losses on sales of assets outside of the Ordinary Course of Business), provided that, in the case of such extraordinary, unusual or nonrecurring expenses or losses, such additions are found to be acceptable by the Administrative Agent, acting reasonably, (vi) restructuring costs and any consulting or professional fees incurred in connection with the Cases, and (vii) other non-cash charges and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Parent Borrower and its Subsidiaries for such period, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the Ordinary Course of Business), provided that, in the case of such extraordinary, unusual or non-recurring income or gains, such deductions are found to be acceptable by the Administrative Agent, acting reasonably, (iii) any other non-cash income, all as determined on a consolidated basis, (iv) items of income or gain relating to the Cases, and (v) the amount of any cash expenditures during such period in respect of items that were added as non-cash charges in determining Consolidated EBITDA for a prior period.

“Consolidated Fixed Charge Coverage Ratio” means the ratio, determined on a consolidated basis for the Parent Borrower and its Subsidiaries on a consolidated basis for the most recent Measurement Period of (a) Consolidated EBITDA minus capital expenditures (except those financed with borrowed money other than Loans or the proceeds of the sale or issuance of Equity Interests) and cash taxes paid, to (b) Consolidated Fixed Charges.

“Consolidated Fixed Charges” means the sum of Consolidated Interest Charges (other than payment-in-kind or amortization of fees and other non-cash items treated as interest in accordance with GAAP), scheduled principal payments and voluntary prepayments made on borrowed money (including purchase money Indebtedness, Attributable Indebtedness and the deferred purchase price of property or services), and Restricted Payments made in cash.

“Consolidated Interest Charges” means, for any period, for the Parent Borrower and its Subsidiaries on a consolidated basis, the sum of total interest expense (including that attributable under Capitalized Leases) for such period with respect to all outstanding Indebtedness of the Parent Borrower and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by the Parent Borrower or its Subsidiaries with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Income” means, for any period, for the Parent Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the consolidated net income (or loss) of the Parent Borrower and its Subsidiaries for that period; provided, that in calculating Consolidated Net Income of the Parent Borrower and its consolidated Subsidiaries for any period, there shall be excluded (a) the net income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Parent Borrower or is merged into or consolidated with the Parent Borrower or any of its Subsidiaries, (b) the net income (or deficit) of any Person (other than a Subsidiary of the Parent Borrower) in which the Parent Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such net income is actually received by the Parent Borrower or such Subsidiary in the form of cash dividends or similar cash distributions and (c) the net income of any Subsidiary of the Parent Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary (provided that, 100% of any net losses of such Subsidiary shall be included).

“Consolidated Tangible Assets” means, with respect to any Person as of any date of determination, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries, less all goodwill, patents, tradenames, trademarks, copyrights, franchises, experimental expenses, organization expenses and any other amounts classified as intangible assets in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means in respect of any deposit account, securities account, lockbox account, concentration account, collection account or disbursement account, a control agreement, in form and substance reasonably satisfactory to the Administrative Agent, which establishes the Administrative Agent’s control over such account (within the meaning of Sections 8-106, 9-104 or 9-106 of the UCC, as applicable) and pursuant to which the Loan Party that is the owner of such account irrevocably instructs the bank or securities intermediary that maintains such account that such bank or securities intermediary shall follow the instructions or entitlement orders, as the case may be, of the Administrative Agent without further consent of such Loan Party. Each Control Agreement shall contain such other terms as shall be customary for agreements of such type. With respect to deposit accounts, securities accounts and other accounts of Lux Holdco maintained in Luxembourg, the term “Control Agreement” shall be deemed to refer to a Lux Account Pledge Agreement.

“Cost” means in respect of any Quail Rental Assets, the net cost of such Quail Rental Assets to Quail Tools after all cash and other discounts or other allowances which were allowed or taken by Quail Tools against the purchase price of such Quail Rental Assets.

“Credit Extension” means each of the following: (a) the making of a Loan and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Parent Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer or any Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Parent Borrower, the Administrative Agent or the L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Parent Borrower, to confirm in writing to the Administrative Agent and the Parent Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Parent Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) becomes the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Parent Borrower, any L/C Issuer, and each other Lender promptly following such determination.

“Derivatives Counterparty” has the meaning specified in Section 7.6.

“Designated Borrower” has the meaning specified in the introductory paragraph hereto.

“Designated Borrower Notice” has the meaning specified in Section 2.14.

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.14.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Dilution Percent” means the percent, determined for the Borrowers most recent fiscal quarter, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts, divided by (b) gross sales.

“Dilution Reserve” means the aggregate amount of reserves in an amount equal to the Value of the Eligible Domestic Accounts Receivable multiplied by 1.0% for each percentage point (or portion thereof) that the Dilution Percent exceeds 5.0%.

“DIP Credit Agreement” has the meaning specified in the preliminary statements hereto.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disposition Reserve” means any reserve in respect of any Disposition of Borrowing Base Collateral outside the Ordinary Course of Business established by the Administrative Agent in its Permitted Discretion.

“Disqualified Stock” means any Equity Interests that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Equity Interests), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Equity Interests, in whole or in part, in each case, on or prior to the date that is 91 days after the date (a) which is the Maturity Date or (b) on which there are no Obligations outstanding; provided that only the portion of Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, that if such Equity Interests is issued to any employee or to any plan for the benefit of employees of the Parent Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Equity Interests of such Person that by its terms requires such Person to satisfy its obligations thereunder by delivery of Equity Interests that is not Disqualified Stock shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Stock solely because the holders of the Equity Interests have the right to require the Parent Borrower to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Equity Interests provide that the Parent Borrower may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to obtaining any waiver or amendment to this Agreement required to permit such repurchase or redemption.

“Division” has the meaning specified in Section 1.11.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Dominion Account” means a special account established by a Borrower at Bank of America or another bank acceptable to the Administrative Agent, over which the Administrative Agent will have exclusive dominion and control for withdrawal purposes at any time; provided that, the applicable Borrower may access the funds in the Dominion Account until such time as a Cash Dominion Trigger Period exists.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.6(b)(v) and (b)(vi) (subject to such consents, if any, as may be required under Section 10.6(b)(iii)).

“Eligible Domestic Accounts Receivable” means Accounts of the Borrowers, invoiced from operations in the United States, payable in Dollars and meeting the criteria specified below. In determining the amount to be so included, the face amount of such Accounts shall exclude any such Accounts that the Administrative Agent determines to be ineligible in its Permitted Discretion. Unless otherwise approved in writing by the Administrative Agent, no Account of a Borrower shall be deemed to be an Eligible Domestic Account Receivable if:

(a) it arises out of a sale or rendition made by a Borrower to an Affiliate; or

(b) (i) in the case of any Account due to any Borrower from an Account Debtor other than a Qualified Account Debtor, it is unpaid more than (A) 60 days after the original payment due date and/or (B) 90 days after the original invoice date and (ii) in the case of any Account due to any Borrower from an Account Debtor (or any Affiliate thereof) whose long-term unsecured debt obligations are rated at least A2 by Moody’s or A by S&P (each, a “Qualified Account Debtor”), it is unpaid for more than (A) 90 days after the original payment due date and/or (B) 120 days after the original invoice date; or

(c) it is from the same Account Debtor (or any Affiliate thereof) and fifty percent (50%) or more, in face amount, of all Accounts from such Account Debtor (and any Affiliate thereof) due to the Borrowers are ineligible pursuant to clause (b) above; or

(d) the Account due to a Borrower, when aggregated with all other Eligible Domestic Accounts Receivable of such Account Debtor (and any Affiliate thereof) due to all of the Borrowers, exceeds fifteen percent (15%) (or such higher percentage as the Administrative Agent may establish for any Account Debtor from time to time in its Permitted Discretion) in face value of all Eligible Domestic Accounts Receivable of the Borrowers combined then outstanding, to the extent of such excess; provided, to the extent that such Account is otherwise deemed to be an Eligible Domestic Account Receivable, that if such Account is supported or secured by an irrevocable letter of credit in form and substance reasonably satisfactory to the Administrative Agent, issued or confirmed by a financial institution reasonably satisfactory to the Administrative Agent, and duly transferred to the Administrative Agent (together with sufficient documentation to permit direct draws by the Administrative Agent), it shall be excluded to the extent of the face amount of such letter of credit for the purposes of such calculation; or

(e) (i) the Account Debtor is also a creditor of a Borrower, (ii) the Account Debtor has disputed its liability on, or the Account Debtor has made any claim with respect to, such Account or any other Account due from such Account Debtor to a Borrower, which has not been resolved or (iii) the Account otherwise is or may reasonably be expected to become subject to any right of setoff by the Account Debtor or with respect to which any other claim, counterclaim, chargeback, credit, defense, dispute, deduction, discount, recoupment, reserve, rebate, allowance or offset has been, or may reasonably be expected to be, asserted; provided that any Account deemed ineligible pursuant to this clause (e) shall only be ineligible to the extent of the amount owed by such Borrower to the Account Debtor, the amount of such dispute or claim, or the amount of such setoff, other claim, counterclaim, chargeback, credit, defense, dispute, deduction, discount, recoupment, reserve, rebate, allowance or offset, as applicable; provided further, that the portion of any Account that would otherwise be deemed ineligible pursuant to this clause (e) shall not be deemed ineligible pursuant to this clause (e) to the extent (i) supported or secured by an irrevocable letter of credit in form and substance reasonably satisfactory to the Administrative Agent, issued or confirmed by a financial institution reasonably satisfactory to the Administrative Agent, and duly transferred to the Administrative Agent (together with sufficient documentation to permit direct draws by the Administrative Agent) or (ii) subject to a no-offset letter in form and substance reasonably satisfactory to the Administrative Agent; or

(f) the Account Debtor has commenced a voluntary case under any Debtor Relief Law, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction over the Account Debtor in an involuntary case under any Debtor Relief Law, as now constituted or hereafter amended, or if any other petition or other application for relief under any Debtor Relief Law has been filed by or against the Account Debtor, or if the Account Debtor has filed a certificate of dissolution under applicable state law or shall be liquidated, dissolved or wound-up, or shall authorize or commence any action or proceeding for dissolution, winding-up or liquidation, or if the Account Debtor has failed, suspended business, is insolvent, has declared itself to be insolvent, is generally not paying its debts as they become due or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs (any such act or event an “Act of Bankruptcy”) unless (i) (x) a court presiding and having primary jurisdiction over the applicable Act of Bankruptcy has entered an order or decree making the applicable Borrower a “critical vendor”, and such order or decree is reasonably acceptable to the Administrative Agent and (y) such Account Debtor has obtained adequate post-petition financing to pay the Accounts of such Borrower in the sole discretion of the Administrative Agent and (ii) either (A) the payment of Accounts from such Account Debtor is secured by assets of, or guaranteed by, in either case in a manner satisfactory to the Administrative Agent, a Person with respect to which an Act of Bankruptcy has not occurred and that is acceptable to the Administrative Agent; (B) if the Account from such Account Debtor arises subsequent to a decree or order for relief with respect to such Account Debtor under any Debtor Relief Law, as now or hereafter in effect, the Administrative Agent shall have determined that the timely payment and collection of such Account will not be impaired; or (C) the payment of such Account is supported or secured by an irrevocable letter of credit in form and substance satisfactory to the Administrative Agent, issued or confirmed by a financial institution satisfactory to the Administrative Agent, and duly transferred to the Administrative Agent (together with sufficient documentation to permit direct draws by the Administrative Agent); or

(g) the sale is to an Account Debtor outside of the United States unless (i) such Account Debtor is a Qualified Account Debtor, (ii) such Account Debtor has supplied the applicable Borrower with an irrevocable letter of credit in form and substance satisfactory to the Administrative Agent, issued or confirmed by a financial institution satisfactory to the Administrative Agent and which has been duly transferred to the Administrative Agent (together with sufficient documentation to permit direct draws by the Administrative Agent); or (iii) such Account is fully insured by credit insurance satisfactory to the Administrative Agent; provided that the maximum aggregate amount of Accounts eligible under (i), (ii) and (iii) above shall not exceed $2,500,000 at any time; or

(h) the sale to the Account Debtor is on a bill-and-hold, cash-on-delivery, guarantied sale, sale-and-return, sale on approval or consignment basis or made pursuant to any other written agreement providing for repurchase or return or from a sale for personal, family or household purposes; or

(i) the Administrative Agent determines in its Permitted Discretion that collection of such Account is insecure or that such Account may not be paid by reason of the Account Debtor’s financial inability to pay; or

(j) the Account Debtor is the United States of America, any State or any political subdivision, department, agency or instrumentality thereof, unless such Borrower duly assigns its rights to payment of such Account to the Administrative Agent pursuant to the Collateral Assignment of Claims Act of 1940 (31 U.S.C. § 3727 et seq.) or complies with any similar State or local law as the Administrative Agent shall require; or

(k) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by such Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale (except to the extent that such Account arises from a leasing transaction); or

(l) any documentation relating to the Account fails to comply in any material respect with all applicable legal requirements, including, where applicable, the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System; or

(m) the Administrative Agent does not have a valid and perfected first priority security interest in such Account or such Account is subject to any Lien (other than Permitted Liens) or the Account does not otherwise conform to the covenants, representations and warranties contained in the Credit Agreement, any Collateral Document or any of the other Loan Documents with respect to Accounts; or

(n) it is subject to any adverse security deposit, progress payment, retainage (so long as such retainage is not then due and payable) or other similar advance made by or for the benefit of the applicable Account Debtor; provided that any Account deemed ineligible pursuant to this clause (n) shall only be ineligible to the extent of the amount of any such deposit, payment, retainage or other similar advance; or

(o) it is evidenced by or arises under any instrument or chattel paper, or it has been reduced to judgment; or

(p) the Account Debtor has a presence in a State requiring the filing of Notice of Business Activities Report or similar report in order to permit the applicable Borrower to seek judicial enforcement in such State of payment of such Account unless such Borrower has qualified to do business in such State or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost; or

(q) it arises from progress billings or other billing arrangements such that the obligation of the Account Debtor with respect to such Account is conditioned upon such Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto; or

(r) the Account Debtor is subject to Sanctions or listed on any specially designated nationals list maintained by OFAC; or

(s) it includes a billing for interest, fees or late charges, but only to the extent thereof; or

(t) it is deemed by the Administrative Agent in its Permitted Discretion to be otherwise ineligible.

“Eligible Rental Equipment” means the appraised Quail Rental Assets. Unless otherwise approved in writing by the Administrative Agent, no Quail Rental Assets shall be Eligible Rental Equipment unless: (i) it is owned solely by Quail Tools and Quail Tools has good, valid and marketable title thereto; (ii) it is at all times subject to the Administrative Agent’s valid and duly perfected first priority security interest granted pursuant to the Security Agreement and no other Lien (other than (x) any Permitted Liens or (y) any Lien of a landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possess any Quail Rental Assets unless a Lien Waiver or a Rent and Charges Reserve with respect thereto is required and exists, in each case in accordance with clause (ii)

of the following sentence); (iii) Quail Tools shall at all times have title to such Quail Rental Assets and shall have the ability to direct the disposition thereof (subject only to the rights of any lessee under any lease in effect with respect to such Quail Rental Assets) and such Quail Rental Asset is not located outside the continental United States, Alaska or the Gulf of Mexico waters subject to U.S. state or federal jurisdiction; (iv) it is not obsolete, unmerchantable, slow moving, in other than good working order and condition (ordinary wear and tear excepted), in each case, as determined by the Administrative Agent in its Permitted Discretion; (v) it conforms in all respects to the covenants, warranties and representations set forth in this Agreement or any other Collateral Document with respect to Quail Rental Assets; (vi) is not subject to any agreement that restricts the ability of Quail Tools to use, sell, transport or dispose of such Quail Rental Assets (other than this Agreement or any other Loan Document or Indebtedness permitted under Section 7.3(m) or any Refinancing Debt in respect thereof) or that restricts the Administrative Agent’s ability to take possession of, sell or otherwise dispose of such Quail Rental Assets (subject only to the rights of any lessee under any lease in effect with respect to such Quail Rental Assets); or (vii) it does not constitutes “fixtures” under the applicable Laws of the jurisdiction in which such Quail Rental Assets is located. In no event shall Eligible Rental Equipment include (i) any Quail Rental Assets held under a Vendor Lease, (ii) any Quail Rental Assets held at a non-owned property (other than Quail Rental Assets on active lease located at customer locations in the Ordinary Course of Business) unless the lessor or such Person in possession of the Quail Rental Assets has delivered a Lien Waiver (except if a Rent and Charges Reserve for amounts due or to become due with respect to such facility has been established by Administrative Agent in its Permitted Discretion); provided that a Lien Waiver shall not be required in connection with any Quail Rental Asset that is temporarily (A) located on leased premises, (B) held by a warehouseman, processor, shipper, broker or freight forwarder, or (C) held by a repairman, mechanic or bailee, in each case for a period of less than 60 days (it being understood that the Administrative Agent may still impose a Rent and Charges Reserve in such circumstances in its Permitted Discretion), (iii) any Quail Rental Asset that is being held for sale or is not used or held for use by Quail Tools in the Ordinary Course of Business, or (iv) any Quail Rental Assets otherwise deemed ineligible by the Administrative Agent in its Permitted Discretion.

“Eligible Unbilled Domestic Accounts Receivable” means Accounts of the Borrowers, other than Eligible Domestic Accounts Receivable, which would qualify as an Eligible Domestic Account Receivable except that the invoice with respect thereto has not yet been submitted to the Account Debtor, so long as the period following the date on which a Borrower recognizes such Account in its books and records and prior to the date of the issuance of the invoice with respect thereto is less than 30 days.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, codes, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, governmental agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment, including those related to air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent Borrower, any other Loan Party or any of their respective Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 or 430 of the Code or Section 302 or 303 of ERISA).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Parent Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Parent Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar Base Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b) for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, or a Base Rate Loan the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate	=	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

provided that, if the Eurodollar Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Account” means (i) any deposit account, securities account or commodities account exclusively used for payroll, payroll taxes and other employee wage and benefit payment to or for the benefit of the Parent Borrower’s or any Subsidiary’s salaried employees in each case as long as such account remains a zero-balance account or, with respect to any such account maintained in Louisiana, constitutes an Immaterial Account on each Business Day other than the Business Day immediately preceding the payment of payroll and (ii) any deposit account, trust account, escrow account or security deposit established pursuant to statutory obligations or for the payment of taxes or holding funds in trust for third parties not affiliated with the Parent Borrower in the Ordinary Course of Business or in connection with acquisitions, investments or dispositions permitted under this Agreement, deposits in the Ordinary Course of Business in connection with workers’ unemployment insurance and other types of social security and escrow accounts established pursuant to contractual obligations to third parties not affiliated with the Parent Borrower for casualty payments and insurance proceeds.

“Excluded Foreign Subsidiary” means (a) Lux Holdco and (b) any other Foreign Subsidiary the primary assets of which are Equity Interests of Domestic Subsidiaries.

“Excluded Subsidiaries” means: (a) (i) any Foreign Subsidiary (other than an Excluded Foreign Subsidiary), (ii) any CFC Holdco or (iii) any Domestic Subsidiary owned by any Foreign Subsidiary (other than an Excluded Foreign Subsidiary), (b) any Domestic Subsidiary designated by the Parent Borrower by written notice to the Administrative Agent as an “Excluded Subsidiary” and certified by a Responsible Officer of the Parent Borrower to the Administrative Agent that (i) such Domestic Subsidiary has no material assets other than Equity Interests of one or more other Excluded Subsidiaries or (ii) substantially all of such Domestic Subsidiary’s revenues for the fiscal year most recently ended were generated (or, in the case of a newly-formed or acquired Subsidiary, are intended by the Parent Borrower to be generated in the current fiscal year) from assets, including rigs and equipment, located outside of the United States (including located outside the territorial waters of the United States) and/or contracts performed primarily outside of the United States (including performed outside of the territorial waters of the United States); provided, that a Subsidiary shall cease to be an Excluded Subsidiary if (and for so long as) either (x) it provides a guaranty of the Term Loan Obligations or any other Junior Loan Obligations or (y) ceases to satisfy the requirements set forth in clause (b)(i) or (ii) above, (c) any Subsidiary that is prohibited by law, regulation or contractual obligation (provided that such contractual obligation existed at the time such Subsidiary was acquired and was not entered into in contemplation of such acquisition) from providing a Guarantee under the Guaranty or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such Guarantee or where the provision of such Guarantee would result in material adverse tax consequences as reasonably determined by the Parent Borrower in consultation with the Administrative Agent, (d) special purpose entities used for permitted securitization facilities, if any, (e) any not for profit Subsidiary and (f) any Subsidiary to the extent that the burden or cost of providing a Guarantee under the Guaranty outweighs the benefit afforded thereby as reasonably determined by the Administrative Agent and the Parent Borrower.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 3.8 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all Guaranties of such Guarantor’s Swap Obligations by other Loan Parties) at the time of the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment or required to be withheld or deducted from a payment to such recipient, (a) Taxes imposed on or measured by net income (however denominated), branch profits Taxes, and franchise Taxes, in each case, (i) imposed as a result of such recipient being organized under the Laws of, or having its principal office or, in the case of any Lender or L/C Issuer, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender or L/C Issuer, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender or L/C Issuer with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender or L/C Issuer acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Parent Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.1(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender or L/C Issuer’s assignor immediately before such Lender or L/C Issuer became a party hereto or to such Lender or L/C Issuer immediately before it changed its Lending Office, (c) Taxes attributable to such recipient’s failure to comply with Section 3.1(e), and (d) any U.S. federal withholding Taxes imposed by FATCA.

“Existing Letters of Credit” means each letter of credit described in Schedule 1.1(a) attached hereto.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated December 12, 2018, among the Parent Borrower, the Administrative Agent and the Arrangers.

“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

“Foreign Benefit Event” means, with respect to any Foreign Plan or Foreign Government Scheme or Arrangement, (i) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan or Foreign Government Scheme or Arrangement; (ii) the failure to register or loss of good standing (if applicable) with applicable regulatory authorities of any such Foreign Plan or Foreign Government Scheme or Arrangement required to be registered; or (iii) the failure of any Foreign Plan or Foreign Government Scheme or Arrangement to comply with any provisions of applicable law and regulations or with the terms of such Foreign Plan or Foreign Benefit Arrangement.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.12(d).

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Plan” has the meaning specified in Section 5.12(d).

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the Outstanding Amount of all outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means the Parent Borrower, any other Borrower and the Subsidiary Guarantors.

“Guaranty” means that certain Guaranty Agreement dated as of the Closing Date (as amended, restated, supplemented or otherwise modified from time to time), together with each other guaranty and guaranty supplement delivered pursuant to Section 6.9.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes regulated pursuant to, or could give rise to liability under, any Environmental Law due to their harmful or deleterious properties.

“Hedge Bank” means (a) any Person that, at the time it enters into a Swap Contract permitted under Article VI or VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract and (b) any Lender or Affiliate of a Lender that is party to a Swap Contract with the Parent Borrower or one of its Subsidiaries as of the Closing Date or the date that such Person or such Person’s Affiliate becomes a Lender hereunder.

“Honor Date” has the meaning specified in Section 2.3(c)(i).

“Immaterial Account” means any account in which the aggregate amount on deposit (or, in the case of any securities account, the total fair market value of all securities held in such account) does not at any time exceed $25,000; provided, that if the aggregate amount on deposit (or, in the case of any securities account, the total fair market value of all securities held) at all such Immaterial Accounts exceeds $250,000, Parent Borrower shall provide notice to the Administrative Agent identifying one or more of such Immaterial Accounts which shall no longer be considered an Immaterial Account such that after giving effect thereto, the aggregate amount on deposit (or, in the case of any securities account, the total fair market value of all securities held) at all such Immaterial Accounts is equal to or less than $250,000.

“Immaterial Subsidiary” means any Subsidiary designated by the Parent Borrower, by written notice to the Administrative Agent, as an “Immaterial Subsidiary”; provided, that (a) no Subsidiary may be so designated unless such Subsidiary (i) generated less than 2.5% of Consolidated EBITDA for the last Measurement Period, (ii) owned assets that have an aggregate fair market value less than 2.5% of Consolidated Tangible Assets of the Parent Borrower and its Subsidiaries as of the end of such Measurement Period and (iii) owns no direct Equity Interests in any Loan Party and (b) any Subsidiary shall automatically cease to be an Immaterial Subsidiary if at the end of any subsequent Measurement Period such Subsidiary would not meet the requirements set forth in the foregoing clause (a). Notwithstanding anything to the contrary herein, it is acknowledged and agreed that as of the Closing Date Parker Drilling International Holding Company, LLC, a Delaware limited liability company, Parker Drilling Investment Company, an Oklahoma corporation, and PKD Sales Corporation, an Oklahoma corporation, each constitute an Immaterial Subsidiary.

“Incurrence Date” means the date on which any Junior Loan Obligations are incurred or are to be incurred.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money;

(b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) trade payables incurred in the ordinary course of such Person’s business, and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet or such Person in accordance with GAAP and if not paid after becoming due and payable);

(c) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property);

(e) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities;

(g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire, defease or otherwise acquire for value (other than through the issuance of common stock of such Person) any Equity Interest in such Person or any other Person, other than any such obligations the payment of which would be permitted by Section 7.6(d); provided that such obligations to acquire Equity Interests after 91 days after the Maturity Date shall not be Indebtedness for purposes of this clause (g);

(h) all Guarantees of such Person in respect of any of the foregoing;

(i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person (other than a Lien of the type described in Section 7.1(t)), whether or not such Person has assumed or become liable for the payment of such obligation; provided, however, if such Indebtedness is limited in recourse solely to such Property, then the amount of such Indebtedness for purposes of this Agreement will not exceed the fair market value of such Property; and

(j) for purposes of Section 8.1(e) only, net obligations of such Person under any Swap Contract.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. Notwithstanding the foregoing, Indebtedness shall not include any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.4(b).

“Information” has the meaning specified in Section 10.7.

“Initial Projections” has the meaning specified in Section 4.1(a)(xvii).

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, trade dress, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Closing Date, by and between the Administrative Agent and the Term Loan Agent, and acknowledged by the Loan Parties, as amended restated, modified, supplemented, extended, increased, renewed or replaced in any manner.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the first day of each January, April, July and October and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Parent Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person (including by way of Guarantee or otherwise), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Parent Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to any such Letter of Credit.

“Junior Loan Documents” means any agreements, instruments or documents evidencing and/or governing any Junior Loan Obligations other than Term Loan Obligations.

“Junior Loan Obligations” means (a) the Term Loan Obligations, (b) any other Indebtedness that is secured by a Lien that is subordinated to the Liens securing the Obligations on terms satisfactory to the Administrative Agent or that is unsecured and (c) Capitalized Amounts in respect of or attributable to the Indebtedness described in the preceding clauses (a) and (b).

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements or determination of an arbitration with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) in respect of the Existing Letters of Credit only, Bank of America and (b) in respect of each Letter of Credit issued hereunder on or after the Closing Date, (1) Bank of America in its capacity as an issuer of Letters of Credit hereunder, (2) Deutsche Bank AG New York Branch in its capacity as an issuer of Letters of Credit hereunder, (3) any other Lender from time to time designated by the Parent Borrower as an L/C Issuer with the consent of such Lender and the Administrative Agent, or (4) any successor issuer of Letters of Credit hereunder.

“L/C Issuer Sublimit” means (i) $15,000,000 in the case of Bank of America, and (ii) $15,000,000 in the case of Deutsche Bank AG New York Branch, as such amounts may be adjusted from time to time by the agreement of the L/C Issuers.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.9. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Parent Borrower and the Administrative Agent.

“Letter of Credit” means any standby or commercial letter of credit, foreign guaranty, documentary banker’s acceptance, indemnity, reimbursement agreement or similar instrument issued by an L/C Issuer hereunder for the account or benefit of Parent Borrower or its Subsidiaries and shall be deemed to include the Existing Letters of Credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.3(i).

“Letter of Credit Sublimit” means an amount equal to $30,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments hereunder.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” has the meaning specified in Section 2.15.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, as agreed between the Administrative Agent and the Parent Borrower, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent agrees with the Parent Borrower).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Lien Waiver” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent, by which (a) for any Quail Rental Assets located on leased premises, the lessor waives or subordinates any Lien it may have on such Quail Rental Assets, and agrees to permit the Administrative Agent to enter upon the premises and remove such Quail Rental Assets or to use the premises to store or dispose of such Quail Rental Assets; (b) for any Quail Rental Assets held by a warehouseman, processor, shipper, broker or freight forwarder, such Person waives or subordinates any Lien it may have on such Quail Rental Assets, agrees to hold any documents in its possession relating to such Quail Rental Assets as agent for the Administrative Agent, and agrees to deliver such Quail Rental Assets to the Administrative Agent upon request; (c) for any Quail Rental Assets held by a repairman, mechanic or bailee, such Person acknowledges the Administrative Agent’s Lien, waives or subordinates any Lien it may have on such Quail Rental Assets, and agrees to deliver such Quail Rental Assets to the Administrative Agent upon request or permit the Administrative Agent to take possession of such Quail Rental Assets and (d) for any Quail Rental Assets subject to a licensor’s intellectual property rights, the licensor grants to the Administrative Agent the right, vis-à-vis such licensor, to enforce the Administrative Agent’s Liens with respect to the Quail Rental Assets, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable license. Notwithstanding the foregoing, a Lien Waiver shall not be required to be delivered in connection with any Quail Rental Assets that are temporarily (i) located on leased premises, (ii) held by a warehouseman, processor, shipper, broker or freight forwarder, or (iii) held by a repairman, mechanic or bailee, in each case for a period of less than 60 days.

“Line Cap” means, as of any date of determination, the lesser of (a) the Aggregate Commitments and (b) the Borrowing Base then in effect.

“Liquidity” means, as of any date of determination, the sum of (a) all domestic unrestricted cash of the Borrowers held in the Liquidity Account (provided that the amount of Liquidity contributed pursuant to this clause (a) shall not exceed $10,000,000) and (b) Availability.

“Liquidity Account” means the deposit account number XXXXXX6694 maintained with Bank of America; provided that, such deposit account is subject to no Liens other than the Administrative Agent’s first priority security interest and, subject to the Intercreditor Agreement, Liens permitted under Sections 7.1(q)(ii) and (w).

“Loan” means any loan made by the Lenders pursuant to this Agreement, including loans made pursuant to Section 2.1 and any Protective Advance.

“Loan Documents” means, collectively, this Agreement, each Designated Borrower Request and Assumption Agreement, the Notes, the Guaranty, the Collateral Documents, the Fee Letter, the Intercreditor Agreement and each Issuer Document, and, in each case, all other agreements and certificates (including, without limitation, any perfection certificates) executed by a Loan Party in connection with this Agreement (exclusive of commitment letters and term sheets pertaining to this Agreement as in effect on the Closing Date, and, for the avoidance of doubt, any Secured Cash Management Agreement and any Secured Hedge Agreement).

“Loan Parties” means, collectively, Parent Borrower, any other Borrower and each Subsidiary Guarantor.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Lux Account Pledge Agreement” means a first ranking Luxembourg law account pledge agreement, in form and substance reasonably satisfactory to the Administrative Agent, entered into between Lux Holdco as pledgor and the Administrative Agent as security agent in respect of any Luxembourg accounts of Lux Holdco (other than an Excluded Account or Immaterial Account).

“Lux Holdco” means PD Holdings Domestic Company S.a.r.l., a société à responsabilité limitée (private limited liability company) incorporated and validly existing under the laws of Luxembourg, having its registered office at 8-10, avenue de la Gare, L-1610 Luxembourg, Grand-Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de commerce et des Sociétés) (the “RCS”) under number B227202.

“Lux Receivables Pledge Agreement” means a first ranking Luxembourg law receivables pledge agreement, in substantially the form of Exhibit L hereto, that may be entered into between Lux Holdco as pledgor, the applicable debtor and the Administrative Agent, as security agent, after the Closing Date.

“Lux Security Agreements” means, collectively, the Lux Share Pledge Agreement, any Lux Account Pledge Agreement and any Lux Receivables Pledge Agreement.

“Lux Share Pledge Agreement” means a first ranking Luxembourg law share pledge agreement dated on or about the date hereof and entered into between Parker North America Operations, LLC, as pledgor, the Administrative Agent as security agent and Lux Holdco as company, in relation to all outstanding Equity Interests of Lux Holdco.

“Material Adverse Effect” means any event, development or circumstance that has had or could reasonably be expected to have (a) a material adverse effect upon the business, assets, properties or financial condition of the Parent Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity or enforceability against any Loan Party of any material provision of any Loan Document to which it is a party.

“Material Subsidiary” means (a) Lux Holdco, (b) any Subsidiary that directly or indirectly owns Equity Interests of a Borrower and (c) each Domestic Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” means March 26, 2023; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Parent Borrower and its Subsidiaries for which financial statements are required to have been delivered pursuant to Section 6.1(a) or (b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means any first preferred fleet mortgage (as amended from time to time) in form and substance reasonably satisfactory to the Administrative Agent and executed and recorded on or after the date hereof over a Specified Barge Rig which is pledged to the Administrative Agent, as trustee, for security of the Obligations, in each case, as may be amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Parent Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Amount” means with respect to any Account at any time, the face amount of such Account on any date less (to the extent not otherwise deducted pursuant to the definition of “Eligible Domestic Accounts Receivable”) any and all returns, rebates, discounts (which may, at the Administrative Agent’s option, be calculated on shortest terms), credits, allowances or taxes (including any sales, excise or other taxes) at any time issued, owing, claimed by any Account Debtor, granted, outstanding or payable in connection with, or any interest accrued on the amount of, such Account at such time.

“Net Book Value” means (i) Cost minus (ii) accumulated depreciation calculated (A) in accordance with GAAP and (B) consistently with the Borrowers’ accounting practices as of the Closing Date.

“Net Cash Proceeds” means, in connection with any issuance or sale of debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Equipment OLV” means, as reasonably determined by the Administrative Agent in good faith based on the most recent appraisal conducted prior to the Closing Date or conducted pursuant to Section 6.12 after the Closing Date, the appraised value of the Eligible Rental Equipment that is estimated to be recoverable in an orderly liquidation of such equipment (less applicable freight and duty charges, if any), net of liquidation expenses.

“Net Loss Proceeds” means, in connection with any Casualty Event, all insurance proceeds or other amounts actually received, less any deductibles applied or to be paid and any costs and expenses incurred in the collection thereof.

“Non-Consenting Lender” has the meaning set forth in Section 10.1.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.3(b)(iii).

“Non-JLO Indebtedness” means all Indebtedness of the Parent Borrower and its Subsidiaries other than (a) Junior Loan Obligations and (b) Indebtedness of the type described in clause (f) of the definition of “Indebtedness”, except to the extent such Indebtedness has been drawn and not reimbursed.

“Non-Recourse Debt” means Indebtedness and other obligations of the Parent Borrower or any Subsidiary incurred for the purpose of financing all or any part of the purchase price or cost of construction, design, repair, replacement, installation, or improvement of property, plant or equipment used in the business of the Parent Borrower or such Subsidiary with respect to which:

(a) the holders of such Indebtedness and other obligations agree that they will look solely to the property so acquired or constructed and securing such Indebtedness (plus improvements, accessions, proceeds or distributions and directly related general intangibles) and other obligations, and neither the Parent Borrower nor any Subsidiary (i) provides any direct or indirect credit support, including any undertaking, agreement or instrument that would constitute Indebtedness or (ii) is otherwise directly or indirectly liable for such Indebtedness; and

(b) no default with respect to such Indebtedness or obligations would cause, or permit (after notice or passage of time or otherwise), according to the terms thereof, any holder (or any representative of any such holder) of any other Indebtedness of the Parent Borrower or such Subsidiary equal to or in excess of the Threshold Amount to declare a default on such Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund or scheduled maturity.

“Note” means a promissory note made by the Borrowers in favor of a Lender or its registered assigns evidencing Loans made by such Lender to the Borrowers, substantially in the form of Exhibit C, or an amended, restated or replacement note otherwise reasonably satisfactory to the Administrative Agent.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, that (a) obligations of the Parent Borrower or any Subsidiary under any Secured Cash Management Agreement or Secured Hedge Agreement shall constitute “Obligations” hereunder only until the Termination Date, (b) any release of Collateral or Loan Parties (other than the Parent Borrower) effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under the Secured Cash Management Agreements and Secured Hedge Agreements, and (c) the Obligations shall exclude any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Ordinary Course of Business” means with respect to any transaction involving any Person, the ordinary course of such Person’s business, as conducted by such Person in accordance with past practices and undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization or deed of incorporation and operating agreement or articles of association; and (c) with respect to any partnership, limited partnership, joint venture, trust or other form of business entity, the partnership, limited partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Lender or L/C Issuer, Taxes imposed as a result of a present or former connection between such Lender or L/C Issuer and the jurisdiction imposing such Tax (other than connections arising from such Lender or L/C Issuer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, registration, filing or similar Taxes or any other excise or property or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except (i) any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 3.6), and (ii) any such stamp, registration and other similar Taxes payable in connection with a registration by the Administrative Agent of any Loan Document (and/or any document in relation thereto) in the Grand Duchy of Luxembourg if such registration is not necessary to enforce the rights of the Administrative Agent or obligations of any party under the Loan Document (and/or any document in relation thereto).

“Outstanding Amount” means (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; (b) with respect to any L/C Obligations on any date that are not Cash Collateralized, the Dollar Equivalent of the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Parent Borrower” has the meaning specified in the introductory paragraph hereto.

“Participant” has the meaning specified in Section 10.6(d).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with any EMU Legislation.

“Payment Conditions” means, in the case of Acquisitions, Investments, prepayments of Indebtedness and Restricted Payments, that no Default or Event of Default has occurred and is continuing or would result therefrom and satisfaction of the following:

(a) with respect to Acquisitions and Investments, either:

(i) Availability shall be higher than the greater of (A) 20% of the Line Cap and (B) $25,000,000, in each case on a pro forma basis for each day during the consecutive 30-day period immediately preceding such transaction and after giving effect thereto as though such Acquisition or Investment (and any Loans being requested to fund any part thereof) had been made on the first day of such 30-day period;

(ii) both (A) the pro forma Consolidated Fixed Charge Coverage Ratio after giving effect to such transaction shall be greater than 1.00 to 1.00 for the most recently reported Measurement Period, and (B) Availability shall be higher than the greater of (1) 15% of the Line Cap and (2) $20,000,000, in the case of this subclause (B) on a pro forma basis for each day during the consecutive 30-day period immediately preceding such transaction and after giving effect thereto as though such Acquisition or Investment (and any Loans being requested to fund any part thereof) had been made on the first day of such 30-day period; or

(iii) both (A) the Outstanding Amount of Loans shall be $0 immediately before and immediately after giving effect thereto and (B) Liquidity (calculated without regard to the parenthetical contained in clause (a) of the definition of “Liquidity”) after giving effect to such Acquisition or Investment shall be no less than $75,000,000;

(b) with respect to Restricted Payments and prepayments of Indebtedness, either:

(i) Availability shall be higher than the greater of (A) 22.5% of the Line Cap and (B) $30,000,000, in each case on a pro forma basis for each day during the consecutive 30-day period immediately preceding such Restricted Payment or prepayment of Indebtedness and after giving effect thereto as though such Restricted Payment or prepayment of Indebtedness (and any Loans being requested to fund any part thereof) had been made on the first day of such 30-day period; or

(ii) both (A) the Pro Forma Consolidated Fixed Charge Coverage Ratio after giving effect to such transaction shall be greater than 1.00 to 1.00 for the most recently reported Measurement Period, and (B) Availability shall be higher than the greater of (1) 17.5% of the Line Cap and (2) $22,500,000, in the case of this subclause (B) on a pro forma basis for each day during the consecutive 30-day period immediately preceding such Restricted Payment or prepayment of Indebtedness and after giving effect thereto as though such Restricted Payment or prepayment of Indebtedness (and any Loans being requested to fund any part thereof) had been made on the first day of such 30-day period; and

(c) in any case under (a) or (b) above, delivery to Administrative Agent at least three (3) Business Days and not more than five (5) Business Days (or such shorter or longer period of time, as applicable, as may be agreed by the Administrative Agent in its sole discretion) prior to the date of the proposed Acquisition, prepayment of Indebtedness, or Restricted Payment of a certificate of the Borrower signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower giving notice of the intent to consummate such Acquisition, prepayment of Indebtedness, or Restricted Payment and certifying compliance with the applicable foregoing conditions (including calculations of Availability for the applicable days and, if applicable, of the Pro Forma Consolidated Fixed Charge Coverage Ratio).

“Payment Items” means each check, draft or other item payable to a Borrower, including those constituting proceeds of any Collateral.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Parent Borrower or any ERISA Affiliate or to which the Parent Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means any Acquisition by a Loan Party that satisfies each of the following requirements:

(a) no Default or Event of Default exists and the Acquisition could not reasonably be expected to cause a Default or Event of Default immediately after giving effect thereto;

(b) the Acquisition is not hostile;

(c) the lines of business of the Person to be (or the Property of which is to be) so purchased or otherwise acquired shall be substantially the same as, or complimentary or ancillary to, or an expansion of, the lines of business then conducted by the Parent Borrower and its Subsidiaries in the ordinary course;

(d) the requirements of Section 6.9 are satisfied;

(e) the applicable Payment Conditions are satisfied before and after giving effect thereto; and

(f) the Borrower shall have delivered to the Administrative Agent and each Lender, at least three (3) Business Days (or such shorter period of time as may be agreed by the Administrative Agent in its sole discretion) prior to the date on which any such Acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the foregoing requirements have been satisfied or will be satisfied on or prior to the date on which such Acquisition is consummated.

“Permitted Discretion” means a determination made in the exercise, in good faith, of reasonable business judgment (from the perspective of a secured, asset-based lender).

“Permitted Investors” means Brigade Capital Management, LLC, Highbridge Capital Management LLC, Whitebox Advisors LLC and Värde Partners and any of their respective Affiliates and accounts, funds or partnerships managed, advised or sub-advised by any of them or any of their respective Affiliates, but not including, however, any portfolio company of any of the foregoing.

“Permitted Junior Loan Obligations” means any Junior Loan Obligations which meet the following requirements: (a) on and as of the Incurrence Date with respect thereto, the principal amount of such Junior Loan Obligations (after giving pro forma effect to the issuance or incurrence thereof and of any other Indebtedness on such Incurrence Date and to the application of the net proceeds therefrom), when added to the aggregate amount of all other Junior Loan Obligations outstanding as of such Incurrence Date (other than Indebtedness of the type described in clause (f) of the definition of “Indebtedness”, except to the extent such facilities have been drawn and not reimbursed), does not exceed an amount equal to (i) the product of (A) Consolidated EBITDA for the most recently ended Measurement Period multiplied by (B) 2.0, minus (ii) the aggregate amount of all Non-JLO Indebtedness as of such Incurrence Date, (b) (i) such Junior Loan Obligations have a scheduled maturity occurring at least 91 days after the Maturity Date and (ii) have no scheduled amortization occurring prior to the Maturity Date and (c) the Junior Loan Documents governing or evidencing such Junior Loan Obligations contain terms (including covenants and events of default but excluding interest rates, interest rate margins, rate floors, fees, funding discounts, original issue discount and redemption or prepayment premiums) no more restrictive, taken as a whole, to the Parent Borrower and its Subsidiaries than those contained in this Agreement.

“Permitted Liens” means (a) as used in the definition of Eligible Domestic Accounts Receivable or Eligible Rental Equipment, any Liens permitted by Sections 7.1(a) (only to the extent then inchoate), (h), (q)(ii) or (w) or (b) for other purposes, any Liens permitted by Section 7.1.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Parent Borrower or any of its Subsidiaries or, with respect to any such plan that is subject to Section 412 or 403 of the Code or Section 302 or 303 or Title IV of ERISA, any ERISA Affiliate.

“Plan of Reorganization” has the meaning specified in the preliminary statements hereto.

“Platform” has the meaning specified in Section 6.2.

“Pledged Equity Interests” has the meaning specified in the Security Agreement.

“pro forma basis” or “pro forma effect” means with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the period of four consecutive Fiscal Quarters, or such other applicable period, ending as of the end of the most recent Fiscal Quarter for which annual or quarterly financial statements shall have been delivered in accordance with the provisions hereof. Further, for purposes of making calculations on a “pro forma basis” hereunder, (x) in the case of any Acquisition, merger or consolidation, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject thereof shall be included to the extent relating to any period prior to the date thereof and (ii) Indebtedness incurred in connection with such Acquisition, merger or consolidation shall be deemed to have been incurred as of the first day of the applicable period, and (y) in the case of a Disposition of all or substantially all of the assets of, or all of the Equity Interests of, a Loan Party or any Subsidiary of the Parent Borrower or any division or product line of a Loan Party or any of the Parent Borrower’s Subsidiaries, income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject thereof shall be excluded to the extent relating to any period prior to the date thereof.

“Pro Forma Consolidated Fixed Charge Coverage Ratio” means the Consolidated Fixed Charge Coverage Ratio, redetermined on a pro forma basis to include any prepayment of Indebtedness or Restricted Payment, as applicable, as a Consolidated Fixed Charge.

“Project Finance Subsidiary” means a Subsidiary that is a special-purpose entity created solely to (i) construct or acquire any asset or project that will be or is financed solely with Project Financing for such asset or project and related equity investments in, loans to, or capital contributions in, such Subsidiary that are not prohibited hereby and/or (ii) own an interest in any such asset or project.

“Project Financing” means Indebtedness and other obligations that (a) are incurred by a Project Finance Subsidiary, (b) are secured by a Lien of the type permitted under Section 7.1(g) and (c) constitute Non-Recourse Debt (other than recourse to the assets of, and Equity Interests in, such Project Finance Subsidiary).

“Projections” has the meaning specified in Section 6.2(c) and includes the Initial Projections.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“Protective Advance” has the meaning specified in Section 2.17.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.2.

“Quail Rental Assets” means all inventory (as defined in the UCC) owned by Quail Tools which is of a type offered for lease in the Ordinary Course of Business as conducted on the Closing Date.

“Quail Tools” means Quail Tools, L.P. an Oklahoma limited partnership.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under § 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Refinanced Indebtedness” has the meaning specified in Section 7.3(g).

“Refinancing Debt” has the meaning specified in Section 7.3(g).

“Register” has the meaning specified in Section 10.6(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, advisors and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 9.6.

“Rent and Charges Reserve” means the aggregate of (a) all past due rent and other amounts owing by a Borrower to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Eligible Rental Equipment or could assert a Lien on any Eligible Rental Equipment; and (b) a reserve as determined in the Administrative Agent in its Permitted Discretion in respect of rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver. Rent payable under Capitalized Leases will not be included in the Rent and Charges Reserve.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means, as of any date of determination, (a) at any time there are two or fewer unaffiliated Lenders, all Lenders, and (b) at any time there are three or more unaffiliated Lenders, Lenders holding more than 50% of the Aggregate Commitments or, if the Aggregate Commitments have expired or terminated, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” means as to any Person, any Law applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resignation Effective Date” has the meaning specified in Section 9.6.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, controller or authorized signatory of a Loan Party and solely for purposes of delivery of incumbency certificates pursuant to Section 4.1 or any similar requirement under any Loan Document, the secretary or any assistant secretary of such Loan Party, (i) with respect to financial matters, the chief financial officer of such Loan Party, (ii) in the case of Compliance Certificates or Borrowing Base Certificates, the chief financial officer, controller or the treasurer of such Loan Party, (iii) for purposes of executing the Loan Documents, the chief executive officer, president, chief financial officer, treasurer, controller or any vice president of a Loan Party and (iv) solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent (and, in each case, for any Loan Party that is a limited partnership, the foregoing individuals of its general partner). Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” has the meaning specified in Section 7.6.

“Revaluation Date” means with respect to any Letter of Credit, each of the following: (a) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (b) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (c) each date of any payment by the applicable L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (d) in the case of all Existing Letters of Credit denominated in Alternative Currencies, the fifth day of the month immediately following the month that includes the Closing Date and (e) such additional dates as the Administrative Agent or the applicable L/C Issuer shall reasonably determine or the Required Lenders shall require.

“Revolving Credit Increase Effective Date” has the meaning specified in Section 2.18(d).

“Revolving Facility Obligations” means all Obligations, other than Obligations in respect of any Secured Cash Management Agreement or Secured Hedge Agreement.

“RSA” means that certain Restructuring Support Agreement dated as of December 12, 2018, by and among the Loan Parties and the Consenting Stakeholders (as defined therein).

“S&P” means S&P Global Ratings, a division of S&P Global, Inc. and any successor thereto.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, or Her Majesty’s Treasury (“HMT”).

“Scheduled Unavailability Date” has the meaning specified in Section 2.15.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank which, if entered into after the Closing Date, has delivered a Secured Party Designation Notice.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VI or VII that is entered into by and between any Loan Party and any Hedge Bank which, if entered into after the Closing Date, has delivered a Secured Party Designation Notice.

“Secured Parties” means, collectively, the Administrative Agent, each other Agent, the Lenders, the L/C Issuers, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.5, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender, substantially in the form of Exhibit G, (a) describing the Secured Cash Management Agreement or Secured Hedge Agreement and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount and (b) agreeing to be bound by Section 9.11.

“Security Agreement” means that certain Pledge and Security Agreement dated as of the Closing Date (as amended, restated, supplemented or otherwise modified from time to time) made by the Loan Parties from time to time party thereto in favor of the Administrative Agent.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Significant Casualty Event” means any Casualty Event where the fair market value of the resulting loss of Property shall be in excess of $5,000,000 (or its equivalent in other currencies), determined as of the date of the occurrence of an applicable Casualty Event; provided that if insurance or other recoveries in connection with such Casualty Event reduce the net loss therefrom to an amount less than $5,000,000, then such Significant Casualty Event shall be deemed not to have occurred and any Casualty Reserve established therefor shall be released.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the Ordinary Course of Business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Barge Rig” has the meaning set forth in the definition of Specified Rigs.

“Specified Land Rig” has the meaning set forth in the definition of Specified Rigs.

“Specified Permitted Reorganization” means, collectively, the reorganization transactions described on Exhibit K attached hereto, and any other related actions that are necessary to implement such reorganization transactions; provided that immediately following the completion of all such transactions the corporate structure of the Parent Borrower and its Subsidiaries is substantially as set forth on Annex I to Exhibit K.

“Specified Personal Property” means any Property of a type in which a Lien is purported to be granted pursuant to the Security Agreement, any Lux Security Agreement or any Mortgage.

“Specified Rigs” means (a) each of the barge rigs, located and operating in and along the inland waterways and coast of the continental United States or in Gulf of Mexico waters subject to U.S. state or federal jurisdiction, owned by the Parent Borrower or any other Loan Party (each, a “Specified Barge Rig”) and (b) each of the land rigs located and operating in the contiguous United States or Alaska, owned by the Parent Borrower or any other Loan Party (each, a “Specified Land Rig”). Each Specified Barge Rig and each Specified Land Rig as of the Closing Date are set forth on Schedule 5.7(A) and Schedule 5.7(B), respectively.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the relevant L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the relevant L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the relevant L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the relevant L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Subordinated Debt” means Indebtedness of the Parent Borrower or any Subsidiary that is expressly subordinate and junior in right of payment to the Obligations on terms satisfactory to the Administrative Agent and such subordination is evidenced by a subordination agreement or other documentation satisfactory to the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Guarantors” means, collectively, at any time, (a) each Material Subsidiary of the Parent Borrower other than any Excluded Subsidiary or Project Finance Subsidiary, in each case, to the extent such Person is a party to the Guaranty at such time and (b) any other Subsidiary otherwise party to the Guaranty at such time; notwithstanding anything else to the contrary herein, no Borrower shall be considered a Subsidiary Guarantor. For the avoidance of doubt, upon the termination of any Subsidiary’s status as a Designated Borrower pursuant to Section 2.14(e), such Subsidiary shall be deemed a Subsidiary Guarantor.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b)

any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Agent” means UMB Bank, National Association, as administrative agent and collateral agent for those lenders party to the Term Loan Credit Agreement, together with its successors and assigns in such capacity.

“Term Loan Credit Agreement” means that certain Second Lien Term Loan Credit Agreement, dated as of the Closing Date, among the Parent Borrower, the Term Loan Agent and the lenders party thereto, together with any permitted amendments, modifications, replacements, refinancings, refundings, extensions, renewals or supplements to, or restatements of, the foregoing in accordance with the Intercreditor Agreement.

“Term Loan Documents” means the Term Loan Credit Agreement and the other “Loan Documents” (as defined in the Term Loan Credit Agreement), together with any permitted amendments, modifications, replacements, refinancings, refundings, extensions, renewals or supplements to, or restatements of, the foregoing in accordance with the Intercreditor Agreement.

“Term Loan Obligations” means, without duplication, the “Obligations” under and as defined in the Term Loan Credit Agreement and Capitalized Amounts in respect of or attributable thereto.

“Termination Date” means such time as when (a) all Commitments have been terminated or expired, (b) all Revolving Facility Obligations have been paid in full in cash (other than indemnification obligations and other contingent obligations not then due and payable and as to which no claim has been made as at the time of determination) and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which cash collateral has been provided to the applicable L/C Issuer in an amount equal to 105% of the amount of such outstanding Letters of Credit or other arrangements satisfactory to the applicable L/C Issuer (in the sole discretion of such L/C Issuer) have been made).

“Threshold Amount” means $10,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans (including Protective Advances) and all L/C Obligations.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.3(c)(i).

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.1(e)(ii)(B)(III).

“Value” means (a) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms then available to the applicable Account Debtor), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could properly be claimed by the Account Debtor or any other Person and (b) with reference to the value of the Quail Rental Assets, value determined on the basis of the lower of cost or market of such Quail Rental Assets in accordance with GAAP, with the cost thereof calculated on a first-in, first-out basis determined in accordance with GAAP.

“Vendor Lease” means a lease pursuant to which Goods (as defined in the UCC) are leased from a Vendor Lessor, whether or not such lease constitutes an operating or a capital lease under GAAP and whether or not such lease constitutes a true lease or a secured transaction under the UCC or any other Requirement of Law.

“Vendor Lessor” means a Person who leases Goods (as defined in the UCC) to another Person pursuant to a Vendor Lease.

“Weekly BBC Trigger Period” means the period (a) commencing on the day that an Event of Default occurs or Availability is less than $25,000,000 (unless the Administrative Agent gives notice to the Parent Borrower that such period shall not commence on such date, in which case such period shall commence on any date during which such Event of Default exists, or Availability is less than $25,000,000, and in either case the Administrative Agent gives notice to the Parent Borrower that such period then commences) and (b) continuing until, during each of the preceding 30 consecutive days, no Event of Default has existed and Availability has been equal to or greater than $25,000,000.

“Wholly-Owned” means, as to any Person, any other Person all of the Equity interest of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly-Owned Subsidiaries.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.3 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Parent Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

Section 1.4 Rounding. Any financial ratios required to be maintained by the Parent Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.5 Exchange Rates; Currency Equivalents. (a) The Administrative Agent or the relevant L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of L/C Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the relevant L/C Issuer, as applicable.

(b) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the relevant L/C Issuer, as the case may be.

(c) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto.

Section 1.6 Alternative Currencies. (a) The Parent Borrower may from time to time request that Letters of Credit be issued in a currency other than Dollars; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer that is to issue such Letter of Credit.

(b) Any such request shall be made to the Administrative Agent not later than 10:00 a.m., 20 Business Days prior to the date of the desired L/C Credit Extension (or such other time or date as may be agreed by the Administrative Agent and the applicable L/C Issuer, in their sole discretion). In the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify each L/C Issuer thereof. Each L/C Issuer shall notify the Administrative Agent, not later than 10:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.

(c) Any failure by an L/C Issuer to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such L/C Issuer to permit Letters of Credit to be issued in such requested currency. If the Administrative Agent and any L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Parent Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.6, the Administrative Agent shall promptly so notify the Parent Borrower.

Section 1.7 Change of Currency. (a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.8 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central Time (daylight savings or standard, as applicable).

Section 1.9 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.10 Uniform Commercial Code. Terms relating to Collateral used and not otherwise defined herein that are defined in the UCC shall have the meanings set forth in the UCC, as applicable and as the context requires.

Section 1.11 Divisions. For all purposes under the Loan Documents, any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation) pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under the laws of any other applicable jurisdiction (any such division, allocation of assets or unwinding, a “Division”), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Notwithstanding anything to the contrary in this Agreement, any division of a limited liability company shall constitute a separate Person hereunder, and each resulting division of any limited liability company that, prior to such division, is a Loan Party shall remain a Loan Party after giving effect to such division, and any resulting divisions of such Persons shall remain subject to the same restrictions applicable to the pre-division predecessor of such divisions.

Section 1.12 Luxembourg Terms.

(a) an “officer”, “chief executive officer” or “chief financial officer” includes a manager or director (gérant);

(b) a “winding-up”, “administration”, “liquidation”, “insolvency” or “dissolution” includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors or reorganisation;

(c) a “receiver”, “administrative receiver”, “administrator”, “liquidator”, “compulsory manager” or the like includes, without limitation, a juge délégué, commissaire, juge-commissaire, liquidateur or curateur;

(d) a “security interest” includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention and any type of real security or agreement or arrangement having a similar effect, including any transfer of title by way of security; and

(e) a person being unable, or admitting inability, to pay its debts includes that person being in a state of cessation of payments (cessation de paiements).

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.1 The Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make revolving loans to the Borrowers in Dollars from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that immediately after giving effect to any Borrowing, (i) the Total Outstandings shall not exceed the Line Cap and (ii) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment. Within the limits of the Line Cap, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.1, prepay under Section 2.5, and reborrow under this Section 2.1. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

Section 2.2 Borrowings, Conversions and Continuations of Loans. (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Parent Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a written Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans and (ii) on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Parent Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day),

(iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) if applicable, the Designated Borrower. If the Parent Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Parent Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of Loans, and if no timely notice of a conversion or continuation is provided by the Parent Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding subsection. In the case of a Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction or waiver pursuant to the terms of this Agreement of the applicable conditions set forth in Section 4.2 (and, if such Borrowing is the initial Credit Extension, Section 4.1), the Administrative Agent shall make all funds so received available to the Parent Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Parent Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Parent Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Borrowing is given by the Parent Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the Parent Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Parent Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five Interest Periods in effect.

(f) Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Parent Borrower, the Administrative Agent, and such Lender.

Section 2.3 Letters of Credit.

(a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.3, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Parent Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.3(b), and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Parent Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Line Cap, (y) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Parent Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Parent Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Parent Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Parent Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) No L/C Issuer shall issue any Letter of Credit if:

(A) subject to Section 2.3(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; provided, that, Letters of Credit in an aggregate amount up to $5,000,000 may have a longer expiry date of up to three years after the date of issuance or extension, provided, further, that if any Letter of Credit issued pursuant to the preceding proviso is outstanding on the 180th day prior to the Maturity Date or is issued or extended on or after such date, a Borrower shall Cash Collateralize such Letter of Credit in an amount equal to 105% of the stated amount of such Letter of Credit on or before the 170th day prior to the Maturity Date (or if issued or extended on or after the 180th day prior to the Maturity Date, immediately upon such issuance or extension); or

(B) except with respect to Letters of Credit issued pursuant to the provisos in clause (A) above, the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (or, if different, the date on which such L/C Issuer became an L/C Issuer hereunder) and which such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $25,000;

(D) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E) such L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(F) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

(G) immediately after giving effect to such issuance, the outstanding L/C Obligations in respect of all Letters of Credit issued by such L/C Issuer would exceed such L/C Issuer’s L/C Issuer Sublimit; or

(H) a default of any Lender’s obligations to fund under Section 2.3(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the applicable L/C Issuer has entered into arrangements satisfactory to the L/C Issuer with the Parent Borrower or such Lender to eliminate such L/C Issuer’s risk with respect to such Lender.

(iv) No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each L/C Issuer.

(vii) Notwithstanding anything to the contrary herein, Deutsche Bank AG New York Branch shall have no obligation to issue any Letters of Credit other than Letters of Credit that are standby letters of credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

Subject to Section 1.6:

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Parent Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Parent Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 10:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the applicable L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer (I) the Letter of Credit to be amended; (II) the proposed date of amendment thereof (which shall be a Business Day); (III) the nature of the proposed amendment; and (IV) such other matters as such L/C Issuer may reasonably require. Additionally, the Parent Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Parent Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless such L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.2 (and, if such L/C Credit Extension is to be made on the Closing Date, Section 4.1) shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of a Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage multiplied by the amount of such Letter of Credit.

(iii) If the Parent Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Parent Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the applicable L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.3(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (I) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (II) from the Administrative Agent, any Lender or the Parent Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Parent Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. On a monthly basis, each L/C Issuer shall deliver to the Administrative Agent a complete list of all outstanding Letters of Credit issued by such L/C Issuer as provided in Section 2.3(f).

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Parent Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Parent Borrower shall reimburse the applicable L/C Issuer in such Alternative Currency, unless (A) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Parent Borrower shall have notified such L/C Issuer promptly following receipt of the notice of drawing that the Parent Borrower will reimburse such L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable L/C Issuer shall notify the Parent Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than (x) 12:30 p.m. on the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”) if the Parent Borrower shall have received notice of such payment prior to 10:00 a.m. on such date or (y) if such notice has not been received by the Parent Borrower prior to such time on the Honor Date, then 12:30 p.m. on the Business Day immediately following the day that the Parent Borrower receives such notice, the Parent Borrower shall reimburse the applicable L/C Issuer in an amount equal to the amount of such drawing and in the applicable currency. If the Parent Borrower fails to so reimburse the applicable L/C Issuer by such time, such L/C Issuer shall promptly notify the Administrative Agent, who shall then promptly notify each Lender, of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Parent Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 4.2 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.3(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.3(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer, in Dollars, at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 12:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.3(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Parent Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.2 cannot be satisfied or for any other reason, the Parent Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.3(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.3.

(iv) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.3(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.

(v) Each Lender’s obligation to make Loans or L/C Advances to reimburse each L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.3(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any L/C Issuer, the Parent Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.3(c) is subject to the conditions set forth in Section 4.2 (other than delivery by the Parent Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Parent Borrower to reimburse each L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.3(c) by the time specified in Section 2.3(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the relevant L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.3(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.3(c), if the Administrative Agent receives for the account of any L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from a Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of any L/C Issuer pursuant to Section 2.3(c)(i) is required to be returned under any of the circumstances described in Section 10.5 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the applicable L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Parent Borrower to reimburse each L/C Issuer for each drawing under each Letter of Credit issued by such L/C Issuer and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Parent Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Parent Borrower or any Subsidiary or in the relevant currency markets generally; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Parent Borrower or any Subsidiary.

The Parent Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Parent Borrower’s instructions or other irregularity, the Parent Borrower will promptly, but in an any event, within three (3) Business Days of receipt of such copy, notify the applicable L/C Issuer. The Parent Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of the L/C Issuers. Each Lender and the Parent Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuers shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Parent Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Parent Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law, in equity or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.3(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Parent Borrower may have a claim against the applicable L/C Issuer, and the applicable L/C Issuer may be liable to the Parent Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Parent Borrower which the Parent Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral.

(i) Upon the request of the Administrative Agent, (A) if any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Parent Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(ii) The Administrative Agent may, with respect to outstanding Letters of Credit issued in an Alternative Currency, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

(iii) Sections 2.5(b), 2.16 and Section 8.2(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.3, Section 2.5(b), Section 2.16 and Section 8.2(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuers (which documents are hereby consented to by the Lenders) in an amount equal to 105% of the Outstanding Amount of the applicable L/C Obligations as of the relevant date. Derivatives of such term have corresponding meanings. The Borrowers hereby grant to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked deposit accounts at Bank of America. Reasonable interest shall accrue on any such cash deposit, which accrued interest shall be for the account of the applicable Borrower, subject to this Agreement. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Parent Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the applicable L/C Issuer.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Parent Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. The Parent Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Eurodollar Rate Loans multiplied by the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.9. Letter of Credit Fees shall be (A) due and payable on the first day of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (B) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, while any Letter of Credit Fee is not paid when due, all such overdue Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Parent Borrower shall pay directly to the applicable L/C Issuer for its own account, in Dollars, a fronting fee (i) with respect to each commercial Letter of Credit or any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate and on terms separately agreed in writing between the Parent Borrower and the applicable L/C Issuer (including, without limitation, as to the time of payment of such fee), and (ii) with respect to each standby Letter of Credit, at the rate per annum agreed upon from time to time in writing between the Parent Borrower and such L/C Issuer, but in each case under clause (i) or (ii), not to exceed 0.125% per annum, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee for each standby Letter of Credit shall be due and payable on the first day of each January, April, July and October in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.9. In addition, the Parent Borrower shall pay directly to each L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict or inconsistency between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Parent Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Parent Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Parent Borrower, and that the Parent Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.4 Borrowing Base Calculations.

(a) Concurrently with delivery by the Parent Borrower to the Administrative Agent of (i) any notice designating any Swap Contract as a “Secured Hedge Agreement” and (ii) any Borrowing Base Certificate, the Parent Borrower will deliver to the Administrative Agent a report from the relevant counterparty setting forth the Swap Termination Value of such Swap Contract, determined in accordance with procedures customary in the relevant market. The Administrative Agent will calculate from time to time the net amount of the Swap Termination Values of all Secured Hedge Agreements on the basis of such counterparty report, and if a Borrower would owe a net amount under all of such Borrower’s Secured Hedge Agreements if all such Secured Hedge Agreements were terminated on such date, the Administrative Agent may, and at the request of the Required Lenders, will, establish a reserve for purposes of calculating the Borrowing Base pursuant to the definition thereof set forth in Section 1.1 in an amount equal to such net amount, and will maintain such reserve until the next determination by the Administrative Agent pursuant to this paragraph.

(b) Borrowing Base Collateral Casualty Event or Disposition.

(i) Upon the occurrence of a Significant Casualty Event related to any Borrowing Base Collateral, the Administrative Agent, in the exercise of its Permitted Discretion, may establish or increase the Casualty Reserve for purposes of calculating the Borrowing Base pursuant to the definition thereof set forth in Section 1.1 as a result thereof.

(ii) Upon the occurrence of a Disposition outside the Ordinary Course of Business related to any Borrowing Base Collateral, the Administrative Agent, in the exercise of its Permitted Discretion, may establish or increase the Disposition Reserve for purposes of calculating the Borrowing Base pursuant to the definition thereof set forth in Section 1.1 as a result thereof.

Section 2.5 Prepayments.

(a) Optional. Each Borrower may, upon notice from the Parent Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be in a form reasonably acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days (or such shorter time period as may be agreed by the Administrative Agent in its sole discretion) prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; and (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment. If such notice is given by the Parent Borrower, the applicable Borrower shall make such prepayment and the prepayment amount specified in such notice shall be due and payable on the date specified therein, provided, however, that notwithstanding anything to the contrary contained herein, any such prepayment notice may be conditioned upon the effectiveness of other credit facilities or the closing of one or more securities offerings or other transactions; provided, further, that, the Parent Borrower must affirmatively rescind any such prepayment notice by a subsequent written notice to the Administrative Agent, if the condition in an original prepayment notice shall fail to be satisfied by the proposed effective date of such prepayment, and upon the Administrative Agent’s receipt of such rescinding notice, shall have no obligation to make any prepayment in respect of such earlier prepayment notice. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.5.

(b) Mandatory.

(i) If for any reason the Total Outstandings at any time exceed the Line Cap at such time, the Borrowers shall immediately prepay Loans and/or the Parent Borrower shall Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in accordance with Section 2.3(g) in an aggregate amount equal to such excess. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.

(ii) Each prepayment of Loans pursuant to the foregoing Section 2.5(b)(i) shall be applied in the following manner: first, ratably to the L/C Borrowings, second, ratably to the outstanding Loans, and, third, to Cash Collateralize the remaining L/C Obligations. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the relevant L/C Issuer or the Lenders, as applicable.

Section 2.6 Termination or Reduction of Commitments.

(a) Optional. The Parent Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments or Letter of Credit Sublimit, or from time to time permanently reduce the Aggregate Commitments or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 10:00 a.m. three (3) Business Days (or such shorter time period as may be agreed by the Administrative Agent in its sole discretion) prior to the date of any such termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Parent Borrower shall not terminate or reduce (A) the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Line Cap or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit exceeds the amount of the Aggregate Commitments, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(b) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit or the Commitments under this Section 2.6. Upon any reduction of the Aggregate Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees accrued hereunder until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

Section 2.7 Repayment of Loans.

(a) Each Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Loans outstanding on such date.

(b) If, during any Cash Dominion Trigger Period, the Administrative Agent elects to implement cash dominion, the ledger balance in each Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day. If a credit balance results from such application, it shall not accrue interest in favor of the Loan Parties and shall promptly be made available to the Borrowers as long as no Default or Event of Default exists. The Loan Parties may retain access to the funds in the Dominion Accounts until such time as (i) an Event of Default has occurred and is continuing and the Administrative Agent has delivered notice that it is exercising exclusive control over the Dominion Accounts or (ii) a Cash Dominion Trigger Period exists.

Section 2.8 Interest. (a) Subject to the provisions of Section 2.8(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan or L/C Borrowing is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, all outstanding Loans and L/C Borrowings (whether or not overdue) shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws until such amount is paid in full (after as well as before judgment).

(ii) If any amount (other than principal of any Loan or L/C Borrowing) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws until such amount is paid in full (after as well as before judgment).

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Notwithstanding anything else to the contrary contained herein, interest hereunder shall be due no less frequently than quarterly. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.9 Fees. In addition to certain fees described in Sections 2.3(i) and (j):

(a) Commitment Fee. The Parent Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Fee Rate multiplied by the actual daily amount by which the Aggregate Commitments exceeds the Total Outstandings. The commitment fee described in this Section 2.9(a) shall accrue at all times during the relevant Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first day of each January, April, July and October, commencing with the first such date to occur after the Closing Date, and, in the case of the commitment fee with respect to the Aggregate Commitments, on the last day of the Availability Period. The commitment fee described in this Section 2.9(a) shall be calculated quarterly in arrears.

(b) Other Fees.

(i) The Parent Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter or any other written agreement with respect to fees in connection with this Agreement. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Parent Borrower shall pay to the respective Lenders, in Dollars, fees in the amounts and at the times specified in the Fee Letter or any other written agreement with respect to fees in connection with this Agreement. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11 Evidence of Debt. (a) The Credit Extensions made by each Lender or L/C Issuer shall be evidenced by one or more accounts or records maintained by such Lender or such L/C Issuer, as applicable, and by the Administrative Agent in the Ordinary Course of Business. Such accounts or records maintained by the Administrative Agent and each Lender or L/C Issuer, as applicable, shall be conclusive absent manifest error of the amount of the applicable Credit Extensions to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender or any L/C Issuer and the accounts and records of the Administrative Agent in respect of such matters, the Register and corresponding accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Parent Borrower made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Borrowers in addition to such accounts or records. Each Lender may attach schedules to its Note and record thereon the date, Type (if applicable), amount, and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. Each Borrower agrees that, during any Cash Dominion Trigger Period, the Administrative Agent may (and, at the request of the Required Lenders, the Administrative Agent shall), after or substantially concurrently with the delivery of a written notice (which may be by email) thereof to the Parent Borrower, (A) (x) cause each bank that maintains any account subject to a Control Agreement to transfer, on a daily basis, all collected funds in any such account to a Dominion Account and/or (y) require the Loan Parties to instruct each bank at which a Loan Party maintains a deposit account that is not subject to a Control Agreement in favor of the Administrative Agent to transfer, on a daily basis, all collected funds in any such account to a Dominion Account, and (B) apply any amounts on deposit in a Dominion Account to repay Loans whenever any Loans are outstanding.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.2) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If the applicable Borrower and applicable Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Appropriate Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Section 4.2 (and, if such Credit Extension is to be made on the Closing Date, Section 4.1) are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.4(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.4(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

Section 2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Revolving Facility Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Revolving Facility Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Revolving Facility Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Revolving Facility Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Revolving Facility Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Revolving Facility Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Revolving Facility Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Revolving Facility Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Revolving Facility Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Parent Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

Section 2.14 Designated Borrower.

(a) Effective as of the Closing Date, each of Quail Tools, L.P.; Parker Drilling Arctic Operating, LLC; Parker Drilling Offshore USA, L.L.C. and Parker Well Services, LLC shall be a “Designated Borrower” hereunder and may receive Loans for its account on the terms and conditions set forth in this Agreement; provided that such Subsidiary shall be a Wholly-Owned Domestic Subsidiary of the Parent Borrower and shall remain a Wholly-Owned Domestic Subsidiary of the Parent Borrower for as long as such Subsidiary is a Designated Borrower.

(b) So long as no Default shall have occurred and is continuing or shall result therefrom: the Parent Borrower may at any time, upon not less than fifteen (15) Business Days’ notice from the Parent Borrower to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any additional Wholly-Owned Domestic Subsidiary of Parent Borrower that is not already a Designated Borrower (an “Applicant Borrower”) as a Designated Borrower to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit H (a “Designated Borrower Request and Assumption Agreement”); provided that such Applicant Borrower shall remain a Wholly-Owned Domestic Subsidiary of the Parent Borrower for as long as such Subsidiary is a Designated Borrower. Notwithstanding anything else to the contrary in this Section 2.14(b), the parties hereto acknowledge and agree that prior to any Applicant Borrower becoming a Designated Borrower and entitled to utilize the credit facilities provided for herein (x) each Lender and L/C Issuer shall have had 3 Business Days to review such Applicant Borrower’s Designated Borrower Request and Assumption Agreement and notify the Administrative Agent in writing of any objection to such Applicant Borrower becoming a Designated Borrower on the basis of such Lender or L/C Issuer (A) not being permitted to make any Loan or to issue a Letter of Credit, as applicable, to such Designated Borrower under applicable Law or (B) not being able to commit or make such Loan or issue such Letter of Credit, as applicable, to such Designated Borrower because of adverse tax consequences for such Lender when such Subsidiary of the Parent Borrower becomes a Designated Borrower, (y) to the extent such Applicant Borrower is not already a Loan Party at the time of such designation, Parent Borrower shall cause such Applicant Borrower to become a party to the Guaranty and the Security Agreement and (z) the Administrative Agent, the L/C Issuers and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel, appraisals and field exams, any documents or instruments required pursuant to Section 6.9 and other documents or information (including, without limitation, information and documentation of the type provided under Section 4.1(a)(xix), in each case, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent in its sole discretion, and a Note signed by such new Borrower to the extent any Lender so requires (such deliverables collectively, the “Applicant Borrower Materials”). If (1) no Lender objects to the addition of an Applicant Borrower as a Designated Borrower as set forth in clause (x) of the preceding sentence and (2) the Administrative Agent determines in its sole discretion that an Applicant Borrower shall be entitled to receive Loans hereunder, then promptly following receipt of all the Applicant Borrower Materials, the Administrative Agent shall send a notice in substantially the form of Exhibit I (a “Designated Borrower Notice”) to the Parent Borrower and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Committed Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five (5) Business Days after such effective date (or such shorter period as may be agreed by the Administrative Agent in its sole discretion).

(c) The Obligations of the Parent Borrower and each Designated Borrower that is a Subsidiary shall be joint and several in nature.

(d) Each Subsidiary of the Parent Borrower that is or becomes a “Designated Borrower” pursuant to this Section 2.14 hereby irrevocably confirms the appointment and powers of the Parent Borrower under Article XI and will become a Guarantor pursuant to Section 6.9.

(e) The Parent Borrower may from time to time, upon not less than fifteen (15) Business Days’ notice from the Parent Borrower to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that (i) there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination or (ii) if Total Outstandings exceed the Line Cap at the time of such termination of status, the Borrowers shall contemporaneously make such prepayments as are required hereunder. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

Section 2.15 LIBOR Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Parent Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Parent Borrower) that the Parent Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(iii) syndicated loans currently being executed, or that include language similar to that contained in this Section 2.15, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Parent Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Parent Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Parent Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Parent Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

Section 2.16 Defaulting Lenders.

(a) Amendments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.1.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payments of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.3(g), fourth, as the Parent Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Parent Borrower, to be held in a deposit account and released pro rata in order to

(A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.3(g), sixth, to the payment of any amounts owing to the Lenders, or the L/C Issuer as a result of any final and nonappealable judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Parent Borrower as a result of any final and nonappealable judgment of a court of competent jurisdiction obtained by the Parent Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee payable under Section 2.9(a) for any period during which that Lender is a Defaulting Lender (and the Parent Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated face amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.3.

(C) With respect to any fee payable under Section 2.9 or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Parent Borrower shall (I) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (II) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (III) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Outstanding Amount of the Loans of such Non-Defaulting Lender, plus such Non-Defaulting Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 10.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender’s having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Parent Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.3(g).

(b) Defaulting Lender Cure. If the Parent Borrower, the Administrative Agent and the L/C Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Commitments (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Parent Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.17 Protective Advances. The Administrative Agent shall be authorized, in its sole discretion, at any time that any condition in Section 4.2 is not satisfied or waived, to make one or more Base Rate Loans (“Protective Advances”) (a) in an aggregate amount not to exceed 10% of the Aggregate Commitments at any time, if the Administrative Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations, as long as such Loans do not cause Total Outstandings to exceed the Aggregate Commitments; or (b) to pay any other amounts chargeable to the Loan Parties under any Loan Documents, including interest, costs, fees and expenses, in each case to the extent due and payable. The Lenders shall participate on a pro rata basis in accordance with their Commitments in Protective Advances outstanding from time to time. The Required Lenders may at any time revoke the Administrative Agent’s authority to make further Protective Advances under clause (a) by written notice to the Administrative Agent. Absent such revocation, the Administrative Agent’s determination that funding of a

Protective Advance is appropriate shall be conclusive. No funding of a Protective Advance shall constitute a waiver by the Administrative Agent or the Lenders of any Event of Default relating thereto. No Loan Party shall be a beneficiary of this Section nor authorized to enforce any of its terms.

Section 2.18 Increase in Commitments.

(a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Parent Borrower may from time to time request an increase in the Aggregate Commitments to an amount up to but not exceeding (giving effect to all such increases) $75,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000 (or such lesser amount that permits compliance with Section 2.18(e)(iv) and (ii) the Parent Borrower may make a maximum of four (4) such requests. At the time of sending such notice, the Parent Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Parent Borrower and each Lender of the Lenders’ responses to each request made hereunder. Subject to the approval of the Administrative Agent and the L/C Issuers (which approvals shall not be unreasonably withheld), to the extent such approval would be required under Section 10.6(b)(iii), the Parent Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel, which invitation may be made concurrently with the notice required by Section 2.18(a).

(d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Parent Borrower shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Parent Borrower and the Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date.

(e) Conditions to Effectiveness of Increase. Any such increase shall be subject to the following additional conditions: (i) the Parent Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Revolving Credit Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (y) in the case of the Parent Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (except for such representations and warranties that have a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects) on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.18, the representations and warranties contained in subsections (a) and (b) of Section 5.5 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.1, and (B) no Default or Event of Default shall have occurred and be continuing as of the date of such notice given in accordance with Section 2.18(a) and both immediately before and after giving effect thereto as of the Revolving Credit Increase Effective Date; (ii) the increase in Aggregate Commitments shall be on the same terms and conditions as this Agreement (except with respect to upfront or similar fees payable to the Lenders providing such increase and arrangement fees), including benefiting from the same guarantees and secured by the same liens and Collateral; (iii) the increase in Aggregate Commitments, to the extent arising from the admission of an Eligible Assignee as a Lender, shall be effected pursuant to one or more joinder agreements executed and delivered by the Parent Borrower, the new Lender(s) and the Administrative Agent, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent; (iv) neither the funding of such increase (assuming that the Aggregate Commitments as so increased are fully drawn) nor the existence of the Liens securing the same would exceed 95% of any applicable limitation under the Term Loan Credit Agreement or any other agreement governing material Indebtedness for borrowed money of the Parent Borrower and its Subsidiaries; (v) the Borrowers shall pay all reasonable and documented fees and expenses in connection with the increase in Aggregate Commitments, including payments required pursuant to Section 3.5 in connection with the increase; and (vi) the Loan Parties shall have delivered all customary agreements, certificates, opinions and other customary documents reasonably requested by the Administrative Agent in connection with such increase. The Borrowers shall prepay any Revolving Credit Loans outstanding on the Revolving Credit Increase Effective Date (and pay any additional amounts required pursuant to Section 3.5) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section, and the Borrowers may use advances from Lenders having new or increased Commitments for such prepayment.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.1 to the contrary.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.1 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require any Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined in the good faith discretion of such Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Borrower or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications.

(i) Without limiting the provisions of subsection (a) or (b) above, each Borrower shall, and does hereby, jointly and severally indemnify the Administrative Agent, each Lender and each L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Parent Borrower by a Lender or L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or L/C Issuer, shall be conclusive absent manifest error.

(ii) Each Lender and L/C Issuer shall indemnify and hold harmless the Administrative Agent, on a several basis, (i) against any Indemnified Taxes attributable to such Lender or L/C Issuer (but only to the extent the Loan Parties have not already paid or reimbursed the Administrative Agent therefor and without limiting the Loan Parties’ obligation to do so), (ii) against any Taxes attributable to such Lender’s failure to maintain a Participant Register as required hereunder, and (iii) against any Excluded Taxes attributable to such Lender or L/C Issuer, in each case, that are payable or paid by the Administrative Agent in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender and L/C Issuer shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender or L/C Issuer by the Administrative Agent shall be conclusive absent manifest error. Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or any L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority as provided in this Section 3.1, a Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders; Tax Documentation.

(i) Each Lender and L/C Issuer shall deliver to the Parent Borrower and to the Administrative Agent, when reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Parent Borrower or the Administrative Agent, as the case may be, to determine

(A) whether or not payments made by any Borrower hereunder or under any other Loan Document are subject to Taxes, withholding, (including backup withholding) or deduction and if applicable, the required rate of withholding or deduction,

(B) whether or not such Lender or L/C Issuer is subject to information reporting requirements, and

(C) such Lender’s or L/C Issuer’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender or L/C Issuer by any Borrower pursuant to this Agreement or otherwise to establish such Lender’s or L/C Issuer’s status for withholding Tax purposes in the applicable jurisdictions.

Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.1 (e)(ii)(A), (ii)(B)(I)-(IV), (iii) and (v) below) shall not be required if in the Lender’s or L/C Issuer’s reasonable judgment such completion, execution or submission would subject such Lender or L/C Issuer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or L/C Issuer.

(ii) Without limiting the generality of the foregoing, if a Borrower is a U.S. Person,

(A) any Lender or L/C Issuer that is a U.S. Person shall deliver to the Parent Borrower and the Administrative Agent on or prior to the date on which such Lender or L/C Issuer becomes a Lender or L/C Issuer under this Agreement (and from time to time thereafter upon reasonable request of the Parent Borrower or the Administrative Agent) executed copies of IRS Form W-9 certifying that such Lender or L/C Issuer is exempt from United States federal backup withholding; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding Tax with respect to payments hereunder or under any other Loan Document shall deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender or L/C Issuer under this Agreement (and from time to time thereafter upon the request of the Parent Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming benefits of any income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,

(II) executed copies of IRS Form W-8ECI,

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of a Borrower within the meaning of section 871(h)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable),

(IV) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner, or

(V) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender or L/C Issuer under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Laws to permit the Parent Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender and L/C Issuer shall promptly update and deliver any such form or certificate it previously delivered that has expired or become obsolete or inaccurate in any respect or notify the Parent Borrower and the Administrative Agent in writing of its legal inability to do so.

(iv) Each Borrower shall promptly deliver to the Administrative Agent, any Lender or any L/C Issuer, as the Administrative Agent, such Lender, or such L/C Issuer shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender, such L/C Issuer or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(v) If a payment made to any Lender or any L/C Issuer under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender or L/C Issuer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or L/C Issuer shall deliver to the Parent Borrower and the

Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code), and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent, in each case, as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or L/C Issuer has complied with such Lender’s or L/C Issuer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (v), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be. If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent, such Lender or any L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (f), in no event will the Administrative Agent, any Lender or any L/C Issuer be required to pay any amount to any Borrower pursuant to this subsection (f) the payment of which would place the Administrative Agent, such Lender or such L/C Issuer in a less favorable net after-Tax position than the Administrative Agent, such Lender or such L/C Issuer would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Borrower or any other Person.

(g) Survival. Each party’s obligations under this Section 3.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 3.2 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Credit Extension, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Parent Borrower through the Administrative Agent, any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or to convert Base Rate Loans to Eurodollar Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Parent Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Parent Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all such Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

Section 3.3 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Parent Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Parent Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.4 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or any L/C Issuer;

(ii) subject the Administrative Agent, any Lender or any L/C Issuer to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or L/C Issuer of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Administrative Agent, such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of the Administrative Agent, such Lender or such L/C Issuer, the Parent Borrower will pay to the Administrative Agent, such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate the Administrative Agent, such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Parent Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Parent Borrower shall be conclusive absent manifest error. The Parent Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Parent Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.5 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Parent Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by any Borrower;

(c) any failure by any Borrower to make payment of drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by any Borrower pursuant to Section 10.13;

excluding any loss of anticipated profits, but including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Parent Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Parent Borrower (or the applicable Designated Borrowers) to the Lenders under this Section 3.5, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

Section 3.6 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.4, or any Borrower is required to pay any additional amount to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.1, or if any Lender gives a notice pursuant to Section 3.2, then, at the request of Parent Borrower, such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.4, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.2, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Parent Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.4, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, and in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.6(a), or if any Lender is a Non-Consenting Lender or a Defaulting Lender or otherwise gives notice pursuant to Section 3.2, the Parent Borrower may replace such Lender in accordance with Section 10.13.

Section 3.7 Survival. Each party’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

Section 3.8 Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty, or the grant of the security interest under any Loan Document, by such Loan Party, becomes effective with respect to any Secured Hedge Agreement, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed by each other Loan Party from time to time to honor all of its obligations under its Guaranty and the other Loan Documents in respect of such Secured Hedge Agreement (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Secured Party for all purposes of the Commodity Exchange Act.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.1 Conditions of Initial Credit Extension. The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction (or waiver in compliance with Section 10.1) of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to each Arranger, the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and each Loan Party;

(ii) a Note executed by the Borrowers in favor of each Lender requesting a Note;

(iii) executed counterparts of the Collateral Documents and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Parent Borrower, together with:

(A) subject to Schedule 6.15 with respect to certificated Pledged Equity Interests, to the extent not delivered to the Administrative Agent prior to the Closing Date, certificates representing the Pledged Equity Interests, accompanied by undated transfer powers executed in blank or, if any of the Pledged Equity Interests shall be uncertificated securities (as defined in Article 8 of the UCC), confirmation and evidence satisfactory to the Administrative Agent that the security interest in such uncertificated securities has been transferred to and perfected by the Administrative Agent for the benefit of the Secured Parties in accordance with Section 9-106 of the Uniform Commercial Code, and instruments evidencing the debt instruments pledged pursuant to the Collateral Documents, if any, indorsed in blank;

(B) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described therein;

(C) copies of any other Uniform Commercial Code, judgment, tax lien, intellectual property, or other searches reasonably requested by the Administrative Agent with respect to the Collateral, together with copies of the financing statements (or similar documents) disclosed by such searches, and accompanied by evidence that any Liens indicated in any such financing statement that are not permitted by Section 7.1 have been or contemporaneously will be released or terminated (or otherwise provided for in a manner reasonably acceptable to the Administrative Agent); and

(D) evidence that all other actions, recordings and filings that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Collateral Documents have been taken or made (including receipt of duly executed payoff letters, UCC-3 termination statements and consent agreements, if applicable) or arrangements therefor satisfactory to the Administrative Agent shall have been made;

(iv) a Mortgage, covering each of the Specified Barge Rigs listed on Schedule 5.7(A), duly executed by the appropriate Loan Party, together with:

(A) evidence that the Mortgage has been duly executed, acknowledged and delivered and is in form suitable for filing or recording with the United States Coast Guard and all other filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the Specified Barge Rigs described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid (or arrangements for such payment satisfactory to the Administrative Agent shall have been made); and

(B) evidence that all other actions that the Administrative Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages have been taken, including delivery of an abstract of title, certificate of ownership, copy of certificate of documentation, and copy of certificate of financial responsibility (for each jurisdiction where applicable) with respect to each Specified Barge Rig;

(v) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party (other than Lux Holdco), as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vi) such documents, agreements and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party (other than Lux Holdco) is duly organized or formed, and that each of the Loan Parties is validly existing and in good standing (to the extent that such latter concept is applicable in the relevant jurisdiction) in its jurisdiction of organization;

(vii) a favorable opinion of Kirkland & Ellis, LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, covering such customary matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(viii) favorable opinions of local counsel to the Loan Parties in Delaware, Louisiana, Nevada and Oklahoma, addressed to the Administrative Agent and each Lender, covering such customary matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(ix) a favorable opinion of local counsel to the Loan Parties in Luxembourg, addressed to the Administrative Agent and each Lender, covering such customary matters concerning Lux Holdco as the Required Lenders may reasonably request;

(x) a favorable opinion of local counsel to the Administrative Agent in Luxembourg, addressed to the Administrative Agent and each Lender, covering such customary matters related to the validity and enforceability of the Legal Documents governed by Luxembourg law as the Required Lenders may reasonably request;

(xi) a certificate of a Responsible Officer of the Parent Borrower either (1) attaching copies of all consents (including, without limitation, from any Governmental Authority, shareholder or other third-party), licenses and approvals required in connection with the execution, delivery and performance by any Loan Party and the validity against any Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect (except that the following consents do not need to be attached to such certificate to the extent delivered to the Administrative Agent as attachments to any other certificate delivered on the Closing Date: (A) any consents of a member or partner of a Loan Party that are required with respect to the pledge of equity under such Loan Party’s Organization Documents and (B) any resolutions by each Loan Party’s governing body authorizing and approving the Loan Documents), or (2) stating that no such consents, licenses or approvals are so required;

(xii) executed counterparts of the Intercreditor Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Parent Borrower;

(xiii) executed copies of the Term Loan Credit Agreement and the other Term Loan Documents;

(xiv) a certificate signed by a Responsible Officer of the Parent Borrower certifying that the conditions specified in Sections 4.2(a) and (b) have been satisfied;

(xv) copies of the Audited Financial Statements and unaudited interim consolidated financial statements of the Parent Borrower and its consolidated Subsidiaries for each calendar month period ended subsequent to December 31, 2018 as to which such financial statements are available, accompanied by a certificate of a Responsible Officer of the Parent Borrower;

(xvi) a reasonably satisfactory opening balance sheet of the Parent Borrower and its consolidated Subsidiaries giving pro forma effect to the transactions occurring on the effective date of the Plan of Reorganization and a customary funds flow memorandum;

(xvii) projections of the consolidated balance sheets, results of operations, cash flow and Availability for the Parent Borrower and its consolidated Subsidiaries covering the period from January 1, 2019 through the Maturity Date, prepared on a quarterly basis for the fiscal year ending on December 31, 2019 and an annual basis for each fiscal year ending December 31, 2020, December 31, 2021 and December 31, 2022 (the “Initial Projections”), prepared by a Responsible Officer of the Parent Borrower having responsibility over financial matters, all in form and substance reasonably satisfactory to the Administrative Agent;

(xviii) a Solvency Certificate in the form attached hereto as Exhibit J, executed by a Responsible Officer of Parent Borrower;

(xix) a Borrowing Base Certificate prepared as of February 28, 2019 and accompanied by such supporting detail and documentation as is contemplated by the Borrowing Base Certificate and/or as shall be reasonably requested by the Administrative Agent (in a form comparable to that previously provided to the Administrative Agent);

(xx) all documentation and other information with respect to the Loan Parties required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act and the Beneficial Ownership Regulation at least five (5) Business Days prior to the Closing Date to the extent the same have been requested at least ten (10) Business Days prior to the Closing Date;

(xxi) a certificate of a Responsible Officer of Lux Holdco certifying and attaching (as applicable) the following:

(A) true and complete copies of the constitutional documents of Lux Holdco as in effect on the Closing Date;

(B) an excerpt delivered by the RCS pertaining to Lux Holdco dated no earlier than one (1) Business Day prior to the Closing Date;

(C) a non-registration certificate (certificat de non-inscription d’une decision judiciaire) from the RCS pertaining to Lux Holdco and dated no earlier than one (1) Business Day prior to the date of this Agreement, stating that no judicial decision has been registered with the RCS by application of article 13, items 2 to 11bis and article 14 of the Luxembourg law dated 19 December 2002 relating to the register of commerce and companies as well as the accounting and the annual accounts of companies, as amended (the “RCS Law”), according to which Lux Holdco would be subject to one of the judicial proceedings referred to in these provisions of the RCS Law including in particular, bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite) and judicial liquidation (liquidation judiciaire) proceedings;

(D) a copy of a resolution of the board of directors of Lux Holdco:

(I) approving the terms of, and the transactions contemplated by, this Agreement and the Loan Documents to which it is a party and resolving that it execute, deliver and perform this Agreement and the Loan Documents to which it is a party;

(II) authorizing a specified person or persons to execute this Agreement and the Loan Documents to which it is a party on its behalf; and

(III) authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with this Agreement and the Loan Documents to which it is a party;

(E) a specimen of the signature of each person authorised by the resolution referred to in paragraph (D) above; and

(F) that each copy document relating to Lux Holdco specified in this Section 4.1(a) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement;

(xxii) a certificate of a Responsible Officer of Lux Holdco certifying that:

(I) it is not subject to bankruptcy (faillite), pre-bankruptcy, insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée);

(II) it is not, on the date of the Agreement, in a state of cessation of payments (cessation de paiement) and has not lost its commercial creditworthiness;

(III) no application has been made by it or, as far as it is aware, by any other person for the appointment of a commissaire, juge-commissaire, liquidateur, curateur or similar officer pursuant to any insolvency or similar proceedings;

(IV) no application has been made by it for a voluntary or judicial winding-up or liquidation; and

(V) borrowing or guaranteeing or securing, as appropriate, the Obligations would not cause any borrowing, guarantee, security or similar limit binding Lux Holdco to be exceeded;

(xxiii) a copy of the shareholders’ register of Lux Holdco evidencing that Parker North America Operations, LLC owns 100% of the outstanding Equity Interests of Lux Holdco;

(xxiv) evidence and documentation in form and substance reasonably satisfactory to the Administrative Agent that, prior to or substantially concurrently with the Closing Date, Parent Borrower has received cash proceeds of not less than $95,000,000 from the Rights Offering (as defined in the RSA), as such amount may be reduced to provide for netting of fees and expenses;

(xxv) evidence reasonably satisfactory to the Administrative Agent that, after giving effect to all payments to be made to unsecured creditors and other claimants on the effective date of the Plan of Reorganization, the sum of (A) the Loan Parties’ unrestricted cash and Cash Equivalents and (B) Availability shall not be less than $100,000,000;

(xxvi) evidence reasonably satisfactory to the Administrative Agent that Lux Holdco and one or more other Loan Parties shall, in the aggregate, have acquired and directly own 100% of the outstanding Equity Interests of Parker Drilling Arctic Operating, LLC, Quail Tools, L.P., Parker Drilling Offshore USA L.L.C. and Quail USA, LLC; and

(xxvii) such other assurances, certificates (including a perfection certificate, if requested), documents, reports (including any environmental reports), consents or opinions as the Administrative Agent, the L/C Issuers, or any Lender reasonably may require.

(b) The Administrative Agent, Lenders and Arrangers shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, without limitation, all filing and recording fees and Taxes and, to the extent invoiced at least two (2) Business Days prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Parent Borrower hereunder (including all such reasonable fees, charges and disbursements of counsel to the Administrative Agent, paid directly to such counsel if requested by the Administrative Agent).

(c) The Loan Parties’ capital structure and financing plan shall be satisfactory to the Administrative Agent (it being agreed and understood that the capital structure and financing plan as set forth in the RSA as in effect on the “RSA Effective Date” as defined in the RSA, and as amended by any amendments consented to in writing by the Administrative Agent, shall be deemed satisfactory to the Administrative Agent).

(d) The Bankruptcy Court shall have entered the Confirmation Order, in form and substance reasonably satisfactory to the Administrative Agent, such order shall have become a Final Order, and all conditions to the effectiveness of the Plan of Reorganization shall have been satisfied or waived in accordance therewith.

(e) There shall be no Outstanding Amounts other than in respect of Letters of Credit.

(f) Prior to or substantially concurrently with the Closing Date, the DIP Credit Agreement shall have been terminated and all Obligations (as defined in the DIP Credit Agreement) shall have been paid in full in cash (other than (i) indemnification obligations and other contingent obligations not then due and payable and as to which no claim has been made and (ii) any letters of credit issued thereunder that constitute Existing Letters of Credit).

Without limiting the generality of the provisions of the last paragraph of Section 9.3, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document (a draft of which such Lender has reviewed) or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.2 Conditions to all Credit Extensions. The obligation of each Lender and of each L/C Issuer to make any Credit Extension is subject to the following conditions precedent (or the waiver thereof in accordance with Section 10.1):

(a) The representations and warranties of the Parent Borrower and each other Loan Party contained in Article V or any other Loan Document, shall be true and correct in all material respects (except for such representations and warranties that have a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except for such representations and warranties that have a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.2, the representations and warranties contained in Section 5.5(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.1(a) and (b), respectively.

(b) No Default then exists, or would result from such proposed Credit Extension or the application of the proceeds thereof.

(c) In the case of any request for a Borrowing, the Administrative Agent shall have received a Committed Loan Notice, and in the case of any request for an L/C Credit Extension, the Administrative Agent and the applicable L/C Issuer shall have received a Letter of Credit Application, in each case, in accordance with the requirements hereof.

(d) In the case of a Credit Extension in the form of any Letter of Credit to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or the applicable L/C Issuer would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

(e) In the case of a Credit Extension in the form of a Borrowing, at any time and immediately after giving effect to such Borrowing (net of any concurrent use of the proceeds of such Borrowing), the Consolidated Cash Balance shall not exceed $30,000,000.

(f) If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.14 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.

Each request for a Credit Extension submitted by any Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.2(a), (b) and (e) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Administrative Agent and the Lenders that:

Section 5.1 Existence; Compliance with Law. Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its organization or formation, (b) has the requisite power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified and licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.2 Power; Authorization; Enforceable Obligations. Each Loan Party has the requisite power and authority to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to borrow hereunder. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to, approval or other act by or in respect of, any Governmental Authority or any other Person is required in connection with (a) the borrowings hereunder or the consummation of the Plan of Reorganization, (b) the execution, delivery, performance, validity or enforceability against any Loan Party of this Agreement or any of the other Loan Documents, (c) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (d) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (e) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except, in each case, (i) consents, authorizations, filings and notices described in Schedule 5.2, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect (except as noted on Schedule 5.2), (ii) the filings referred to in Section 5.18, (iii) in the case of any authorization, approval, action, notice or filing from or with a Person other than a Governmental Authority, the failure to have could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iv) for matters that may be required after the Closing Date in the ordinary course of conducting the business of the Parent Borrower or any Subsidiary thereof. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 5.3 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law nor any material Contractual Obligation of the Parent Borrower or any of its Subsidiaries, including, without limitation, arising under the Term Loan Credit Agreement or any other material debt instrument, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Collateral Documents). No Requirement of Law or Contractual Obligation applicable to the Parent Borrower or any of its Subsidiaries could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.4 No Material Litigation. No litigation, investigation, claim or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent Borrower after due and diligent investigation, threatened by or against the Parent Borrower or any of its Subsidiaries or against any of their respective properties or revenues that (a) purport to directly affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby or thereby, or (b) except as specifically disclosed in Schedule 5.4, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described in Schedule 5.4.

Section 5.5 Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements, reported on by and accompanied by an unqualified report from an independent certified public accounting firm of national reputation, present fairly in all material respects the consolidated financial condition of the Parent Borrower and its Subsidiaries as at December 31, 2017 and, to the extent available on the Closing Date, December 31, 2018, as applicable, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.

(b) The unaudited consolidated balance sheet of the Parent Borrower and its Subsidiaries at January 31, 2019, and the related unaudited consolidated statements of income and cash flows for the period ended on such date, present fairly in all material respects the consolidated financial condition of the Parent Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the period then ended (subject to the absence of footnotes and normal year-end audit adjustments).

(c) All such financial statements described in subsections (a) and (b) of this Section, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the applicable accounting firm and disclosed therein or in the case of financial statements described in Section 5.5(b), for the absence of footnotes and normal year-end adjustments). As of the Closing Date, the Parent Borrower and its Subsidiaries do not have any material Guarantees, contingent liabilities and liabilities for taxes (except for any such tax liabilities to taxing authorities outside of the United States which are not, in the aggregate, material to the Parent Borrower and its Subsidiaries taken as a whole) or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the unaudited consolidated balance sheet of the Parent Borrower and its Subsidiaries at January 31, 2019, and the related unaudited consolidated statements of income and cash flows for the period ended on such date, and which should be so reflected in accordance with GAAP. During the period from January 31, 2019 to and including the Closing Date, there has been no Disposition by the Parent Borrower or any of its Subsidiaries of any material part of its business or Property, except as reflected in the financial statements described in subsections (a) and (b) of this Section which were delivered prior to the Closing Date.

(d) Since December 31, 2017 there has been no event or circumstance, other than the Cases, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(e) The Projections which have been furnished to the Administrative Agent and/or the Lenders have been prepared in good faith based upon reasonable assumptions at the time such Projections were prepared, it being understood by the Lenders that such Projections are as to future events and are not to be viewed as facts, that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the Parent Borrower’s control, that no assurance can be given by the Parent Borrower that any of such Projections will be realized and that actual results during the period or periods covered by such Projections may differ significantly from the projected results and such differences may be material.

Section 5.6 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any of its Contractual Obligations in any respect that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.7 Ownership of Property; Liens. Each Loan Party has good record and marketable title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material Property, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and none of such Property is subject to any Lien except Liens permitted by Section 7.1. Schedule 5.7 sets forth a complete and accurate list, as of the Closing Date, of all land rigs and barge rigs located and operating in the continental United States, Alaska or Gulf of Mexico waters subject to U.S. state or federal jurisdiction owned by each Loan Party and each of its Subsidiaries, showing as of the Closing Date the record owner and registration number as presented on any certificate of title or contained in the official records of the National Vessel Documentation Center of the United States Coast Guard, as applicable.

Section 5.8 Intellectual Property. Each Loan Party owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted; no material claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Parent Borrower know of any valid basis for any such claim; and the use of such Intellectual Property by the Parent Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect.

Section 5.9 Taxes. Except to the extent excused or prohibited by the Bankruptcy Code or not otherwise authorized by the Bankruptcy Court with respect to periods prior to the Closing Date, each of the Parent Borrower and each of its Subsidiaries has filed or caused to be filed all material Federal, state and other Tax returns and reports that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other material Taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted in each case, with respect to which adequate reserves in conformity with GAAP have been provided on the books of the Parent Borrower or its Subsidiaries, as the case may be); and no tax Lien has been filed (except for any Liens for taxes the nonpayment of which is excused or prohibited by the Bankruptcy Code, or as permitted by Section 7.1(a)), and, to the knowledge of the Parent Borrower, no claim is being asserted, with respect to any such tax, fee or other charge (other than any such Liens and claims in favor of taxing authorities outside of the United States which are not, in the aggregate, material to the Parent Borrower and its Subsidiaries taken as a whole). Neither the Parent Borrower nor any Subsidiary thereof is party to any tax sharing agreement.

Section 5.10 Federal Regulations. No part of the proceeds of any Loans or drawings under any Letter of Credit will be used in violation of Regulation U issued by the FRB as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the FRB. No Loan Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB).

Section 5.11 Labor Matters. There are no strikes or other labor disputes against the Parent Borrower or any of its Subsidiaries pending or, to the knowledge of the Parent Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Parent Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Except as could not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect, all payments due from the Parent Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Parent Borrower or the relevant Subsidiary.

Section 5.12 ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws, except where such non-compliance has not had and could not reasonably be expected to have a Material Adverse Effect. The base prototype plan document which each Plan that is intended to qualify under Section 401(a) of the Code uses an opinion letter from the IRS, or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Parent Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Parent Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of the Parent Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except to the extent such event could not reasonably be expected to have a Material Adverse Effect: (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Parent Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Parent Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Parent Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”), each Foreign Plan is in compliance in all material respects with the provisions of the applicable law or terms of the applicable Foreign Government Scheme or Arrangement and no Foreign Benefit Event has occurred or is reasonably expected to occur, except where such non-compliance or occurrence has not had and could not reasonably be expected to have a Material Adverse Effect.

(e) The Parent Borrower represents and warrants as of the Closing Date that none of the Parent Borrower, or its Subsidiaries is or will be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

Section 5.13 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the FRB) which limits its ability to incur Indebtedness.

Section 5.14 Subsidiaries. (a) The Subsidiaries listed on Schedule 5.14 constitute all of the Subsidiaries of the Parent Borrower as of the Closing Date. Schedule 5.14 sets forth as of the Closing Date the name and jurisdiction of incorporation and, in the case of each Loan Party, the U.S. taxpayer identification number of each such Subsidiary and, as to each, the percentage of each class of Equity Interest owned by each Loan Party. All of the outstanding Equity Interests in the Subsidiaries of the Parent Borrower have been validly issued, and (to the extent applicable) fully paid and non-assessable. All of the outstanding Pledged Equity

Interests that are Collateral are owned free and clear of all Liens except those created under the Collateral Documents and Liens permitted under Section 7.1(w). As of the Closing Date, the Parent Borrower does not directly or indirectly own any Equity Interest in any corporation, limited partnership or limited liability company (or other business entity) other than those specifically disclosed in Schedule 5.14. Schedule 5.14 identifies as of the Closing Date each Material Subsidiary, Immaterial Subsidiary, Project Finance Subsidiary and Excluded Subsidiary.

(b) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than Equity Interests granted to employees and/or directors) of any nature relating to any Equity Interests of the Parent Borrower or any Subsidiary, except as disclosed on Schedule 5.14.

Section 5.15 Use of Proceeds. The proceeds of the Loans, and the Letters of Credit, shall be used (a) to pay fees, interest, payments and expenses associated with the consummation of the Plan of Reorganization and (b) to provide liquidity for capital expenditures, acquisitions, working capital and for ongoing general corporate purposes for the Parent Borrower and its Subsidiaries not in contravention of any Law.

Section 5.16 Environmental Matters. Other than as set forth on Schedule 5.16 and exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) The Parent Borrower and its Subsidiaries: (i) are, and for the last five (5) years have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased or otherwise operated by any of them; (iii) are, and for the last five (5) years have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that: each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

(b) Hazardous Materials are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by the Parent Borrower or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Hazardous Materials have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Parent Borrower or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Parent Borrower or any of its Subsidiaries, or (ii) interfere with the Parent Borrower’s or any of its Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Parent Borrower or any of its Subsidiaries.

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Parent Borrower or any of its Subsidiaries is, or to the knowledge of the Parent Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of the Parent Borrower or any of its Subsidiaries, threatened in writing.

(d) Neither the Parent Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the CERCLA or any similar Environmental Law, or with respect to any Hazardous Material.

(e) Neither the Parent Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(f) Neither the Parent Borrower nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Hazardous Material other than indemnity obligations in the Ordinary Course of Business.

Section 5.17 Accuracy of Information, etc. No written statement or information contained in this Agreement, any other Loan Document or any other document, certificate or written statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated hereby and the negotiation of this Agreement or the other Loan Documents or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein, taken as a whole, not materially misleading in light of the circumstances under which made; provided that with respect to the Projections, the Parent Borrower only makes the representation and warranty set forth in Section 5.5(e).

Section 5.18 Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein and proceeds thereof. As applicable to Loan Parties on the Closing Date, when financing statements in appropriate form are filed in the offices specified on Schedule 5.18, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than the Specified Barge Rigs covered by a Mortgage) and the proceeds thereof, as security for the Secured Obligations (as defined in the Security Agreement), in each case prior and superior in right to any other Person (except Liens permitted by Section 7.1), to the extent such security interest can be perfected by any filing of UCC financing statements. When any Mortgage is filed for recording in the National Vessel Documentation Center of the United States Coast Guard located in Falling Waters, West Virginia, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Specified Barge Rigs and such other Collateral described therein and the proceeds thereof, as security for the Secured Obligations (as defined in the applicable Mortgage), in each case prior and superior in right to any other Person (except Liens permitted by Section 7.1).

Section 5.19 Solvency. The Loan Parties, on a consolidated basis, are, and immediately after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and to the transactions contemplated by the Plan of Reorganization will be, Solvent.

Section 5.20 Insurance. The properties of the Parent Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Parent Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Parent Borrower or the applicable Subsidiary operates, except to the extent that reasonable self-insurance meeting the same standards is maintained with respect to such risks, and which insurance meets the requirements of the Mortgage.

Section 5.21 OFAC/Sanctions. Except as described on Schedule 5.21, no Loan Party nor, to the knowledge of any Loan Party, no Related Party is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals and Blocked Persons, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or (iii) located, organized or residing in any Designated Jurisdiction. No Loan or Letter of Credit, nor the proceeds from any Loan or Letter of Credit, has been used to lend, contribute, provide or has otherwise been made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, any L/C Issuer or the Administrative Agent) of applicable Sanctions.

Section 5.22 Anti-Corruption Laws. Except as previously disclosed by the Parent Borrower and its Subsidiaries in public filings, the Loan Parties have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar applicable anti-corruption legislation in other jurisdictions in all material respects and have instituted and maintained policies and procedures designed to promote and achieve compliance with such applicable anti-corruption laws.

Section 5.23 EEA Financial Institution. No Loan Party is an EEA Financial Institution.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the Termination Date, the Parent Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.1, 6.2, and 6.3) cause each Subsidiary to:

Section 6.1 Financial Statements; Borrowing Base Certificate. Deliver to the Administrative Agent (which shall promptly furnish to each Lender) in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Parent Borrower, a copy of the audited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (other than any such “going concern” or like qualification or exception resulting solely from an upcoming maturity date of the Obligations and/or the obligations under the Term Loan Documents), by independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Parent Borrower, the unaudited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer of the Parent Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes); and

(c) if a Cash Dominion Trigger Period is in effect, as soon as available, but in any event not later than 30 days after the end of each month (or 45 days in the case of any month coinciding with the end of a fiscal quarter), the unaudited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statement of income for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous fiscal year;

(d) a Borrowing Base Certificate prepared as of the end of the applicable period and accompanied by such supporting detail and documentation as is contemplated by the Borrowing Base Certificate and/or as shall be reasonably requested by the Administrative Agent (in a form and detail satisfactory to the Administrative Agent), as soon as available, but in any event (i) not later than 25 days after the end of each month and (ii) when a Weekly BBC Trigger Period is in effect, not later than 3 Business Days after the end of each week. All calculations of Availability in any Borrowing Base Certificate shall originally be made by the Parent Borrower and certified by a Responsible Officer of the Parent Borrower, provided that the Administrative Agent may from time to time review and adjust any such calculation (A) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Accounts or otherwise; and (B) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve;

(e) all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein);

As to any information contained in materials furnished pursuant to Section 6.2(e), the Parent Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Parent Borrower to furnish the information and materials described in Section 6.1(a) and (b) above at the times specified therein.

Section 6.2 Certificates; Other Information. Deliver to the Administrative Agent (which shall promptly furnish to each Lender), or, in the case of clause (g), to the relevant Lender (and/or Administrative Agent if making such request itself), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any failure by the Borrowers to comply with the terms, covenants, provisions or conditions of Articles VI, VII and VIII of this Agreement, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, a duly completed and executed Compliance Certificate; provided that, it is understood such Compliance Certificate shall, among other provisions, contain certifications of a Responsible Officer of the Parent Borrower stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate.

(c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Parent Borrower, projections for the following fiscal year (including projected consolidated balance sheets, results of operations, cash flows and Availability of the Parent Borrower and its Subsidiaries for each fiscal quarter of the following fiscal year), and, as soon as available, significant revisions, if any, of such projections with respect to such fiscal year (collectively and together with the Initial Projections, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections comply with the representations set forth in Section 5.5(d);

(d) no later than three (3) Business Days prior to the effectiveness thereof (or such shorter time period as may be agreed by the Administrative Agent in its sole discretion), copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Term Loan Credit Agreement or any material Term Loan Document;

(e) within five days after the same are sent, copies of all financial statements and reports that the Parent Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Parent Borrower may make to, or file with, the SEC;

(f) promptly, at the Parent Borrower’s expense, to the Administrative Agent, such other reports, statements and reconciliations with respect to the Borrowing Base or the Collateral as the Administrative Agent shall from time to time reasonably request;

(g) promptly, such additional financial and other information as any Lender through the Administrative Agent or the Administrative Agent itself may from time to time reasonably request, including without limitation, information for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation;

(h) concurrently with the delivery of a Borrowing Base Certificate, detailed agings of Accounts and a detailed listing of the Quail Rental Assets (together with a reconciliation to its general ledger), prepared as of the end of the applicable period;

(i) promptly upon the Administrative Agent’s request (A) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, and (B) a statement of the outstanding loans and payments made, and Accounts owing to, Affiliates, in each case, as of the last day of the immediately preceding period; and

(j) concurrently with the delivery thereof, copies of any default notices received from the Term Loan Agent.

Documents required to be delivered pursuant to Section 6.1(a) or (b) or Section 6.2(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower posts such documents, or provides a link thereto on the Parent Borrower’s website on the Internet at the website address listed on Schedule 10.2; or (ii) on which such documents are posted on the Parent Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) if so requested by the Administrative Agent or any Lender, the Parent Borrower shall deliver paper copies of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Parent Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. If so requested by the Administrative Agent or any Lender, the Parent Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.2(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Parent Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials, projections and/or information provided by or on behalf of the Parent Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak, ClearPar, IntraLinks or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Parent Borrower or its respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Parent Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Parent Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat the Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Parent Borrower or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 10.7); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (iv) the Administrative Agent and the Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Section 6.3 Notices. Promptly notify the Administrative Agent (which shall promptly furnish such notice to each Lender) of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of the Parent Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect or (ii) litigation, investigation or proceeding which may exist at any time between the Parent Borrower or any of its Subsidiaries and any Governmental Authority that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation, investigation by a third-party (excluding, for the avoidance of doubt, any internal investigations) or proceeding affecting the Parent Borrower or any of its Subsidiaries (i) in which the amount involved is $5,000,000 or more and not covered by insurance or (ii) in which injunctive or similar relief is sought which could reasonably be expected to have a Material Adverse Effect;

(d) as soon as possible and in any event within 10 days after the Parent Borrower knows or has reason to know of the occurrence of any ERISA Event or Foreign Benefit Event that has had or could reasonably be expected to have a Material Adverse Effect;

(e) the formation or acquisition of any Subsidiary by Lux Holdco after the Closing Date promptly after such formation or acquisition and in any event within five (5) Business Days after such formation or acquisition (or such longer period as the Administrative Agent may agree in its sole discretion); and

(f) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.3 shall be accompanied by a statement of a Responsible Officer of the Parent Borrower setting forth details of the occurrence referred to therein and stating what action the Parent Borrower or relevant Subsidiary has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 6.4 Conduct of Business and Maintenance of Existence, etc. (a) (i) Preserve, renew and keep in full force and effect its legal existence (except as otherwise permitted under this Agreement) and (ii) take all reasonable action to maintain all rights, privileges and franchises useful and necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of the foregoing clause (ii), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.5 Maintenance of Property; Insurance. (a) Keep all material Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability and product liability) as are usually insured against in the same general area by companies engaged in the same or a similar business. The Parent Borrower shall furnish certificates, policies and endorsements to Administrative Agent as Administrative Agent shall reasonably require as proof of such insurance, and, if the Parent Borrower fails to do so, Administrative Agent is authorized, but not required, to obtain such insurance at the expense of the Parent Borrower. All policies shall provide for at least thirty (30) days prior written notice to Administrative Agent of any cancellation or reduction of coverage and that Administrative Agent may act as attorney-in-fact for the Parent Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. The Parent Borrower shall cause Administrative Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and the Parent Borrower shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance satisfactory to Administrative Agent. Any such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Administrative Agent, for the ratable benefit of the Secured Parties, as its interests may appear and further specify that Administrative Agent shall be paid regardless of any act or omission by the Parent Borrower or any of its Affiliates. Subject to the terms of the Intercreditor Agreement, the Administrative Agent, at its option, may apply any insurance proceeds received by Administrative Agent at any time while any Event of Default shall have occurred and be continuing to the cost of repairs or replacement of Collateral and/or, to payment of the Obligations, whether or not then due, in any order and in such manner as Administrative Agent may determine or hold such proceeds as cash collateral for the Obligations.

Section 6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit the Administrative Agent and any Lender (accompanied by any other Lender that so elects) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time, upon reasonable prior notice, and to discuss the business, operations, properties and financial and other condition of the Parent Borrower and its Subsidiaries with officers and employees of the Parent Borrower and its Subsidiaries and with its independent certified public accountants (it being understood that all such notices shall be given through the Administrative Agent and shall be coordinated with any other such notices to the extent reasonably possible); provided that, absent a Default or Event of Default, only two such visits per calendar year shall be at the Loan Parties’ expense.

Section 6.7 Environmental Laws. (a) Comply in all respects with, and take all reasonable action to ensure compliance in all respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and (b) obtain and comply in all respects with and maintain, and take all reasonable action to ensure that all tenants and subtenants obtain and comply in all respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except in each case of (a) and (b) to the extent that any failures to so comply, obtain or maintain could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 6.8 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Parent Borrower or such Subsidiary; (b) all other lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, in each case, where non-payment thereof could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 6.9 Additional Collateral; Additional Guarantors. (a) With respect to any Specified Personal Property acquired after the Closing Date as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly following such acquisition (i) execute and deliver to the Administrative Agent such amendments or supplements to the Security Agreement, Lux Security Agreements or Mortgages or such other documents as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a Lien in such Property, (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority Lien in such Property, subject to Permitted Liens, including without limitation, the filing of UCC financing statements (or equivalent documentation) in such jurisdictions as may be required by the Security Agreement, any Lux Security Agreement or by Law or as may be requested by the Administrative Agent and the recording of such amendment or supplement with the United States Coast Guard, if applicable, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(b) With respect to any new Material Subsidiary (other than (i) an Excluded Subsidiary or (ii) a Project Finance Subsidiary) directly or indirectly created or acquired after the Closing Date by the Parent Borrower or any other Loan Parties (which, for the purposes of this paragraph, shall include (1) any existing Material Subsidiary that ceases to be an Excluded Subsidiary or a Project Finance Subsidiary, (2) any existing Subsidiary (that is not an Excluded Subsidiary or a Project Finance Subsidiary) that ceases to be an Immaterial Subsidiary or otherwise becomes a Material Subsidiary and (3) any Subsidiary that guarantees any Indebtedness of the Borrower or any Guarantor), promptly (and in any event within 30 days or such longer period as the Administrative Agent may agree in its sole discretion) following such creation, acquisition or the guaranteeing of any such Indebtedness, (i) cause such Subsidiary (A) to become a party to the Guaranty and the Security Agreement (or enter into other similar documents in form and substance satisfactory to the Administrative Agent), (B) in the case of any such Subsidiary owning a Specified Barge Rig, to execute and deliver a new Mortgage or an amendment to any existing Mortgage to include as covering such Specified Barge Rig, and (C) to take such actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority Lien in the Collateral described in the Security Agreement (or other similar document referred to in (i)(A) above) or the applicable Mortgage (or amendment to an existing Mortgage), as the case may be, with respect to such Subsidiary (subject to Permitted Liens), including, without limitation, the filing of UCC financing statements (or equivalent documentation) in such jurisdictions as may be required by the Security Agreement (or other similar document referred to in (i)(A) above) or by law or as may be reasonably requested by the Administrative Agent and the recording of such Mortgage or amendment to a Mortgage with the United States Coast Guard, if applicable, and (ii) if reasonably requested by the Administrative Agent deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) If, as of the end of any Measurement Period, Immaterial Subsidiaries collectively (i) generated more than 5.0% of Consolidated EBITDA for the Measurement Period most recently ended for which financial statements of the Parent Borrower and its Subsidiaries are available or (ii) own assets that have an aggregate fair market value equal to or greater than 5.0% of Consolidated Tangible Assets of the Parent Borrower and its Subsidiaries, then in each case the Parent Borrower shall cause one or more of such Immaterial Subsidiaries to execute a joinder agreement (or agreements) such that after giving effect thereto, (A) all such remaining Immaterial Subsidiaries that are not Loan Parties generated less than 5.0% of Consolidated EBITDA for such Measurement Period and (B) the total assets owned by all such remaining Immaterial Subsidiaries that are not Loan Parties will have an aggregate fair market value of less than 5.0% of the Consolidated Tangible Assets of the Parent Borrower and its Subsidiaries.

Section 6.10 Ownership of Lux Holdco. Parent Borrower or another Loan Party shall maintain direct ownership of 100% of the outstanding Equity Interests of Lux Holdco at all times.

Section 6.11 Cash Management Systems. (a) Schedule 6.11 sets forth all deposit accounts maintained by the Loan Parties as of the Closing Date, including all Dominion Accounts. Before or concurrently with (i) the opening by the Parent Borrower or any other Loan Party of any deposit account, securities account, lockbox account, concentration account, collection account or disbursement account, and (ii) any account which is not subject to a Control Agreement that previously constituted an Immaterial Account or an Excluded Account ceasing to constitute an Immaterial Account or an Excluded Account, in each case, the Parent Borrower shall deliver to the Administrative Agent a schedule (a “Supplemental Account Identification Schedule”) which provides, in respect of each such account (A) the name and location of each bank and securities intermediary at which the Parent Borrower or such Loan Party maintains a deposit account, securities account, lockbox account, concentration account, collection account or disbursement account in the United States and (B) the account number and account name or other relevant descriptive data with respect to each such account and such other information with respect to each such account as the Administrative Agent shall reasonably request.

(b) Subject to Section 6.15(a) with respect to accounts in existence on the Closing Date, on or before the date any Loan Party deposits any funds or permits any funds to be deposited in or credited to any account (other than an Excluded Account or an Immaterial Account) not currently subject to a Control Agreement, Parent Borrower shall cause to be delivered to the Administrative Agent a Control Agreement with respect to such account, in each case duly executed and delivered by the Parent Borrower or the relevant Loan Party and by the bank or securities intermediary that maintains such account. The applicable Loan Party shall be the sole account holder of each deposit account, securities account, lockbox account, concentration account, collection account or disbursement account on Schedule 6.11 or a Supplemental Account Identification Schedule and shall not allow any other Person (other than the Administrative Agent or any agent or similar representative under any secured Junior Loan Obligations) to have control over a deposit account, securities account, lockbox account, concentration account, collection account or disbursement account or any property deposited therein.

(c) Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to Administrative Agent. On or before the date that is thirty (30) days after the Closing Date (or such later date agreed upon by the Administrative Agent in its sole discretion), each applicable Loan Party shall obtain an agreement (in form and substance satisfactory to Administrative Agent) from each lockbox servicer and Dominion Account bank, establishing Administrative Agent’s control over and Lien in the lockbox or Dominion Account, which may be exercised by Administrative Agent during any Cash Dominion Trigger Period, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Bank of America, Administrative Agent may, during any Cash Dominion Trigger Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America. Administrative Agent and Lenders assume no responsibility to any Borrower for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any depositary bank.

(d) Each Borrower shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors of the Loan Parties forward payment directly to Dominion Accounts (or a lockbox relating to a Dominion Account) maintained pursuant to and in accordance with Section 6.11(c). If any Loan Party receives cash or any Payment Items constituting payments made in respect of any Collateral (whether or not otherwise delivered to a lockbox), it shall hold the same in trust for the Administrative Agent and promptly (and in any event no later than the first Business Day after the date of receipt thereof) deposit the same or cause the same to be deposited into one or more Dominion Accounts. All Net Cash Proceeds of the sale, Net Loss Proceeds relating to or other disposition of any Collateral shall be deposited directly into a Dominion Account.

(e) The Administrative Agent agrees that it will not give any instructions or entitlement orders, as the case may be, in respect of any account subject to a Control Agreement unless a Cash Dominion Trigger Period has commenced and is continuing.

Section 6.12 Inspection and Appraisal of Collateral.

(a) At any time upon the Administrative Agent’s request, permit the Administrative Agent (or its designee) to conduct two (2) field examinations in any calendar year to ensure the adequacy of Borrowing Base Collateral and related reporting and control systems, and prepared on a basis reasonably satisfactory to the Administrative Agent, such field examinations to include, without limitation, information required by applicable Laws. The Parent Borrower shall reimburse the Administrative Agent for all reasonable charges, costs and expenses (including a per diem field examination charge and out of pocket expenses) related thereto with respect the field examinations during each calendar year made pursuant to the immediately preceding sentence; provided, that when an Event of Default has occurred and is continuing, there shall be no limitation on the number or frequency of field examinations that shall be at the sole expense of the Parent Borrower; and

(b) At any time upon the Administrative Agent’s request, promptly provide the Administrative Agent with appraisals of the Quail Rental Assets not more frequently than two (2) times in any calendar year from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis reasonably satisfactory to the Administrative Agent, such appraisals to include, without limitation, information required by applicable Laws; provided that, notwithstanding the foregoing, in the sole discretion of the Administrative

Agent, the Parent Borrower (and the other Borrowers, as applicable) shall provide the Administrative Agent with an additional appraisal of the Quail Rental Assets for a total of three (3) in any calendar year. The Parent Borrower shall reimburse the Administrative Agent for all reasonable charges, costs and expenses related thereto with respect to the appraisals made during each calendar year pursuant to the immediately preceding sentence; provided, that when an Event of Default has occurred and is continuing, there shall be no limitation on the number or frequency of appraisals that shall be at the sole expense of the Parent Borrower.

Section 6.13 Casualty and Condemnation; Disposition Outside the Ordinary Course of Business. (a) Furnish to the Administrative Agent written notice promptly, and in any event within five (5) Business Days of the occurrence, of any Casualty Event affecting Collateral other than Borrowing Base Collateral reasonably expected by the Parent Borrower to result in Net Loss Proceeds in excess of $5,000,000, (b) ensure that the Net Loss Proceeds of any such event (whether in the form of insurance proceeds or otherwise) are collected and applied in accordance with the applicable provisions of the Loan Documents, (c) furnish to the Administrative Agent written notice promptly, and in any event within five (5) Business Days of the occurrence, of any Significant Casualty Event involving Borrowing Base Collateral and (d) furnish to the Administrative Agent written notice promptly, and in any event within five (5) Business Days of the occurrence, of any Disposition outside the Ordinary Course of Business that relates to any Borrowing Base Collateral.

Section 6.14 Anti-Corruption Laws; Sanctions. Except as previously disclosed by the Parent Borrower and its Subsidiaries in public filings, ensure that the Parent Borrower and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar applicable anti-corruption legislation in other jurisdictions in all material respects and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Laws.

Section 6.15 Further Assurances; Post-Closing Deliveries. (a) Deliver all of the Collateral Documents, and any other document, instrument, agreement, recording or filing listed on Schedule 6.15 within the timeframe indicated therein and (b) from time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Parent Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Parent Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

ARTICLE VII

NEGATIVE COVENANTS

Until the Termination Date, the Parent Borrower shall not, nor shall it permit any Subsidiary (other than any Immaterial Subsidiary) to, directly or indirectly:

Section 7.1 Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith by appropriate proceedings diligently conducted, provided that adequate reserves with respect thereto are maintained on the books of the Parent Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) Landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, laborers’, seamen’s, preferred maritime and materialmen’s liens or other like Liens arising in the Ordinary Course of Business which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the payment or performance of bids, tenders, government contracts, trade contracts (other than for borrowed money), leases, statutory or regulatory obligations, surety and appeal bonds, performance bonds, insurance obligations and other obligations of a like nature incurred in the Ordinary Course of Business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the Ordinary Course of Business that, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Parent Borrower or any of its Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 7.1(f), securing Indebtedness permitted by Section 7.3(d), provided that no such Lien is spread to cover any additional Property after the Closing Date other than all or part of the same property or assets (plus improvements, accessions, proceeds or distributions and directly related general intangibles in respect thereof) that secured or, under the written arrangements under which the original Lien arose, could secure the Indebtedness;

(g) Liens securing Indebtedness of the Parent Borrower or any other Subsidiary incurred pursuant to Section 7.3(c) incurred for the purpose of financing all or any part of the acquisition purchase price or cost of construction, design, repair, replacement, installation, or improvement of property, plant or equipment used in the business of the Parent Borrower or such Subsidiary (whether through the direct purchase of such assets or the Equity Interests of the Person owning such assets (but no other material assets)), provided that (i) such Liens shall be created prior to or within 120 days after such acquisition, construction or other event, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness (plus improvements, accessions, proceeds or distributions and directly related general intangibles in respect thereof) and (iii) the amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to the Collateral Documents;

(i) any interest or title of a lessor under any lease entered into by the Parent Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) Liens not otherwise permitted by this Section 7.1 so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to the Parent Borrower and all Subsidiaries) $20,000,000 at any one time and the maturity of the obligations secured thereby is at least 91 days after the Maturity Date; provided that no such Lien shall extend to or cover any Borrowing Base Collateral, or Equity Interests comprising Collateral;

(k) judgment Liens not giving rise to an Event of Default under Section 8.1(h);

(l) Liens upon specific items of inventory or other goods of the Parent Borrower or any Subsidiary securing such Person’s obligations in respect of banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(m) Liens securing reimbursement obligations with respect to commercial letters of credit that encumber documents and other property or assets relating to such letters of credit and products and proceeds thereof;

(n) Liens on assets of Excluded Subsidiaries to secure Indebtedness and related obligations of such Excluded Subsidiary; provided that the Indebtedness is permitted by the terms of Section 7.3(c), (d), (f) or (g) to be incurred by such Excluded Subsidiary;

(o) Liens on Property of a Person existing at the time such Person is merged with or into or consolidated with the Parent Borrower or any Subsidiary of the Parent Borrower or otherwise becomes a Subsidiary of the Parent Borrower; provided that such Liens were in existence prior to the contemplation of such merger or consolidation or such Person becoming a Subsidiary of the Parent Borrower and do not at any time extend to any Property other than the Property of such Person subject to such Liens on the date such Person becomes a Subsidiary of the Parent Borrower;

(p) Liens on Property existing at the time of acquisition of the Property by the Parent Borrower or any Subsidiary of the Parent Borrower; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any Property other than such acquired Property (plus improvements, accessions, proceeds or distributions and directly related general intangibles in respect thereof);

(q) (i) Liens securing Refinancing Debt incurred to refinance Indebtedness that was previously so secured; provided that (x) no such Lien is on Collateral and (y) any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or distributions and related general intangibles in respect thereof) that secured the Indebtedness being refinanced, (ii) Liens securing Refinancing Debt incurred to refinance the

Term Loan Obligations; provided that any such Liens on the Collateral shall be subject to the Intercreditor Agreement, and (iii) Liens securing Refinancing Debt incurred to refinance Permitted Junior Loan Obligations; provided that any such Liens on the Collateral shall be either subject to the Intercreditor Agreement or subordinate to the Liens securing the Obligations pursuant to a separate intercreditor agreement in form and substance satisfactory to the Administrative Agent;

(r) Liens that secure Non-Recourse Debt that encumber the Property financed by such Indebtedness (plus improvements, accessions, proceeds or distributions and directly related general intangibles in respect thereof);

(s) Liens on the Property of any Project Finance Subsidiary;

(t) Liens on and pledges of the Equity Interests of any joint venture or Project Finance Subsidiary owned by the Parent Borrower or any Subsidiary of the Parent Borrower to the extent securing Indebtedness or other obligations of such joint venture or Project Finance Subsidiary; provided that such Indebtedness or obligations are non-recourse as to the applicable pledgor of such Equity Interests other than with respect to such Equity Interests;

(u) Liens permitted under any Mortgage;

(v) Liens on Property under construction (and related rights) in favor of the contractor or developer; provided that such Liens do not secure Indebtedness;

(w) (i) Liens arising under the Term Loan Documents in favor of the Term Loan Agent to secure the Term Loan Obligations; provided that such Liens are at all times subject to the Intercreditor Agreement and (ii) Liens arising under Junior Loan Documents in favor of the trustee, agent or similar representative under any Junior Loan Document to secure Permitted Junior Loan Obligations; provided that such Liens are at all times either subject to the Intercreditor Agreement or subordinate to the Liens securing the Obligations pursuant to a separate intercreditor agreement in form and substance satisfactory to the Administrative Agent;

(x) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Parent Borrower or any Subsidiary, in each case granted in the Ordinary Course of Business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(y) maritime liens for crew wages or for salvage and general average and similar liens, each of which is in respect of obligations that are not delinquent for a period of more than 30 days or are being contested in good faith by appropriate proceedings;

(z) Liens securing Indebtedness permitted under Section 7.3(l); and

(aa) Liens arising from the deposit of funds or securities in trust for the purposes of defeasing Indebtedness;

provided, however, that nothing in this Section 7.1 shall in and of itself constitute or be deemed to constitute an agreement or acknowledgment by the Administrative Agent or any Lender that any Indebtedness subject to or secured by any Lien, right or other interest permitted under subsections (a) through (z) above ranks in priority to any Obligation.

Section 7.2 Minimum Liquidity. Permit Liquidity to be less than $25,000,000 at any time.

Section 7.3 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness (i) of any Loan Party owed to the Parent Borrower or any Subsidiary, (ii) of any Subsidiary owed to any Loan Party and (iii) of any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party; provided that (A) Indebtedness of any Subsidiary that is not a Loan Party that is owed to a Loan Party must be permitted under Section 7.6(h) and (B) Indebtedness of any Loan Party owed to any Subsidiary that is not a Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(c) Indebtedness (including, without limitation, in respect of Capitalized Leases and Synthetic Lease Obligations) secured by Liens permitted by Section 7.1(g), (i) of the Parent Borrower or any of its Subsidiaries (excluding Foreign Subsidiaries and Project Finance Subsidiaries) in an aggregate principal amount not to exceed the greater of $50,000,000 and 7.5% of Consolidated Tangible Assets at any one time outstanding and (ii) of Foreign Subsidiaries (excluding Project Finance Subsidiaries), in an aggregate principal amount not to exceed $100,000,000 at any one time outstanding;

(d) Indebtedness outstanding on the Closing Date and listed on Schedule 7.3(d);

(e) Guarantees of the Parent Borrower or any Subsidiary in respect of Indebtedness permitted under this Section 7.3 (excluding Guarantees of Indebtedness permitted under Section 7.3(h)); provided that any Guarantee by a Loan Party of Indebtedness of a Subsidiary that is not a Loan Party shall constitute an Investment and must be permitted under Section 7.6(h);

(f) Indebtedness represented by agreements of the Parent Borrower or any Subsidiary providing for indemnification, adjustment of purchase price, or similar obligations, in each case, incurred or assumed in connection with a Disposition of any business, assets, or Equity Interests of the Parent Borrower or any Subsidiary that is permitted under Section 7.5(k); provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Parent Borrower and its Subsidiaries in connection with such Disposition;

(g) any Indebtedness (the “Refinancing Debt”) issued in exchange for, or the Net Cash Proceeds of which are to be used to redeem, refinance, replace, defease, discharge, refund, renew, extend or otherwise retire for value, any Indebtedness referred to in clauses (c), (d) or (m) or any Refinancing Debt incurred pursuant to this Section 7.3(g), without any shortening of the maturity of any principal amount of the Indebtedness refinanced (the

“Refinanced Indebtedness”) or to pay premiums (if any), fees or expenses payable in connection with any such refinancing, refunding, renewal or extension; provided that (i) the aggregate principal amount of any Refinancing Debt incurred to refinance, replace, renew or extend (A) the Term Loan Obligations shall not exceed the principal amount of the Term Loan Obligations so refinanced, replaced, renewed or extended plus the amount of any premiums (if any), fees or expenses payable in connection with any such refinancing, refunding, renewal or extension, and any such refinancing, replacement, renewal or extension shall be permitted under the terms of the Intercreditor Agreement and (B) any Permitted Junior Loan Obligations shall not exceed the principal amount of the Permitted Junior Loan Obligations so refinanced, replaced, renewed or extended plus the amount of any premiums, fees or expenses payable in connection with any such refinancing, refunding, renewal or extension, and any such refinancing, replacement, renewal or extension shall be permitted under the terms of the Intercreditor Agreement or the other intercreditor agreement to which such refinanced Permitted Junior Loan Obligations were subject, as applicable, and (ii) the terms of such Refinancing Indebtedness (including covenants and events of default but excluding interest rates, interest rate margins, rate floors, fees, funding discounts, original issue discount and redemption or prepayment premiums) are no more restrictive, taken as a whole, to the obligor thereunder than the terms of the applicable Refinanced Indebtedness. The proceeds of the Refinancing Debt shall be used substantially concurrently with the incurrence thereof to redeem, refinance, replace, defease, discharge, renew, extend, refund or otherwise retire for value the Refinanced Indebtedness. Upon the redemption, repayment or other retirement for value of any Refinanced Indebtedness incurred to refinance Indebtedness of the type described in Section 7.3(c) or Section 7.3(m), the Refinancing Debt incurred with respect thereto shall cease to be Refinancing Debt incurred pursuant to this Section 7.3(g) and shall thereafter constitute Indebtedness incurred under, and be subject to the conditions and limitations of, Section 7.3(c) or Section 7.3(m), as applicable;

(h) Non-Recourse Debt;

(i) Project Financing incurred by Project Finance Subsidiaries;

(j) Subordinated Debt, provided that, the maturity of such Subordinated Debt shall be at least 91 days after the Maturity Date;

(k) [reserved];

(l) additional unsecured Indebtedness or Indebtedness secured by Liens that are subordinate to the Liens securing the Obligations on terms satisfactory to the Administrative Agent, in each case, of the Parent Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) in an aggregate principal amount (for the Parent Borrower and all such Subsidiaries) not to exceed $30,000,000 at any one time outstanding, as long such Indebtedness: (i) has a scheduled maturity occurring at least 91 days after the Maturity Date, (ii) contains terms (including covenants and events of default but excluding interest rates, interest rate margins, rate floors, fees, funding discounts, original issue discount and redemption or prepayment premiums) no more restrictive, taken as a whole, to the Parent Borrower and its Subsidiaries than those contained in this Agreement, and (iii) has no scheduled amortization occurring prior to the Maturity Date;

(m) (i) the Term Loan Obligations in an aggregate amount not to exceed at any time outstanding the sum of (A) $250,000,000 and (B) Capitalized Amounts in respect of or attributable to the Term Loan Obligations at any time outstanding and (ii) Permitted Junior Loan Obligations; provided that, all Permitted Junior Loan Obligations that are secured by Liens shall be secured only by Liens permitted under Section 7.1(w)(ii); and

(n) Indebtedness in respect of Swap Contracts permitted under Section 7.13 and Cash Management Agreements;

provided that, notwithstanding anything else to the contrary herein or in any other Loan Document, (x) no Subsidiary of a Borrower or any Loan Party shall Guarantee any Junior Loan Obligations or Refinancing Debt in respect thereof of a Borrower unless such Subsidiary is or shall become a Loan Party hereunder and (y) this Section 7.3 shall not prohibit the consummation of the Specified Permitted Reorganization.

Section 7.4 Fundamental Changes. Enter into any merger, consolidation, Division or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all its Property or business except that:

(a) any Subsidiary of the Parent Borrower may be merged or consolidated with or into the Parent Borrower (provided that the Parent Borrower shall be the continuing or surviving Person), with or into any other Borrower (provided that a Borrower shall be the continuing or surviving Person) or with or into any other Loan Party (provided that (i) a Loan Party shall be the continuing or surviving Person or (ii) simultaneously with such transaction, the continuing or surviving Person shall become a Loan Party and the Parent Borrower shall comply with Section 6.9 in connection therewith);

(b) any Subsidiary may merge with any other Subsidiary (or any Person that becomes a Subsidiary contemporaneously with such merger) so long as, (x) in the case of any merger involving a Guarantor, the surviving Person shall be (or shall contemporaneously become) a Guarantor or (y) in the case of any merger involving a Borrower, the surviving Person shall be (or shall contemporaneously become) a Borrower;

(c) any Subsidiary of the Parent Borrower (other than a Borrower) may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Parent Borrower or any Subsidiary (so long as, in the case of any such Disposition by a Guarantor, the Subsidiary to whom such assets are disposed of is a Guarantor) and may be dissolved following such Disposition;

(d) any Excluded Subsidiary, Project Finance Subsidiary or Immaterial Subsidiary may Dispose of any or all of its assets and may be dissolved following such Disposition;

(e) the Equity Interests of any Excluded Subsidiary, Project Finance Subsidiary or Immaterial Subsidiary may be Disposed of or issued to any other Person;

(f) the Parent Borrower and any Subsidiary may merge or consolidate with any Person to effectuate a Permitted Acquisition; provided that, in the case of a merger or consolidation involving a Loan Party, a Loan Party is the surviving Person (or the surviving Person shall contemporaneously become a Loan Party);

(g) any merger, consolidation, amalgamation, dissolution or Disposition of any Subsidiary that is not a Loan Party that constitutes a Disposition permitted under Section 7.5(k);

(h) any change in the jurisdiction of organization of any Subsidiary if the Parent Borrower determines in good faith that such change is in the best interest of the Borrowers and is not disadvantageous to the Lenders; provided that (i) the Parent Borrower shall have provided not less than 15 days’ (or such shorter period as the Administrative Agent may agree to in its sole discretion) prior written notice of such change to the Administrative Agent and (ii) with respect to any such change involving a Subsidiary that is a Loan Party, such Subsidiary (as reorganized in the new applicable jurisdiction) shall comply with all requirements set forth in Section 6.9(b) as if it were a newly created Material Subsidiary, including taking all necessary actions to ensure that the Administrative Agent’s Liens in the Collateral of such Subsidiary shall remain in full force and effect; and

(i) this Section 7.4 shall not prohibit the consummation of the Specified Permitted Reorganization;

provided, further, that, for avoidance of doubt, any transaction permitted under this Section 7.4 that would result in a Change of Control shall cause a Default under Section 8.1(k); provided further that if any merger or consolidation is with a Borrower, then prior to including the assets of such Person in the Borrowing Base (i) the Administrative Agent shall consent to including any such Accounts or Quail Rental Assets in calculating the Borrowing Base, (ii) the Administrative Agent shall receive an appraisal from an appraiser selected and engaged by the Administrative Agent and prepared on a basis reasonably satisfactory to the Administrative Agent, such appraisal to include, without limitation, information required by applicable Laws, (iii) the Administrative Agent (or its designee) shall conduct a field examination to ensure the adequacy of the proposed Borrowing Base Collateral and related reporting and control systems, and prepared on a basis reasonably satisfactory to the Administrative Agent, such field examination to include, without limitation, required by applicable Laws and (iv) the Administrative Agent shall receive any other document or information in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent in its sole discretion.

Section 7.5 Disposition of Property. Dispose of any Property (including by way of Division) whether now owned or hereafter acquired, or issue or Dispose of any Equity Interest of any Person that directly or indirectly owns any of the foregoing, except:

(a) Dispositions permitted by Section 7.4;

(b) the Disposition of obsolete or worn out property, or property that is no longer used or useful in such Person’s business, in the Ordinary Course of Business;

(c) the Disposition of inventory or other assets in the Ordinary Course of Business or consistent with past practice;

(d) Dispositions of cash or Cash Equivalents in the Ordinary Course of Business;

(e) the sale or issuance of (i) the Parent Borrower’s Equity Interests (other than Disqualified Stock) or (ii) any Subsidiary’s Equity Interests to the Parent Borrower or any other Loan Party;

(f) (i) transfers of assets between or among the Parent Borrower and the other Loan Parties, (ii) transfers of assets to Loan Parties and (iii) transfers of assets between or among Subsidiaries that are not Loan Parties;

(g) any Dispositions constituted by the granting of Liens permitted by Section 7.1;

(h) any lease of drill pipe by Quail Tools to a customer located outside of the United States and any subsequent sale to such customer of any such drill pipe;

(i) any sale by the Parent Borrower or any Subsidiary to its customers of drill pipe, tools, and associated drilling equipment utilized in connection with a drilling contract for the employment of a drilling rig in the Ordinary Course of Business and consistent with past practice;

(j) Dispositions constituting Investments permitted under Section 7.6(h);

(k) any other Disposition of Property not otherwise permitted under this Section 7.5; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate fair market value of all Property disposed of in reliance on this Section 7.5(k) in any 12 month period does not exceed $25,000,000 and (iii) at least 75% of the purchase price for such Property shall be paid to the Parent Borrower or the applicable Subsidiary in cash, Cash Equivalents or any combination thereof; provided that any liabilities (as shown on the Parent Borrower’s or such Subsidiary’s most recent balance sheet) of the Parent Borrower or any Subsidiary (other than (x) liabilities of any Excluded Subsidiary or Project Finance Subsidiary and (y) contingent liabilities and liabilities that are by their terms subordinated to the Loans or any Guarantee pursuant to the Loan Documents) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Parent Borrower or such Subsidiary from further liability shall be deemed to be cash for purposes of this Section 7.5(k); and

(l) Dispositions required to consummate the Specified Permitted Reorganization;

provided, that, notwithstanding the foregoing, this Section 7.5 shall not permit the Parent Borrower or any of its Subsidiaries to Dispose of a Borrower, unless such borrower status is terminated in accordance with Section 2.14(e).

Section 7.6 Restricted Payments and Investments. (i) Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interests of the Parent Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent Borrower or any Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Parent Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Equity Interests (collectively, “Restricted Payments”) or (ii) make or permit to exist any Investments (including by way of Division), except that:

(a) any Subsidiary may make Restricted Payments to the holders of its Equity Interests on a pro rata basis, or a more favorable basis to any such holder which is a Loan Party or a Subsidiary of a Loan Party;

(b) (i) the Parent Borrower may make Restricted Payments in the form of Equity Interests (other than Disqualified Stock) of the Parent Borrower and (ii) the Parent Borrower may make cash payments in lieu of the issuance of fractional shares; provided that, with respect to a transaction under this Section 7.06(b)(ii), (A) no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any such cash payments and (B) immediately upon consummation of any cash payments for fractional shares, such fractional shares must be retired;

(c) Restricted Payments required to consummate the Specified Permitted Reorganization;

(d) so long as no Event of Default has occurred and is continuing or would be caused thereby, the Parent Borrower or any Subsidiary may repurchase, redeem, or otherwise acquire or retire any Equity Interests of the Parent Borrower or any Subsidiary held by any existing or former director, officer or employee of the Parent Borrower or any Subsidiary (or their transferees, estates or beneficiaries) pursuant to any employment agreement, equity subscription agreement, stock option agreement, or similar agreement, provided, that the aggregate amount of payments under this Section 7.6(d) subsequent to the Closing Date (net of any proceeds received by the Parent Borrower subsequent to the date hereof in connection with resales of any common stock or common stock options so purchased) shall not exceed $5,000,000 in any twelve (12) month period and not more than $15,000,000 in the aggregate during the term of this Agreement;

(e) the Parent Borrower may acquire Equity Interests in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;

(f) the Parent Borrower may make any Restricted Payment in exchange for, or in an amount not to exceed, the net cash proceeds of a substantially concurrent sale (other than to a Subsidiary of the Parent Borrower) of, Equity Interests of the Parent Borrower (other than Disqualified Stock), or from the substantially concurrent contribution of common equity capital to the Parent Borrower, with a sale and contribution being deemed substantially concurrent if such Restricted Payment occurs not more than 60 days after such sale or contribution; provided that immediately before and after giving effect to any Restricted Payment under this Section 7.6(f), the Parent Borrower is in compliance with Section 7.2;

(g) the Parent Borrower may make the payment of any dividend or consummate any irrevocable redemption permitted under Section 7.6(i) within 60 days after the date of declaration of the dividend or the giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Agreement; provided that immediately before and after giving effect to any Restricted Payment under this Section 7.6(g), the Parent Borrower is in compliance with Section 7.2;

(h) the Parent Borrower or any Subsidiary may make or hold the following Investments:

(i) Investments in cash and Cash Equivalents;

(ii) loans or advances to employees in the Ordinary Course of Business and consistent with past practices, including for payroll, travel and similar expenses, but in any event not to exceed $2,000,000 in the aggregate outstanding at any one time;

(iii) (A) Investments by the Parent Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (B) additional Investments by the Parent Borrower and its Subsidiaries in Loan Parties, (C) additional Investments by Subsidiaries of the Parent Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties, (D) Investments required to consummate the Specified Permitted Reorganization and (E) so long as no Default or Event of Default exists immediately before the making of such Investment or would exist after giving effect thereto, additional Investments by the Loan Parties in Subsidiaries that are not Loan Parties in an aggregate amount not to exceed $10,000,000;

(iv) Investments in Project Finance Subsidiaries not to exceed $25,000,000 outstanding in the aggregate (measured on the date each such Investment was made and without giving effect to subsequent changes in value) for all such Investments on or after the date hereof, it being understood that if such Project Finance Subsidiary repays such Investment in full in cash or if a Borrower shall sell such Project Finance Subsidiary in full for cash, such Investment will no longer be outstanding for purposes hereof to the extent of such cash received; provided that immediately before and after giving effect to the making of any Investment under this Section 7.6(h)(iv), the Parent Borrower is in compliance with Section 7.2;

(v) Guarantees of Indebtedness of Loan Parties permitted under Section 7.3;

(vi) Permitted Acquisitions;

(vii) so long as the Payment Conditions applicable to Investments are satisfied immediately after giving effect thereto, other Investments;

(viii) any Investment consisting of the non-cash proceeds of a Disposition that was made pursuant to and in compliance with Section 7.5 hereof;

(ix) any Investments received (a) in satisfaction of judgments or in compromise of obligations of trade creditors or customers that were incurred in the Ordinary Course of Business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (b) as a result of a foreclosure by the Parent Borrower or any of its Subsidiaries with respect to any secured Investment in default;

(x) to the extent constituting an Investment, Investments in Swap Contracts permitted under Section 7.13;

(i) so long as the applicable Payment Conditions are satisfied after giving effect thereto, the Parent Borrower may make other Restricted Payments (other than Investments).

Furthermore, for the avoidance of doubt, payments made (i) for the purpose of matching contributions of employees’ 401(k) Plan contributions (including payments made to third-parties for the purpose of permitting such third-parties to acquire Equity Interests of the Parent Borrower to be delivered to employees for the purpose of such contributions) and (ii) pursuant to the Parent Borrower’s Long-Term Incentive Plan, as amended and restated, shall not be considered Restricted Payments.

Section 7.7 Modifications of Debt Instruments, etc. (a) Amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to (i) any of the terms of any Refinancing Debt or any other Indebtedness of any Loan Party having a principal amount in excess of the Threshold Amount to the extent that any such amendment, modification, waiver or other change would shorten the maturity or increase the amount of any payment of principal thereof, increase the interest rate or shorten the date for payment of interest thereon or make any covenants or other restrictions applicable to the Parent Borrower or any of its Subsidiaries materially more restrictive, taken as a whole, or (ii) the Term Loan Credit Agreement or any other document evidencing or securing Term Loan Obligations, in each case, except to the extent permitted under the Intercreditor Agreement, or (b) amend its Organization Documents in any manner adverse to the Administrative Agent or the Lenders in their capacities as such.

Section 7.8 Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property (including by way of Division), the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Parent Borrower or any other Loan Party or in the case of any Subsidiary that is not a Loan Party, any other Subsidiary that is not a Loan Party) unless such transaction is (a) otherwise permitted under this Agreement and (b) upon fair and reasonable terms no less favorable to the Parent Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. This Section 7.8 shall not apply to the following transactions: (i) any employment agreement entered into by the Parent Borrower or any of its Subsidiaries in the Ordinary Course of Business and consistent with past practices, (ii) payment of reasonable directors’ fees, (iii) sales of Equity Interests of the Parent Borrower to Affiliates of the Parent Borrower, (iv) any Restricted Payment or Investment otherwise permitted under Section 7.6 and prepayments of the Term Loan Obligations permitted under Section 7.16, (v) indemnification agreements with, and payments made, to officers, directors, and employees of the Parent Borrower or any Subsidiary pursuant to charter, bylaw, statutory, or contractual provisions, (vi) the performance of obligations of the Parent Borrower or any Subsidiary under the terms of any agreement to which the Parent Borrower or any Subsidiary is a party as of the Closing Date and that is set forth on Schedule 7.8, and any amendments, modifications, supplements, extensions, or renewals of such agreements; provided that any such amendments, modifications, supplements, extensions, or renewals of such agreements are not materially more disadvantageous, taken as a whole, to (x) the Parent Borrower or any Subsidiary of the Parent Borrower or (y) the Administrative Agent and the Lenders than the terms of such agreements as in effect on the Closing Date, (vii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements or stock option or stock ownership plans approved by the board of directors of the Parent Borrower, (viii) loans or advances to employees in the Ordinary Course of Business and consistent with past practices, but in any event not to exceed $2,000,000 in the aggregate outstanding at any one time, (ix) any transaction in which the Parent Borrower or any of its Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Parent Borrower or such Subsidiary from a financial point of view or that such transaction meets the requirements of the first sentence of this paragraph, (x) dividends and distributions to the Parent Borrower and its Subsidiaries by any Affiliate, (xi) guarantees of performance by the Parent Borrower and its Subsidiaries of Subsidiaries in the Ordinary Course of Business, except for guarantees of Indebtedness (xii) any transaction where the only consideration paid by the Parent Borrower or a Subsidiary is Equity Interests of the Parent Borrower (other than Disqualified Stock), (xiii) transactions required to consummate the Specified Permitted Reorganization and (xiv) transactions required to effectuate the Plan of Reorganization.

Section 7.9 Changes in Fiscal Periods. Permit the fiscal year of the Parent Borrower to end on a day other than December 31 or change the Parent Borrower’s method of determining fiscal quarters.

Section 7.10 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Parent Borrower or any of its Material Subsidiaries (other than Excluded Subsidiaries and Project Finance Subsidiaries) to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under the Guaranty, other than (a) this Agreement and the other Loan Documents, (b) the Term Loan Credit Agreement, any Junior Loan Documents governing any Permitted Junior Loan Obligations or similar instruments governing any Refinancing Debt incurred to refinance the Term Loan Obligations or any other Junior Loan Obligations, (c) any agreements governing any purchase money Liens or Capitalized Leases or other secured Indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby or securing such Indebtedness), (d) customary non-assignment provisions in any contract or lease entered into in the Ordinary Course of Business and consistent with past practices, (e) applicable law or any applicable rule, regulation, or order of any Governmental Authority, (f) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements, and other similar agreements, (g) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the Ordinary Course of Business, (h) any agreement in effect at the time such Subsidiary becomes a Subsidiary of Parent Borrower, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Subsidiary of Parent Borrower and is not applicable to any Person, or the properties or assets of any Person, other than such Subsidiary or such Subsidiary’s properties and assets, and (i) any instrument governing Indebtedness assumed in connection with any acquisition of any Person or asset and not incurred in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired.

Section 7.11 Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary (other than Excluded Subsidiaries and Project Finance Subsidiaries) to (a) make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Indebtedness owed to, the Parent Borrower or any other Subsidiary (it being understood that (i) the priority of any preferred equity in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common equity shall not be deemed a restriction on the ability to make distributions on Equity Interests and (ii) the subordination of loans or advances made to the Parent Borrower or any Subsidiary to other Indebtedness incurred by the Parent

Borrower or any Subsidiary shall not be deemed a restriction on the ability to pay loans or advances), (b) make Investments in the Parent Borrower or any other Loan Party or (c) transfer any of its assets to the Parent Borrower or any other Loan Party, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Equity Interests or assets of such Subsidiary, (iii) any restrictions imposed pursuant to agreements governing any purchase money Liens or Capitalized Leases or other secured Indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective as to transfers of the assets financed thereby or securing such Indebtedness), (iv) customary non-assignment provisions in any contract or lease entered into in the Ordinary Course of Business and consistent with past practices, (v) applicable law or any applicable rule, regulation, or order of any Governmental Authority, (vi) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements, and other similar agreements, provided that such provisions apply only to the assets subject to such agreements, (vii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the Ordinary Course of Business, (viii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of Parent Borrower, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Subsidiary of Parent Borrower and is not applicable to any Person, or the properties or assets of any Person, other than such Subsidiary or such Subsidiary’s properties and assets, and (ix) any instrument governing Indebtedness assumed in connection with any acquisition of any Person or asset and not incurred in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired.

Section 7.12 Lines of Business. Enter into any material business except for those businesses directly relating to the oil services industry in which the Parent Borrower and its Subsidiaries have previously engaged or are engaged on the Closing Date or that are incidental or reasonably related thereto or that are a reasonable extension thereof, as determined in good faith by the Parent Borrower or applicable Subsidiary.

Section 7.13 Swap Contracts. Enter into any Swap Contract other than Swap Contracts entered into in the Ordinary Course of Business, and not for speculative purposes, to protect against changes in interest rates or foreign exchange rates.

Section 7.14 Anti-Corruption Laws. (a) Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar applicable anti-corruption legislation in other jurisdictions in any material respects. (b) Cause or permit any of the funds of any Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Law.

Section 7.15 Sanctions. Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual, entity or other Person, for the purpose of funding any activities of or business with any individual, entity or other Person, or in any country or territory, in a manner that will result in a violation of applicable Sanctions, or in any other manner that will result in a violation by any individual, entity or other Person (including any individual, entity or other Person participating in the transaction, whether as underwriter, advisor, investor, Lender, Arranger, Administrative Agent, L/C Issuer or otherwise) of applicable Sanctions.

Section 7.16 Prepayment, etc. of Junior Loan Obligations and Certain Indebtedness. Make any optional or mandatory prepayment, repurchase, redemption, defeasance, exchange or any other voluntary or mandatory payment or retirement in respect of any Indebtedness for borrowed money (including the Term Loan Obligations and any other Junior Loan Obligations) prior to the scheduled maturity thereof; provided, however, if (a) the prepayment, repurchase, redemption, defeasance, exchange or other voluntary or mandatory payment or retirement is made from the proceeds from or issuance of a substantially concurrent (i) incurrence of Refinancing Debt permitted under Section 7.3 or (ii) issuance of Equity Interests of the Parent Borrower (other than Disqualified Stock) (in each case with an incurrence or issuance and a prepayment, repurchase, redemption, defeasance, exchange or other voluntary or mandatory payment or retirement being deemed substantially concurrent if such repurchase, redemption, defeasance, exchange or other voluntary or mandatory payment or retirement occurs not more than 60 days after such incurrence or issuance), (b) immediately before and after giving effect to any such voluntary prepayment, repurchase, redemption, defeasance, exchange or other voluntary payment or retirement, the applicable Payment Conditions are satisfied, or (c) immediately before and after giving effect to any such mandatory prepayment, repurchase, redemption, defeasance, exchange or other mandatory payment or retirement, no Default or Event of Default exists immediately prior to or would exist after giving effect thereto, then, in the case of (a), (b) or (c), as applicable, such optional or mandatory prepayment, repurchase, redemption, defeasance, exchange or other voluntary payment or retirement shall be permitted; provided that, notwithstanding the foregoing, (1) no optional or mandatory prepayment, repurchase, redemption, defeasance, exchange or other voluntary or mandatory prepayment or retirement shall be permitted under this Section 7.16 with the proceeds of any Loan; and (2) this Section 7.16 shall not preclude any Subsidiary which is not a Loan Party from making any optional or mandatory prepayment, repurchase, redemption, defeasance, exchange or other voluntary or mandatory prepayment or retirement in respect of its Indebtedness for borrowed money out of its then available cash on hand.

Section 7.17 Activities of Lux Holdco. Notwithstanding anything to the contrary contained herein, Lux Holdco shall not:

(a) hold any assets other than (i) (A) the Equity Interests of Parker Drilling Arctic Operating, LLC, Quail Tools, L.P., Parker Drilling Offshore USA L.L.C. and Quail USA, LLC and (B) the Equity Interests of any Subsidiary formed or acquired by Lux Holdco after the Closing Date in compliance with clause (d) below, (ii) cash and Cash Equivalents in an amount at any time not to exceed $100,000 except for cash and Cash Equivalents received as a Restricted Payment or Investment from the Parent Borrower or any of its Subsidiaries held on a temporary basis in an account covered by a Lux Account Pledge Agreement, pending the application thereof, and (iii) other miscellaneous non-material assets incidental to the activities described in clause (c) below;

(b) create, incur, assume or suffer to exist any Indebtedness or liabilities, other than: (i) Indebtedness permitted to be incurred under Sections 7.3(a), (b), (e), (g) and (m), (ii) tax liabilities arising in the ordinary course of business and (iii) corporate, administrative and operating expenses incurred or arising in the ordinary course of business;

(c) engage in any activities or business other than (i) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance and the payment of Taxes, (ii) holding the assets and incurring the liabilities described in this Section 7.17 and activities incidental and related thereto, (iii) making payments, dividends or distributions to its parent entities, (iv) making Investments in its Subsidiaries (subject to Section 7.6) and (v) performing its obligations under the Loan Documents, the Term Loan Documents and any Junior Loan Documents; or

(d) form or acquire any Subsidiary unless all actions required to be taken pursuant to Section 6.9 with respect to such Subsidiary and the Equity Interests of such Subsidiary shall have been taken.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.1 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Parent Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) Any Loan Party shall default in the observance or performance of any agreement contained in Section 6.4(a)(i) (with respect to (A) the Parent Borrower or (B) any other Borrower so long as such Person is a Borrower hereunder), Section 6.3(a), Section 6.3(e), Section 6.11 or Article VII, or in Article IV of the Security Agreement, (iii) any Loan Party shall default in the observance or performance of any agreement contained in Section 6.1(d), and such default shall continue unremedied for a period of (C) during a Weekly BBC Trigger Period, 3 days or (D) at any other time, 5 days, or (iv) any Loan Party shall default in the observance or performance of any agreement contained in Section 6.1 (other than Section 6.1(d)), Section 6.9(a)(i), Section 6.9(b) or Section 6.12 and such default shall continue unremedied for a period of 10 days; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Sections 8.1(a) or (b) above or (d) below) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier to occur of (i) written notice thereof from the Administrative Agent to the Parent Borrower (which notice may be given by the Administrative Agent and will be given at the request of the Required Lenders) or (ii) a Responsible Officer of the Parent Borrower or any other Loan Party otherwise becoming aware of such default or any “Event of Default” under any Loan Document (other than this Agreement) shall occur and continue to exist beyond any applicable grace period set forth in such Loan Document; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Parent Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Parent Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of the Term Loan Obligations or any other Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required and after giving effect to the running of any grace periods applicable thereto, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Parent Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Parent Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Parent Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; provided, however, this clause (e) shall not apply to (1) voluntary prepayments and redemptions, (2) any Non-Recourse Debt or Project Financing or (3) any repurchase or redemption of Indebtedness in connection with a change of control offer or asset sale offer or other similar mandatory prepayment; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries (other than any Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law (other than the Cases), or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) the Parent Borrower or any Subsidiary (other than any Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. One or more judgments or decrees shall be entered against the Parent Borrower or any of its Subsidiaries involving, for the Parent Borrower and its Subsidiaries taken as a whole, a liability (not paid or fully covered by independent third party insurance as to which the relevant insurance company has acknowledged coverage) in an aggregate amount in excess of the Threshold Amount, and all such judgments or decrees shall not have been paid, vacated, discharged, stayed or bonded pending appeal by the earlier of (i) the date which 60 days from the entry thereof and (ii) the date on which the relevant judgment creditor(s) has begun to enforce such judgment(s) or decree(s); or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Parent Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount that could reasonably be expected to have a Material Adverse Effect, (ii) the Parent Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to have a Material Adverse Effect or (iii) a Foreign Benefit Event occurs which has resulted or could reasonably be expected to result in liability of the Parent Borrower or one of its Subsidiaries in an aggregate amount that could reasonably be expected to have a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any Loan Document (including, for the avoidance of doubt, the Intercreditor Agreement), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the occurrence of the Termination Date, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any Loan Document (including, for the avoidance of doubt, the Intercreditor Agreement); or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (including, for the avoidance of doubt, the Intercreditor Agreement), or purports to revoke, terminate or rescind any Loan Document (including, for the avoidance of doubt, the Intercreditor Agreement); or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any Collateral Document after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.1) on (i) the Collateral consisting of Accounts or Quail Rental Assets of the type included in the Borrowing Base or (ii) other Collateral purported to be covered thereby having an aggregate fair market value in excess of $5,000,000, that is purported to be covered thereby unless such occurrence results solely from action of the Administrative Agent or any Lender (or any failure of the Administrative Agent or any Lender to file or record any financing statements (or amendments or continuations thereof), intellectual property security agreements (or amendments, restatements or supplements thereto) and/or mortgages (or amendments, restatements or supplements thereto)) and involves no Default by the Parent Borrower or any other Loan Party hereunder or under any Collateral Document.

Section 8.2 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Parent Borrower;

(c) require that the Parent Borrower Cash Collateralize the L/C Obligations (in an amount equal to 105% of the then Outstanding Amount thereof; provided, however, that the Administrative Agent or applicable L/C Issuer may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations and the Parent Borrower shall deposit such additional Cash Collateral); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Parent Borrower under the Bankruptcy Code, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Parent Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.3 Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.2), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III but excluding any principal, interest and Letter of Credit Fees) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuers, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn face amount of Letters of Credit;

Sixth, to payment of all other Obligations ratably among the Secured Parties; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Parent Borrower or as otherwise required by Law.

Subject to Section 2.3(c), amounts used to Cash Collateralize the aggregate undrawn face amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to the Obligations otherwise set forth above in this Section.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. After the Closing Date, a Secured Party Designation Notice shall be required. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

ADMINISTRATIVE AGENT

Section 9.1 Appointment and Authority. (a) Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents (including, for the avoidance of doubt, the Intercreditor Agreement) and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof (including, for the avoidance of doubt, the execution and delivery of the other Loan Documents (including the Intercreditor Agreement)), together with such actions and powers as are reasonably incidental thereto. The provisions of this Article, other than the final sentence of Section 9.10, are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and the Parent Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents (including, for the avoidance of doubt, the Intercreditor Agreement), and each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank and on behalf of each of its Affiliates that is or may be a Cash Management Bank or Hedge Bank) and each L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In furtherance thereon, each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank and on behalf of each of its Affiliates that is or may be a Cash Management Bank or Hedge Bank) and each L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent (or any sub-agent of the Administrative Agent appointed pursuant to Section 9.5), as “collateral agent” to act as trustee on their behalf solely for the purpose of acting as mortgagee under Mortgages and holding the first preferred mortgage interest in each Specified Rig granted to the Administrative Agent, as “collateral agent”, as trustee pursuant to the respective Mortgage. The Administrative Agent hereby accepts such trust and declares that, as trustee, it will hold each Mortgage for the sole use and benefit of the Lenders and each L/C Issuer and shall, on behalf of the trust created hereby, perform its obligations hereunder, but only upon the terms and conditions of this Agreement. In connection with all of the foregoing, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.4(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and each Agent’s duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Parent Borrower, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Parent Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Parent Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Parent Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed).

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Parent Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Parent Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed).

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.1(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Parent Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.4 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d) Any resignation or removal by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.3(c). Upon the appointment by the Parent Borrower of a successor L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender) and the acceptance by such successor L/C Issuer of the rights, duties and obligations of such capacity hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

Section 9.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the “Bookrunners” or “Arrangers” or the Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

Section 9.9 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Parent Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise.

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Section 2.3(i) and (j), 2.9 and 10.4) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9 and 10.4.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.1), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 9.10 Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank and for on behalf of each of its Affiliates that is or may be a Cash Management Bank or Hedge Bank) and each L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to (a) release any and all Collateral from the Liens created by the Collateral Documents, subordinate any Lien on any and all such Collateral and/or release any and all Guarantors (other than any Borrower) from their respective obligations under the Guaranty at any time and from time to time in accordance with the provisions of the Collateral Documents and Section 10.21 and (b) execute and deliver, and take any action referred to in Section 10.21 to evidence any such release or subordination.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Borrower (other than the Parent Borrower) or Subsidiary Guarantor from its obligations under the Guaranty pursuant to

Section 9.10 or Section 10.21. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. In addition, the Administrative Agent will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of the Parent Borrower, or any other party, or opine or advise on any related Solvency issues.

Lux Holdco hereby expressly accepts and confirms, for the purposes of article 1278 and article 1281 of the Luxembourg civil code, that notwithstanding any assignment, transfer and/or novation permitted under, and made in accordance with, the provisions of this Agreement, any security provided pursuant to a Loan Document to which Lux Holdco is a party shall be preserved, for the purposes of Luxembourg law, for the benefit of any new Lender.

Section 9.11 Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.3, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

Section 9.12 Lender ERISA Representation.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that:

(i) none of the Administrative Agent or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent or the Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c) The Administrative Agent and the Arrangers hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE X

MISCELLANEOUS

Section 10.1 Amendments, Etc. Any provision of the Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (i) in the case of this Agreement, the Parent Borrower and the Required Lenders and acknowledged by the Administrative Agent, and (ii) in the case of any other Loan Document, each party thereto and the Administrative Agent (with the consent of the Required Lenders, or otherwise in accordance with the express terms thereof or pursuant to any Loan Document), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.1 (other than Section 4.1(b)), or, in the case of the initial Credit Extension, Section 4.2, without the written consent of each Lender;

(b) without limiting the generality of clause (a) above, waive any condition set forth in Section 4.2 as to any Credit Extension without the written consent of the Required Lenders;

(c) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2) without the written consent of such Lender;

(d) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(e) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.1) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Parent Borrower to pay interest or Letter of Credit Fees at the Default Rate even if the effect of such amendment would be to reduce the interest rate on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(f) change the definition of “Applicable Percentage”, Section 2.12(a), Section 2.12(f), Section 2.13 or Section 8.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender affected thereby;

(g) amend Section 1.6 or the definition of “Alternative Currency” without the written consent of each L/C Issuer;

(h) change (i) any provision of this Section 10.1 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder, without the written consent of each Lender;

(i) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender (except any such release in accordance with a transaction permitted under the Loan Documents);

(j) release all or substantially all of the value of the Guaranty without the written consent of each Lender (except any such release in accordance with a transaction permitted under the Loan Documents); or

(k) amend the penultimate paragraph of Section 9.9 without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuers under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it (and, notwithstanding anything to the contrary contained herein, any term of any Issuer Document may be amended, waived or otherwise modified with only the consent of only the applicable L/C Issuer and the Parent Borrower); (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of such Lender may not be increased or extended, nor the principal owed to such Lender reduced or the final maturity thereof extended, without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders (a “Non-Consenting Lender”), the Parent Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Parent Borrower to be made pursuant to this paragraph).

Section 10.2 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Parent Borrower, the Administrative Agent, or Bank of America as an L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.2; and

(ii) if to any other Lender or L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, any L/C Issuer or the Parent Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Parent Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Parent Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Parent Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Parent Borrower, the Administrative Agent and Bank of America as an L/C Issuer may change its address (including its address for electronic communications), telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender or L/C Issuer may change its address (including its address for electronic communications), telecopier or telephone number for notices and other communications hereunder by notice to the Parent Borrower, the Administrative Agent and the other L/C Issuers. In addition, each Lender and each L/C Issuer (other than Bank of America) agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Parent Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic notices, Committed Loan Notices or Letter of Credit Applications) purportedly given by or on behalf of the Parent Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Parent Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Parent Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.3 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.2 for the benefit of all the Secured Parties; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) each L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.8 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.4 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates, including the reasonable and documented out-of-pocket legal fees and expenses (but limited in the case of legal fees to the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel for the Administrative Agent, the Arrangers, each L/C Issuer and each Lender, taken as a whole and, if reasonably necessary, of one or more regulatory counsels and one local counsel in any relevant jurisdiction to all such persons, taken as a whole), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by each L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Arranger, any Lender or any L/C Issuer (but limited in the case of legal fees to fees, charges and disbursements of one primary counsel for the Administrative Agent, the Arrangers, each L/C Issuer and each Lender, taken as a whole and, if necessary, of one or more regulatory counsel and one local counsel in any relevant jurisdiction to all such persons, taken as a whole) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Without limiting the foregoing, the Parent Borrower agrees to pay all costs, fees and expenses contemplated by Section 6.12.

(b) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each other Agent, each Arranger, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (but limited in the case of legal fees, to the reasonable and documented out-of-pocket fees, charges and disbursements of one counsel for all Indemnitees, taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional counsel to all affected Indemnitees taken as a whole, and, if reasonably necessary, one local counsel in any relevant jurisdiction to all Indemnitees, taken as a whole, in each such relevant material jurisdiction), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.1), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Parent Borrower or any other Loan Party or any of the Parent Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Parent Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Parent Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from any dispute solely among the Indemnitees (other than claims against an Indemnitee in its capacity as the Administrative Agent or a similar role) and not arising out of any act or omission of the Parent Borrower or any of its Subsidiaries. This Section 10.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities or related expenses arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), each other Agent, any L/C Issuer or any Related Party of any of the foregoing (and without limiting any Borrower’s obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such other Agent, such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), any other Agent or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any other Agent or any L/C Issuer in connection with such capacity; and provided further that the obligation to indemnify the L/C Issuers hereunder shall be limited solely to the Lenders. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than thirty days after written demand therefor (or such later time as the applicable payee shall agree to in writing in its sole discretion).

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and each L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.5 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.6 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Parent Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Parent Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Parent Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Parent Borrower or Defaulting Lender. No such assignment shall be made to the Parent Borrower or any of the Parent Borrower’s Affiliates or Subsidiaries or to any Defaulting Lender or any of a Defaulting Lender’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.4, 3.5, and 10.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy (or the equivalent thereof in electronic form) of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Parent Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective unless recorded in the Register. The parties hereto agree and intend that the Loans shall be treated as being in “registered form” for purposes of the Code (included Sections 163(f), 871(h)(2), and 881(c)(2) of the Code), and the Register shall be maintained in accordance with such intention.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person, or the Parent Borrower or any of the Parent Borrower’s Affiliates or Subsidiaries or to any Defaulting Lender or any of a Defaulting Lender’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.1 that affects such Participant. Subject to subsection (e) of this Section, the Parent Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1 (subject to the requirements and limitations therein, including the requirements under Section 3.1(e) (it being understood that the documentation required under Section 3.1(e) shall be delivered to the participating Lender)), 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Parent Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (i) the sale of the participation to such Participant is made with the Parent Borrower’s prior written consent or (ii) such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America acting as an L/C Issuer or other Lender that has issued a then-outstanding Letter of Credit assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America or such other Lender, as applicable, may, (i) upon 30 days’ notice to the Parent Borrower and the Lenders, resign as an L/C Issuer. In the event of any such resignation as L/C Issuer, the Parent Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Parent Borrower to appoint any such successor shall affect the resignation of Bank of America or such other assigning Lender as L/C Issuer, as the case may be. If Bank of America or such other assigning Lender resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.3(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America or such other retiring L/C Issuer, as the case may be, to effectively assume the obligations of Bank of America or such other retiring L/C Issuer, as the case may be, with respect to such Letters of Credit.

Section 10.7 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the other Agents, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors, independent auditors, legal counsel and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal or administrative process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.18(c), or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any of the Borrowers or their obligations hereunder, (g) with the consent of the Parent Borrower, (h) for purposes of establishing a “due diligence” defense or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this

Section, (y) becomes available to the Administrative Agent, any other Agent, any Lender, any L/C Issuer or any of their respective Affiliates (and the successors and assigns of the foregoing) on a nonconfidential basis from a source other than the Parent Borrower or (z) is independently developed by the Administrative Agent, any other Agent, any Lender, any L/C Issuer or any of their respective Affiliates (and the successors and assigns of the foregoing). In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any other Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the other Agents, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Parent Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Section 10.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency), other than deposits in accounts designated as trust or tax withholding accounts and that are exclusively used for such purposes, at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Parent Borrower or any other Loan Party against any and all of the obligations of the Parent Borrower or any other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Parent Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that (x) in the event that any Defaulting Lender shall exercise any such right of setoff hereunder, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the

Obligations owing to such Defaulting Lender as to which it exercised such right of setoff and (y) no Lender, L/C Issuer or any such Affiliate shall set off against a Dominion Account without the Administrative Agent’s prior consent. The rights of each Lender, such L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Parent Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.9 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Parent Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (e.g., “.pdf” or “.tiff”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect until the Termination Date.

Section 10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.4, or if the Parent Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, and in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.6(a), if any Lender is a Non-Consenting Lender or a Defaulting Lender, or if any other circumstance exists hereunder that gives the Parent Borrower the right to replace a Lender as a party hereto, then the Parent Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Parent Borrower shall have paid (or caused a Designated Borrower to pay) to the Administrative Agent the assignment fee specified in Section 10.6(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Parent Borrower or applicable Designated Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.4 or payments required to be made pursuant to Section 3.1, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent Borrower to require such assignment and delegation cease to apply.

Section 10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO

REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders, the L/C Issuers and the Arrangers are arm’s-length commercial transactions between such Loan Party and its Affiliates, on the one hand, and the Administrative Agent, the Lenders, the L/C Issuers and the Arrangers, on the other hand, (B) such Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Lender, each L/C Issuer and each Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Loan Party or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender, L/C Issuer or Arranger has any obligation to such Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders, the L/C Issuers and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Loan Party and its Affiliates, and neither the Administrative Agent nor any Lender, L/C Issuer or Arranger has any obligation to disclose any of such interests to such Loan Party or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Lenders, the L/C Issuers and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation any Assignment and Assumption, any amendment or other modification hereof (including waivers and consents), amendments or other modifications, Committed Loan Notices, or Letter of Credit Applications) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary neither the Administrative Agent, the L/C Issuer nor any Lender is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent, the L/C Issuer or such Lender pursuant to procedures approved by it and provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

Section 10.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Parent Borrower and each other Loan Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Parent Borrower and each other Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Parent Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.

Section 10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Parent Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Parent Borrower in the Agreement Currency, the Parent Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Parent Borrower (or to any other Person who may be entitled thereto under applicable law).

Section 10.20 [Reserved].

Section 10.21 Release of Collateral and Loan Parties.

(a) Any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document shall automatically be released, terminated and discharged in full (as used in this Section 10.21, “released”) without the need for any further action by any Person: (i) upon the Termination Date, (ii) with respect to any such Lien, in the event that any asset constituting Collateral is, or is to be, Disposed of as part of, or in connection with, any transaction not prohibited hereunder or under any other Loan Document or (iii) if approved, authorized or ratified in writing in accordance with Section 10.1.

(b) The Administrative Agent, as applicable, shall, without the need for any further action by any Person, subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.1(g), (r) or (t).

(c) Any Loan Party (other than the Parent Borrower) shall be automatically released from its obligations under the Guaranty and Collateral Documents upon (i) such Person ceasing to be a Subsidiary as a result of a transaction permitted hereunder or otherwise in accordance with the terms hereof and (ii) written notice received by the Administrative Agent executed by a Responsible Officer of the Parent Borrower describing the circumstances giving rise to such claim for release. In addition, (i) if a Subsidiary Guarantor has become an Excluded Subsidiary or (ii) if a Subsidiary Guarantor ceases to be a Material Subsidiary, in each case, as a result of a transaction permitted hereunder or otherwise in accordance with the terms hereof, then automatically upon the receipt by the Administrative Agent of written notice from a Responsible Officer of the Parent Borrower (providing sufficient factual detail supporting a claim for release consistent with this sentence) such Subsidiary Guarantor shall be released from the Guaranty.

(d) In the case of any release or subordination described in this Section 10.21, the Administrative Agent shall, at the Borrowers’ expense, execute and deliver to the relevant Borrower such documents or evidence of such release or subordination as such Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to substantiate its interest in such item, in each case in accordance with the terms of the Loan Documents and this Section 10.21.

Section 10.22 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 10.23 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE XI

THE PARENT BORROWER

Section 11.1 Appointment; Nature of Relationship. The Parent Borrower is hereby appointed by each of the Borrowers as its contractual representative hereunder and under each other Loan Document, and each Borrower irrevocably authorizes the Parent Borrower to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Parent Borrower agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, each Borrower hereby appoints the Parent Borrower as its agent to receive all of the proceeds of the Loans, at which time the Parent Borrower shall promptly disburse such Loans to the appropriate Borrower. The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Parent Borrower or any Borrower for any action taken or omitted to be taken by the Parent Borrower or any Borrower pursuant to this Section 11.1. For the avoidance of doubt, each Loan Party hereby appoints the Parent Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Parent Borrower may execute such documents and provide such authorizations on behalf of such Loan Party as the Parent Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent, L/C Issuer or a Lender to the Parent Borrower shall be deemed delivered to each Loan Party and (c) the Administrative Agent, L/C Issuer or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Parent Borrower on behalf of each of the Loan Parties.

Section 11.2 Powers. The Parent Borrower shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Parent Borrower by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Parent Borrower shall have no implied duties to any Borrower, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Parent Borrower.

Section 11.3 Employment of Agents. The Parent Borrower may execute any of its duties as the Parent Borrower hereunder and under any other Loan Document by or through authorized officers.

Section 11.4 No Successor Parent Borrower. The Parent Borrower may not resign from its capacity as contractual representative and agent of the Loan Parties under this Agreement and under each other Loan Document.

Section 11.5 Execution of Loan Documents. Each Borrower hereby empowers and authorizes the Parent Borrower, on its behalf, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, notices, consents, documents or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Compliance Certificates. Each Borrower agrees that any action taken by the Parent Borrower or any other Borrower in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Parent Borrower of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

(Signature pages begin on following page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:

PARKER DRILLING COMPANY

By:	/s/ Michael W. Sumruld
Name:	Michael W. Sumruld
Title:	Senior Vice President and
Chief Financial Officer

PARKER DRILLING ARCTIC OPERATING, LLC

By:	/s/ David W. Tucker
Name:	David W. Tucker
Title:	Vice President and Treasurer

PARKER DRILLING OFFSHORE USA, L.L.C.

By:	/s/ David W. Tucker
Name:	David W. Tucker
Title:	Vice President and Treasurer

QUAIL TOOLS L.P.

By: PD GP QUAIL, LLC, its General Partner

By:	/s/ David W. Tucker
Name:	David W. Tucker
Title:	Vice President and Treasurer

[Signature Page to Credit Agreement]

PARKER WELL SERVICES, L.L.C.

By:	/s/ David W. Tucker
Name:	David W. Tucker
Title:	Vice President and Treasurer

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Terrance O. McKinney
Name:	Terrance O. McKinney
Title:	Senior Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A.,
as a Lender and an L/C Issuer

By:	/s/ Terrance O. McKinney
Name:	Terrance O. McKinney
Title:	Senior Vice President

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender and an L/C Issuer

By:	/s/ Michael Strobel
Name:	Michael Strobel
Title:	Vice President

By:	/s/ Marguerite Sutton
Name:	Marguerite Sutton
Title:	Vice President

[Signature Page to Credit Agreement]

Acknowledged and Agreed:

GUARANTORS:

ANACHORETA, INC.
PARDRIL, INC.
PARKER AVIATION INC.
PARKER DRILLING COMPANY NORTH AMERICA, INC.
PARKER DRILLING COMPANY OF NIGER PARKER DRILLING COMPANY OF OKLAHOMA, INCORPORATED
PARKER DRILLING COMPANY OF SOUTH AMERICA, INC.
PARKER DRILLING MANAGEMENT SERVICES, LTD.
PARKER DRILLING OFFSHORE COMPANY, LLC
PARKER NORTH AMERICA OPERATIONS, LLC
PARKER TECHNOLOGY, INC.
PARKER TECHNOLOGY, L.L.C.
QUAIL USA, LLC
2M-TEK, INC.
PARKER-VSE, LLC

By:	/s/ David W. Tucker
Name:	David W. Tucker
Title:	Vice President and Treasurer

PD HOLDINGS DOMESTIC COMPANY S.à. r. l

By:	/s/ Nathaniel Dockray
Name:	Nathaniel Dockray
Title:	Authorised Signatory

[Signature Page to Credit Agreement]

SCHEDULE 1.1 (a)

EXISTING LETTERS OF CREDIT

Letter of Credit No.	Expiry Date	Beneficiary	Letter of Credit Amount
68109997	2/4/2020	Abu Dhabi Commercial Bank Head Office	$923,994.42
44164	5/7/2019	Insurance Company of North America	$127,763.00
457641	5/7/2019	National Union Fire Insurance	$85,150.00
3086642	5/7/2019	Port of Iberia	$25,000.00
3118204	5/7/2019	Ace American Insurance Company	$377,245.00
3138641	2/28/2020	Abu Dhabi Commercial Bank Head Office	$75,790.00
68104029	5/1/2019	Abu Dhabi Commercial Bank Head Office	$489,613.00
68104030	6/1/2019	Abu Dhabi Commercial Bank Head Office	$521,961.00
68112689	6/10/2019	National Union Fire Insurance Co.	$479,773.00
68114748	6/17/2019	Axis Bank	$131,961.00
68115047	9/1/2019	First Abu Dhabi Bank	$13,615.63
68115140	9/15/2019	National Union Fire Insurance Co.	$875,000.00
68123771	3/9/2021	First Abu Dhabi Bank	$625,279.49
68130721	5/2/2019	Bank of America	$51,700.00
68134033	1/15/2020	Bank of America	$162,735.00
68135860	12/15/2021	Axis Bank Limited	$22,648.00
68135881	1/26/2021	Bank of America	$162,735.00
68136136	10/30/2019	Bank of America	$29,407.00
68136501	11/13/2019	Bank of America	$25,000.00
68137623	11/30/2020	Bank of America	$150,000.00
68142626	8/30/2020	Axis Bank Limited Corporate Office	$131,961.00
68143353	10/1/2019	HORNET-PERMIAN 1, L.P.	$3,843,790.80
68144962	3/15/2024	Abu Dhabi Commercial Bank Head Office	$501,208.55

TOTAL:			$9,833,330.89

SCHEDULE 2.1

COMMITMENTS AND APPLICABLE PERCENTAGES

Institution	Commitment	Applicable Percentage
Bank of America, N.A.	$25,000,000	50.00%
Deutsche Bank AG New York Branch	$25,000,000	50.00%

Total	$50,000,000	100.00%

SCHEDULE 5.2

CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES

None.

SCHEDULE 5.4

LITIGATION

None.

SCHEDULE 5.7(A)

SPECIFIED BARGE RIGS

Owner	Vessel Name	Official Number	Flagged Jurisdiction
Parker Drilling Offshore USA, L.L.C.	Parker Drilling 8-B	598345	U.S.
Parker Drilling Offshore USA, L.L.C.	Parker Drilling 12-B	617093	U.S.
Parker Drilling Offshore USA, L.L.C.	Parker Drilling 15-B	599619	U.S.
Parker Drilling Offshore USA, L.L.C.	Parker Drilling 20-B	634630	U.S.
Parker Drilling Offshore USA, L.L.C.	Parker Drilling 21-B	616392	U.S.
Parker Drilling Offshore USA, L.L.C.	30B also known as Parker Drilling 30-B	1261618	U.S.
Parker Drilling Offshore USA, L.L.C.	Parker Drilling 50-B	640365	U.S.
Parker Drilling Offshore USA, L.L.C.	Parker Drilling 51-B	640959	U.S.
Parker Drilling Offshore USA, L.L.C.	Parker Drilling 54-B	628668	U.S.
Parker Drilling Offshore USA, L.L.C.	Parker Drilling 55-B	643082	U.S.
Parker Drilling Offshore USA, L.L.C.	Parker Rig 72	642929	U.S.
Parker Drilling Offshore USA, L.L.C.	Parker Rig 76-B also known as Parker Drilling 76-B	594111	U.S.
Parker Drilling Offshore USA, L.L.C.	Rig 77B	600135	U.S.

SCHEDULE 5.7(B)

SPECIFIED LAND RIGS

Owner	Rig Name
Parker Drilling Arctic Operating, LLC	272
Parker Drilling Arctic Operating, LLC	273

6

SCHEDULE 5.14

SUBSIDIARIES AND OTHER EQUITY INVESTMENTS

(a).	Subsidiaries.

Part (i)

Subsidiary	Jurisdiction of Formation	Owner	% Ownership Interest
2M-TEK, Inc.	Louisiana	Parker Drilling Offshore Company, LLC	100%
Anachoreta, Inc.	Nevada	Parker Drilling Company	100%
AralParker LLP	Kazakhstan	Parker Drilling (Kazakstan), LLC	100%
Canadian Rig Leasing, Inc.	Oklahoma	Parker Drilling Company	100%
Choctaw International Rig Corp.	Nevada	Parker Drilling Domestic Holding Company, LLC	100%
Creek International Rig Corp.	Nevada	Parker Drilling Domestic Holding Company, LLC	100%
DGH, Inc.	Texas	Parker Drilling Company	100%
Indocorp of Oklahoma, Inc.	Oklahoma	Parker Drilling Company	100%

Subsidiary	Jurisdiction of Formation	Owner	% Ownership Interest
International Tubular Services de Mexico S. de R.L. de C.V.	Mexico	International Tubular Services Limited	99.74%
		ITS Egypt Holdings 2, Ltd.	.26%
International Tubular Services Limited	Scotland, United Kingdom	Parker International Holding Kft.	100%
International Tubular Services Middle East, LLC	United Arab Emirates	International Tubulars FZE	49%
International Tubulars FZE	United Arab Emirates	International Tubular Services Limited	100%
ITS Arabia Limited	Saudi Arabia	PD International Holdings C.V.	70%
		ITS Egypt Holdings 1, Ltd.	30%
ITS Egypt Holdings 1, Ltd	Scotland, United Kingdom	International Tubular Services Limited	100%
ITS Egypt Holdings 2, Ltd.	Scotland, United Kingdom	International Tubular Services Limited	100%
ITS Energy Services	Cayman Islands	Parker International Holding Kft.	100%

8

Subsidiary	Jurisdiction of Formation	Owner	% Ownership Interest
ITS Energy Services (Asia Pacific) PTE Ltd	Singapore	ITS Energy Services PTE Ltd	100%
ITS Energy Services Limited	Trinidad	International Tubular Services Limited	100%
ITS Energy Services PTE Ltd	Singapore	International Tubular Services Limited	100%
ITS Energy Services Sdn Bhd	Malaysia	ITS Energy Services PTE Ltd	100%
ITS India Private Limited	India	International Tubular Services Limited	100%
ITS Netherlands B.V.	Netherlands	International Tubular Services Limited	100%
Joint Stock Company Parker Drilling Company of Sakhalin	Russia	Parker Drilling Netherlands B.V.	100%
KMG Parker Drilling Company LLP	Kazakhstan	Parker Drilling Kazakhstan BV	51%
PD Holdings Domestic Company S.à r.l.	Luxembourg	Parker North America Operations, LLC	100%
Mallard Argentine Holdings, Ltd.	Cayman Islands	Parker Drilling Offshore Company, LLC	100%
Mallard Drilling of South America, Inc.	Cayman Islands	Parker Drilling Offshore Company, LLC	100%
Mallard Drilling of Venezuela, Inc.	Cayman Islands	Parker Drilling Offshore Company, LLC	100%
Parker International Holding Kft.	Hungary	PD ITS Holdings, C.V.	33.33%
		PD Dutch Holdings C.V.	33.33%
		PD Selective Holdings C.V.	33.33%
Pardril, Inc.	Oklahoma	Parker Drilling Company	100%
Parker 3source LLC	Delaware	PD Selective, LLC	100%
Parker 5272 LLC	Delaware	PD ITS, LLC	100%
Parker Aviation Inc.	Oklahoma	Parker Drilling Company	100%
Parker Central Europe Rig Holdings LLC	Hungary	Parker Drilling (Kazakstan), LLC	100%
Parker Drillex, LLC	Delaware	PD Selective Holdings C.V.	100%

9

Subsidiary	Jurisdiction of Formation	Owner	% Ownership Interest
Parker Drilling Alaska Services Ltd.	Scotland, United Kingdom	Parker Drilling Arctic Operating, LLC	100%
Parker Drilling AME Limited	Cayman Islands	Parker International Holding Kft.	100%
Parker Drilling Arctic Operating, LLC	Delaware	PD GP Arctic, LLC	0.01%
		PD Holdings Domestic Company S.à r.l.	99.99%
Parker Drilling Asia Pacific, LLC	Delaware	Parker Drilling Company	100%
Parker Drilling Canada Company	Canada	Parker International Holding Kft.	100%
Parker Drilling Company Kuwait Ltd	Bahamas	Parker International Holding Kft.	99%
Parker Drilling Company (Bolivia) S.A.	Bolivia	Parker Drilling Company	100%
Parker Drilling Company Eastern Hemisphere, Ltd. Co.	Oklahoma	Parker Drilling Eurasia, Inc.	100%
Parker Drilling Company International, LLC	Delaware	PD Dutch Holdings C.V.	100%
Parker Drilling Company International Limited	Nevada	Parker Drilling Eurasia, Inc.	100%
Parker Drilling Company Limited LLC	Delaware	Parker Drilling Company	100%
Parker Drilling Company North America, Inc.	Nevada	Parker North America Operations, LLC	100%
Parker Drilling Company of Argentina, Inc.	Nevada	Parker Drilling Domestic Holding Company, LLC	100%

10

Subsidiary	Jurisdiction of Formation	Owner	% Ownership Interest
Parker Drilling Company of Bolivia, Inc.	Oklahoma	Parker Drilling Company	100%
Parker Drilling Company of Mexico, LLC	Nevada	Parker Drilling Offshore Company, LLC	100%
Parker Drilling Company of New Guinea LLC	Delaware	Parker International Holding Kft.	100%
Parker Drilling Company of New Zealand Limited	New Zealand	PD Dutch Holdings C.V.	100%
Parker Drilling Company of Niger	Oklahoma	Parker Drilling Company	100%
Parker Drilling Company of Oklahoma, Incorporated	Oklahoma	Parker Drilling Company	100%
Parker Drilling Company of Singapore LLC	Delaware	PD Selective Holdings C.V.	100%
Parker Drilling Company of South America, Inc.	Oklahoma	Parker Drilling Company	100%
Parker Drilling de Mexico, S. de R.L. de C.V.	Mexico	Parker Drilling Offshore Company, LLC	2%
		Parker Drilling Company of Mexico, LLC	98%
Parker Drilling Disaster Relief Fund, Inc.	Texas	Parker Drilling Management Services, Ltd.	100%

11

Subsidiary	Jurisdiction of Formation	Owner	% Ownership Interest
Parker Drilling Domestic Holding Company, LLC	Delaware	Parker Drilling Company	100%
Parker Drilling Dutch B.V.	Netherlands	Parker International Holding Kft.	100%
Parker Drilling Eurasia, Inc.	Delaware	Parker North America Operations, LLC	100%
Parker Drilling Global Employment Company (Management Office), Ltd.	Dubai International Financial Centre (UAE)	Parker Drilling Netherlands B.V.	100%
Parker Drilling International B.V.	Netherlands	Parker Drilling Netherlands B.V.	100%
Parker Drilling International Holding Company, LLC	Delaware	Parker Drilling Company	100%
Parker Drilling International of New Zealand Limited	New Zealand	PD Dutch Holdings C.V.	100%
Parker Drilling Investment Company	Oklahoma	Parker Drilling Company	100%
Parker Drilling (Kazakhstan), LLC	Delaware	Parker International Holding Kft.	100%
Parker Drilling Kazakhstan BV	Netherlands	Parker Drilling Netherlands B.V.	100%
Parker Drilling Management Services, Ltd.	Nevada	Parker North America Operations, LLC	100%

12

Subsidiary	Jurisdiction of Formation	Owner	% Ownership Interest
Parker Drilling (Nigeria), Limited	Nigeria	Parker Drilling Offshore International, Inc.	100%
Parker Drilling Netherlands B.V.	Netherlands	Parker International Holding Kft.	100%
Parker Drilling Offshore B.V.	Netherlands	Parker Drilling Dutch B.V.	100%
Parker Drilling Offshore Company, LLC	Nevada	Parker North America Operations, LLC	100%
Parker Drilling Offshore International, Inc.	Cayman Islands	Parker Drilling Offshore Company, LLC	100%
Parker Drilling Offshore USA, L.L.C.	Oklahoma	PD GP Offshore, LLC	0.01%
		PD Holdings Domestic Company S.à r.l.	99.99%
Parker Drilling Overseas B.V.	Netherlands	Parker Drilling Netherlands B.V.	100%
Parker Drilling Pacific Rim, Inc.	Delaware	Parker North America Operations, LLC	100%
Parker Drilling Russia B.V.	Netherlands	Parker Drilling Netherlands B.V.	100%
Parker Drilling Services Americas S.R.L.	Argentina	Parker Drilling Netherlands B.V.	2%
		Parker Drilling International B.V.	98%
Parker Drilling Spain Rig Leasing, SL	Spain	Parker Hungary Rig Holdings Limited Liability Company	100%
Parker Drillserv, LLC	Delaware	PD Offshore, LLC	100%

13

Subsidiary	Jurisdiction of Formation	Owner	% Ownership Interest
Parker Drillsource, LLC	Delaware	Parker International Holding Kft.	100%
Parker Drilltech, LLC	Delaware	PD Offshore, LLC	100%
Parker Hungary Rig Holdings Limited Liability Company	Hungary	Parker Drillsource, LLC	100%
Parker Intex, LLC	Delaware	Parker Drilling Company	100%
Parker North America Operations, LLC	Nevada	Parker Drilling Company	100%
Parker Rigsource, LLC	Delaware	International Tubular Services Limited	100%
Parker Singapore Rig Holding Pte. Ltd.	Singapore	PD Selective Holdings C.V.	100%
Parker Technology, Inc.	Oklahoma	Parker Drilling Company	100%
Parker Technology, L.L.C.	Louisiana	Parker Drilling Offshore Company, LLC	100%
Parker USA Drilling Company	Nevada	Parker North America Operations, LLC	100%
Parker Well Services, LLC	Nevada	Parker Drilling Offshore Company, LLC	100%
Parker-VSE, LLC	Nevada	Parker Drilling Company	100%
PD Dutch, LLC	Delaware	Parker Drilling Pacific Rim, Inc.	100%

14

Subsidiary	Jurisdiction of Formation	Owner	% Ownership Interest
PD Dutch Holdings C.V.	Netherlands	PD Dutch, LLC	99.96%
		PD GP2, LLC	0.04%
PD GP Arctic, LLC	Delaware	Quail USA, LLC	100%
PD GP Offshore, LLC	Delaware	Quail USA, LLC	100%
PD GP Quail, LLC	Delaware	Quail USA, LLC	100%
PD GP2, LLC	Delaware	PD Dutch, LLC	100%
PD Global Drilling Limited	Scotland, United Kingdom	Parker Drilling International B.V.	100%
PD International Holdings C.V.	Netherlands	International Tubular Services Limited	99.96%
		Parker Rigsource, LLC	0.04%
PD ITS, LLC	Delaware	Parker Drilling Pacific Rim, Inc.	100%
PD ITS Holdings C.V.	Netherlands	Parker 5272, LLC	1.00%
		PD ITS, LLC	99.0%
PD Labor Sourcing, Ltd.	Cayman Islands	PD Selective Holdings C.V.	100%
PD Offshore, LLC	Delaware	Parker Drilling Eurasia, Inc.	100%

15

Subsidiary	Jurisdiction of Formation	Owner	% Ownership Interest
PD Offshore Holdings C.V.	Netherlands	PD Offshore, LLC	99.96%
		Parker Drillserv, LLC	0.02%
		Parker Drilltech, LLC	0.02%
PD Personnel Services, Ltd.	Cayman Islands	PD Selective Holdings C.V.	100%
PD Selective, LLC	Delaware	PD Offshore Holdings C.V.	100%
PD Selective Holdings C.V.	Netherlands	PD Selective, LLC	99.97%
		Parker 3source LLC	0.03%
PD Servicios Integrales, S. de R.L. de C.V.	Mexico	Parker Drilling Offshore Company, LLC	98%
		Parker Drilling Company of Mexico, LLC	2%
PKD Sales Corporation	Oklahoma	Parker Drilling Company	100%
Primorsky Drill Rig Services BV	Netherlands	Parker Drilling Netherlands B.V.	100%
Quail Tools, L.P.	Oklahoma	General partner: PD GP Quail, LLC	0.01%
		Limited partner: PD Holdings Domestic Company S.à r.l.	99.99%
Quail USA, LLC	Oklahoma	PD Holdings Domestic Company S.à r.l.	100%
Selective Drilling Corporation	Oklahoma	Parker Drilling Company	100%

16

Subsidiary	Jurisdiction of Formation	Owner	% Ownership Interest
Servicios de Personal ITS, S. de R.L. de C.V.	Mexico	International Tubular Services Limited	99.0%
		ITS Egypt Holdings 1, LTD.	1.0%
Technology Specialists For Tubes Manufacturing & General Services LLC	Iraq	International Tubulars FZE	100%
Universal Rig Service LLC	Delaware	Parker Drilling Company	100%

Loan Party	Taxpayer ID Number
2M-TEK, Inc.	37-1531761
Anachoreta, Inc.	88-0103667
Pardril, Inc.	73-0774469
Parker Aviation Inc.	73-1126372
Parker Drilling Arctic Operating, LLC	26-2376834
Parker Drilling Company	73-0618660
Parker Drilling Company North America, Inc.	73-1506381
Parker Drilling Company of Niger	73-1394204
Parker Drilling Company of Oklahoma, Incorporated	73-0798949

17

Parker Drilling Company of South America, Inc.	73-0760657
Parker Drilling Management Services, Ltd.	73-1567200
Parker Drilling Offshore Company, LLC	76-0409092
Parker Drilling Offshore USA, L.L.C.	72-1361469
Parker North America Operations, LLC	73-1571180
Parker Technology, Inc.	75-1246599
Parker Technology, L.L.C.	62-1681875
Parker-VSE, LLC	75-1282282
Parker Well Services, LLC	83-0742764
PD GP Arctic, LLC	N/A
PD GP Offshore, LLC	N/A
PD GP Quail, LLC	N/A
PD Holdings Domestic Company S.à r.l.	20182450171
Quail Tools, L.P.	72-1361471
Quail USA, LLC	82-0578885

18

Part (ii) Other Equity Investments.

Name	Jurisdiction of Formation	Parker Entity Owner	Ownership Percentage	Other Owner(s)
SaiPar Drilling Company B.V.	Netherlands	Parker Drilling Dutch B.V.	50%	Saipem International B.V.

(b)	OUTSTANDING SUBSCRIPTIONS, OPTIONS, WARRANTS, CALLS, RIGHTS, OR OTHER AGREEMENTS OR COMMITMENTS

None.

19

SCHEDULE 5.16

ENVIRONMENTAL MATTERS

In 2003, the Borrower received an information request under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) designating Parker Drilling Offshore Corporation, a subsidiary of the Borrower, as a potentially responsible party with respect to the Gulfco Marine Maintenance, Inc. Superfund Site in Freeport, Texas (EPA No. TX 055144539). The Borrower responded to this request and in January 2008 received an administrative order to participate in an investigation of the site and a study of the remediation needs and alternatives. The EPA alleges that the subsidiary is a successor to a party who owned the Gulfco site during the time when chemical releases took place there. In December 2010, the Borrower entered into an agreement with two other potentially responsible parties (collectively the “Gulfco Group”), pursuant to which we agreed to pay 20 percent of past and future costs to study and remediate the site. The Gulfco Group is currently negotiating a site consent decree with the U.S. Department of Justice and the EPA, including negotiations concerning the amount the Gulfco Group is willing to reimburse the EPA for its response costs and the delisting of the Gulfco site’s South Area. In addition, the EPA issued notice letters to and the Borrower pursued claims against several other parties seek to compel those parties to participate in funding the site remediation costs. The Gulfco Group expects to fully resolve such claims once a final consent decree is agreed upon with the Department of Justice and the EPA. The Borrower has made certain participating payments and has accrued $850,000 for its portion of certain unreimbursed past costs, estimated EPA oversight costs and the estimated future site costs.

SCHEDULE 5.18

UCC FILING JURISDICTION; UNITED STATES COAST GUARD FILING

Name of Loan Party	Type of Organization (e.g. corporation, limited liability company, limited partnership)	Jurisdiction of Organization/ Formation
2M-Tek, Inc.	corporation	Louisiana
Anachoreta, Inc.	corporation	Nevada
Pardril, Inc.	corporation	Oklahoma
Parker Aviation Inc.	corporation	Oklahoma
Parker Drilling Arctic Operating, LLC	limited liability company	Delaware
Parker Drilling Company	corporation	Delaware
Parker Drilling Company North America, Inc.	corporation	Nevada
Parker Drilling Company of Niger	corporation	Oklahoma
Parker Drilling Company of Oklahoma, Incorporated	corporation	Oklahoma
Parker Drilling Company of South America, Inc.	corporation	Oklahoma
Parker Drilling Management Services, Ltd.	limited liability company	Nevada
Parker Drilling Offshore Company, LLC	limited liability company	Nevada
Parker Drilling Offshore USA, L.L.C.	limited liability company	Oklahoma
Parker North America Operations, LLC	limited liability company	Nevada
Parker Technology, Inc.	corporation	Oklahoma
Parker Technology, L.L.C.	limited liability company	Louisiana
Parker-VSE, LLC	limited liability company	Nevada

Name of Loan Party	Type of Organization (e.g. corporation, limited liability company, limited partnership)	Jurisdiction of Organization/ Formation
Parker Well Services, LLC	limited liability company	Nevada
PD GP Arctic, LLC	limited liability company	Delaware
PD GP Offshore, LLC	limited liability company	Delaware
PD GP Quail, LLC	limited liability company	Delaware
PD Holdings Domestic Company S.à r.l.	Societé à resonsabilitté limitée S.à r.l. (Private Limited Liability Company)	Luxembourg (D.C. Filing Jurisdiction)
Quail Tools, L.P.	limited partnership	Oklahoma
Quail USA, LLC	limited liability company	Oklahoma

22

SCHEDULE 5.21

OFAC

None.

SCHEDULE 6.15

POST-CLOSING DELIVERIES

1.

To the extent not delivered on or prior to the Closing Date, on or prior to the date that is thirty (30) days following the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), the Loan Parties shall deliver or cause to be delivered to the Administrative Agent Control Agreements with respect to each deposit account and securities account of the Loan Parties in existence as of the Closing Date (other than Excluded Accounts and Immaterial Accounts), in each case duly executed by the relevant Loan Party and the bank or securities intermediary that maintains such account.

2.

To the extent not delivered on or prior to the Closing Date, on or prior to the date that is ten (10) Business Days following the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), the Loan Parties shall deliver or cause to be delivered to the Administrative Agent certificates representing the Pledged Equity Interests, accompanied by undated transfer powers executed in blank.

3.

To the extent not delivered on or prior to the Closing Date, on or prior to the date that is ten (10) days following the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), the Loan Parties shall deliver or cause to be delivered to the Administrative Agent evidence that the Specified Rigs are insured with financially sound and reputable insurance companies not Affiliates of the Parent Borrower, in such forms and amounts (including with such deductibles) and covering hull and machinery, general mortgagee’s interest, and against protection and indemnity risks and other such risks as customarily carried by companies engaged in similar businesses and owning and operating similar vessels in localities where the Parent Borrower or the applicable Subsidiary operates the Specified Rigs, and which insurance meets the requirements of the Mortgages.

4.

To the extent not delivered on or prior to the Closing Date, on or prior to the date that is five (5) days following the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), the Loan Parties shall deliver or cause to be delivered to the Administrative Agent certificates, policies and endorsements as proof of the insurance coverage of the Loan Parties required pursuant to Section 6.5 of the Credit Agreement.

SCHEDULE 7.1(f)

EXISTING LIENS

1.	Federal tax lien in the amount of $73,129.97 in favor of the Department of Treasury—Internal Revenue Service, originally filed July 7, 2018, for taxpayer PARKER DRILLING MANAGEMENT SERVICES LTD.

SCHEDULE 7.3(d)

EXISTING INDEBTEDNESS

1.	Intercompany loans pursuant to ordinary course cash pooling arrangement.

SCHEDULE 7.8

TRANSACTIONS WITH AFFILIATES

1.

That certain Revolving Loan Agreement dated as of January 1, 2012 (the “PDN Loan Agreement”) between Parker Drilling Netherlands, B.V., as borrower and Parker Drilling Company, as lender, as heretofore amended. Loans have not been funded under the PDN Loan Agreement since 2014, the outstanding balance under the PDN Loan Agreement on the Closing Date is $3,626,498.09.

SCHEDULE 10.2

ADMINISTRATIVE AGENT’S OFFICE; CERTAIN ADDRESSES FOR NOTICES

PARKER DRILLING COMPANY:

Parker Drilling Company

Five Greenway Plaza Suite 100

Houston, Texas 77046

Attention: David Tucker

Telephone: 281-406-2370

Telecopier: 281-406-2371

Electronic Mail: david.tucker@parkerdrilling.com

Website Address:        www.parkerdrilling.com

U.S. Taxpayer Identification Number(s): 73-0618660

BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT:

Bank of America, N.A.

901 Main Street, 11th Floor

Dallas, TX 75202

Attention: Asset Based Portfolio Specialist—Parker Drilling

Telephone: 469-294-7110

Electronic Mail: terry.mckinney@baml.com

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                 ,

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of March [        ], 2019 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” capitalized terms used but not defined herein have the meanings assigned to such terms in the Agreement), among Parker Drilling Company, a Delaware corporation (“Parent Borrower”), the other Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and a L/C Issuer, and the other Persons from time to time party thereto.

Parent Borrower hereby requests, on behalf of itself or, if applicable, the other Borrower specified in item 5 below (the “Applicable Borrower”) (select one):

☐	A Borrowing of Loans

☐	A conversion or continuation of Loans

1.	On _________________________ (a Business Day).

2.	In the amount of $

3.	Comprised of _________________________
[Type	of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of __________ months.

5.	On behalf of __________________________ [insert name of Applicable Borrower].

The Borrowing requested herein complies with the proviso in the first sentence of Section 2.1 of the Agreement.

Parent Borrower hereby represents and warrants that the conditions specified in Sections 4.2(a) and (b) shall be satisfied on and as of the date of the applicable Credit Extension.

PARKER DRILLING COMPANY

By:
Name:
Title:

EXHIBIT B-1

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships or Pass-Through Entities For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement, dated as of March [        ], 2019 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Parker Drilling Company, a Delaware corporation (the “Parent Borrower”), certain Subsidiaries of Parent Borrower party thereto as Borrowers, the lenders from time to time parties thereto, Bank of America, N.A., as Administrative Agent and a L/C Issuer, and others.

Pursuant to the provisions of Section 3.1(e)(ii)(B) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) and the L/C Obligations in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Parent Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E (or any successor form), as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or changes in circumstances renders the information on this certificate expired, obsolete or inaccurate in any respect, the undersigned shall promptly so inform the Parent Borrower and the Administrative Agent in writing and delivery properly to such Parent Borrower and the Administrative Agent an updated certificate or other documentation (including any new documentation requested by the Parent Borrower or the Administrative Agent) or promptly notify the Parent Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Parent Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment (and from time to time upon the reasonable request of the Borrower or the Administrative Agent).

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20[ ]

B-1-1

EXHIBIT B-2

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships or Pass-Through Entities For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement, dated as of March [        ], 2019 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Parker Drilling Company, a Delaware corporation (the “Parent Borrower”), certain Subsidiaries of Parent Borrower party thereto as Borrowers, the lenders from time to time parties thereto, Bank of America, N.A., as Administrative Agent and a L/C Issuer, and others.

Pursuant to the provisions of Section 3.1(e)(ii)(B) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E (or any successor form), as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or changes in circumstances renders the information on this certificate expired, obsolete or inaccurate in any respect, the undersigned shall promptly so inform such Lender in writing and delivery properly to such Lender an updated certificate or other documentation (including any new documentation requested by the Lender) or promptly notify the Parent Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such each payment (and from time to time upon the reasonable request of the Borrower or the Administrative Agent)

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20[ ]

B-2-1

EXHIBIT B-3

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships or Pass-Through Entities For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement, dated as of March [        ], 2019 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Parker Drilling Company, a Delaware corporation (the “Parent Borrower”), certain Subsidiaries of Parent Borrower party thereto as Borrowers, the lenders from time to time parties thereto, Bank of America, N.A., as Administrative Agent and a L/C Issuer, and others.

Pursuant to the provisions of Section 3.1(e)(ii)(B) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY (or any successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E (or any successor form), as applicable, or (ii) an IRS Form W-8IMY (or any successor form) accompanied by an IRS Form W-8BEN or W-8BEN-E (or any successor form), as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption; provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the Lender to provide, in the case of any partner/member not claiming the portfolio interest exemption, an applicable IRS Form W-8ECI, W-9, W-8BEN, W-8BEN-E or W-8IMY (and any successor form, including appropriate underlying certificates from each beneficial owner of such partner/member), in each case, establishing any available exemption from U.S. federal withholding tax to the extent required by the Credit Agreement. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or changes in circumstances renders the information on this certificate expired, obsolete or inaccurate in any respect, the undersigned shall promptly so inform such Lender in writing and delivery properly to such Lender an updated certificate or other documentation (including any new documentation requested by the Lender) or promptly notify the Parent Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such each payment (and from time to time upon the reasonable request of the Borrower or the Administrative Agent).

B-3-1

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20[ ]

B-3-2

EXHIBIT B-4

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships or Pass-Through Entities For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement, dated as of March [        ], 2019 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Parker Drilling Company, a Delaware corporation (the “Parent Borrower”), certain Subsidiaries of Parent Borrower party thereto as Borrowers, the lenders from time to time parties thereto, Bank of America, N.A., as Administrative Agent and a L/C Issuer, and others.

Pursuant to the provisions of Section 3.1(e)(ii)(B) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) and the L/C Obligations in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)) or L/C Obligations, (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Parent Borrower with IRS Form W-8IMY (or any successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E (or any successor form), as applicable, or (ii) an IRS Form W-8IMY (or any successor form) accompanied by an IRS Form W-8BEN or W-8BEN-E (or any successor form), as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption; provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the Lender to provide, in the case of any partner/member not claiming the portfolio interest exemption, an applicable Internal Revenue Service Form W-8ECI, W-9, W-8BEN, W-8BEN-E or W-8IMY (and any successor form, including appropriate underlying certificates from each beneficial owner of such partner/member), in each case, establishing any available exemption from U.S. federal withholding tax to the extent required by the Credit Agreement. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or changes in circumstances renders the information on this certificate expired, obsolete or inaccurate in any respect, the undersigned shall promptly so inform the Parent Borrower and the Administrative Agent in writing and delivery properly to such Parent Borrower and the Administrative Agent an updated certificate or other documentation (including any new documentation requested by the Parent Borrower or the Administrative Agent) or promptly notify the Parent Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Parent

B-4-1

Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such each payment (and from time to time upon the reasonable request of the Borrower or the Administrative Agent).

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:	, 20[ ]

B-4-2

EXHIBIT C

FORM OF NOTE

FOR VALUE RECEIVED, the undersigned (collectively, the “Borrowers”) hereby, jointly and severally, promise to pay to                  or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrowers under that certain Credit Agreement, dated as of March [        ], 2019 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” capitalized terms used but not defined herein have the meanings assigned to such terms in the Agreement), among the Borrowers, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and a L/C Issuer, and the other Persons from time to time party thereto.

The Borrowers, jointly and severally, promise to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and record thereon the date, amount and maturity of its Loans and payments with respect thereto.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES THEREOF.

PARKER DRILLING COMPANY

By:
Name:
Title:

PARKER DRILLING ARCTIC OPERATING, LLC

By:
Name:
Title:

PARKER DRILLING OFFSHORE USA, L.L.C.

By:
Name:
Title:

PARKER WELL SERVICES, LLC

By:
Name:
Title:

QUAIL TOOLS, L.P.

By: Quail USA, LLC, its general partner

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of March [        ], 2019 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” capitalized terms used but not defined herein have the meanings assigned to such terms in the Agreement), among PARKER DRILLING COMPANY, a Delaware corporation (“Parent Borrower”), certain Subsidiaries of Parent Borrower party thereto as Borrowers, the Lenders from time to time party thereto, BANK OF AMERICA, N.A., as Administrative Agent and a L/C Issuer, and the other Persons from time to time party thereto.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                  of the Parent Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Borrowers, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Parent Borrower has delivered the year-end audited financial statements required by Section 6.1(a) of the Agreement for the fiscal year of the Parent Borrower and its consolidated Subsidiaries ended as of the above date, together with the certificate, report and opinion of an independent certified public accountant required by Section 6.2(a) of the Agreement. In addition, the Parent Borrower has delivered the Projections accompanied by the certificate required by Section 6.2(c) for the immediately succeeding fiscal year, and such Projections were prepared in good faith based upon reasonable assumptions at the time such Projections were prepared, it being understood by the Lenders that such Projections are as to future events and are not to be viewed as facts, that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrowers’ control, that no assurance can be given by the Borrowers that any of such Projections will be realized and that actual results during the period or periods covered by such Projections may differ significantly from the projected results and such differences may be material.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Parent Borrower has delivered the unaudited financial statements required by Section 6.1(b) of the Agreement for the fiscal quarter of the Parent Borrower and its consolidated Subsidiaries ended as of the above date. Such consolidated financial statements fairly state in all material respects the financial condition, results of operations and cash flows of the Parent Borrower and its consolidated Subsidiaries in accordance with GAAP, applied consistently, as at such date and throughout such period, subject only to normal year-end audit adjustments and the absence of footnotes.

[Use following paragraph 1 for fiscal month-end financial statements delivered pursuant to Section 6.1(c) when a Cash Dominion Period is in effect]

1. The Parent Borrower has delivered the unaudited financial statements required by Section 6.1(c) of the Agreement for the month ended as of the above date. Such consolidated financial statements fairly state in all material respects the financial condition, results of operations and cash flows of the Parent Borrower and its consolidated Subsidiaries in accordance with GAAP, applied consistently, as at such date and throughout such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Parent Borrower and its consolidated Subsidiaries during the accounting period covered by such financial statements.

3. A review of the activities of the Loan Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Loan Parties performed and observed all covenants and conditions under the Loan Documents, and

[select one:]

[to the knowledge of the undersigned, during such fiscal period each Loan Party performed, observed and satisfied each covenant and condition of the Loan Documents applicable to it, and no Default or Event of Default has occurred and is continuing.]

--or--

[to the knowledge of the undersigned, the following covenants or conditions have not been performed, observed or satisfied and the following is a list of each such Default or Event of Default and its nature and status:]

4. The minimum Liquidity analysis set forth on Schedule 1 attached hereto is true and accurate on and as of the date of this Compliance Certificate.

(Signature on following page)

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                     ,             .

PARENT BORROWER:

PARKER DRILLING COMPANY

By:
Name:
Title:

Schedule 1 to Compliance Certificate

I. Section 7.2 Minimum Liquidity.

A.	Domestic unrestricted cash of the Borrowers held in the Liquidity Account:	$
B.	Lesser of Line A and $10,000,000:	$
C.	Availability:	$
D.	Liquidity (Line B + Line C)	$
	Minimum Required:		$25,000,000.00

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an]2 “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an]3 “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]4 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities5) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
[5]	Include all applicable subfacilities.

5.	Assignor[s]:

Assignor [is][is not] a Defaulting Lender

6.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

7.	Borrowers: Parker Drilling Company, a Delaware corporation, Parker Drilling Offshore USA, L.L.C., Parker Drilling Arctic Operating, LLC, Parker Well Services, LLC and Quail Tools, L.P.

8.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

9.

Credit Agreement: Credit Agreement, dated as of March [        ], 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among the Borrowers, the Administrative Agent, the Lenders, the L/C Issuers, and the other Persons from time to time party thereto

10.	Assigned Interest:

Assignor[s][6]	Assignee[s][7]	Aggregate Amount of Commitment/Loans for all Lenders[8]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[9]	CUSIP Number

11.	[Trade Date: ][10]

Effective Date:                     , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[6]	List each Assignor, as appropriate.
[7]	List each Assignee and, if applicable, its market entity identifier, as appropriate.
[8]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][11] Accepted:

BANK OF AMERICA, N.A., as

Administrative Agent

By:
Title:

[Consented to:][12]

[COMPANY]

By:

Title:

[11]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[12]	To be added only if the consent of the Parent Borrower and/or other parties (e.g. L/C Issuers) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

[___________________]1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.6(b)(iii), (v), and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.6(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the

[1]	Describe Credit Agreement at option of Administrative Agent.

Annex 1-1

Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to conflicts of law principles thereof.

Annex 1-2

EXHIBIT F

FORM OF BORROWING BASE CERTIFICATE

[See attached]

Exhibit F

EXHIBIT G

FORM OF SECURED PARTY DESIGNATION NOTICE

TO:	Bank of America, N.A., as Administrative Agent

RE:	Credit Agreement, dated as of March [ ], 2019 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Agreement”; capitalized terms used but not defined herein have the meanings assigned to such terms in the Agreement), among Parker Drilling Company, a Delaware corporation (the “Parent Borrower”), the other Borrowers from time to time party thereto, the Lenders from time to time party thereto, the L/C Issuers from time to time party thereto, Bank of America, N.A., as Administrative Agent and a L/C Issuer, and the other Persons from time to time party thereto.

DATE:	[Date]

[Name of Cash Management Bank/Hedge Bank] (the “Secured Party”) hereby notifies you, pursuant to the terms of the Agreement, that the Secured Party meets the requirements of a [Cash Management Bank] [Hedge Bank] under the terms of the Agreement, is a [Cash Management Bank] [Hedge Bank] under the Agreement and the other Loan Documents and agrees to be bound by Section 9.11 of the Agreement. The Secured Party is party to that certain [Secured Cash Management Agreement/Secured Hedge Agreement] dated as of [Date], among [Parties], pursuant to which a maximum amount of $[Amount] may be owing thereunder and is requested to be secured by the Collateral, a calculation of which is set forth on Annex I attached hereto.

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

A duly authorized officer of the undersigned has executed this notice as of the day and year set forth above.

,
as a [Cash Management Bank] [Hedge Bank]

By:
Name:
Title:

Exhibit G-1

ANNEX I TO SECURED PARTY DESIGNATION NOTICE

(see attached)

Exhibit G-2

EXHIBIT H

FORM OF DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT

Date: __________, ____,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

This Designated Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.14 of that certain Credit Agreement, dated as of March [        ], 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Parker Drilling Company, a Delaware corporation (the “Parent Borrower”), the other Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and a L/C Issuer, and the other Persons from time to time party thereto, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

Each of                                 (the “Designated Borrower”) and the Parent Borrower hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Designated Borrower is a Wholly-Owned Domestic Subsidiary of the Parent Borrower.

No Default has occurred and is continuing or shall result herefrom. The documents required to be delivered to the Administrative Agent under Section 2.14 of the Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Agreement.

The true and correct U.S. taxpayer identification number of the Designated Borrower is                         .

The parties hereto hereby confirm that with effect from the date specified in the Designated Borrower Notice for the Designated Borrower, the Designated Borrower shall have obligations, duties and liabilities toward each of the other parties to the Agreement identical to those which the Designated Borrower would have had if the Designated Borrower had been an original party to the Agreement as a Borrower. Effective as of the date of the Designated Borrower Notice for the Designated Borrower, the Designated Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Agreement.

The parties hereto hereby request that the Designated Borrower be entitled to receive Loans under the Agreement, and understand, acknowledge and agree that neither the Designated Borrower nor the Parent Borrower on its behalf shall have any right to request any Loans for its account unless and until the date five Business Days after the effective date designated by the Administrative Agent in a Designated Borrower Notice delivered to the Parent Borrower and the Lenders pursuant to Section 2.14 of the Agreement.

Exhibit H-1

This Designated Borrower Request and Assumption Agreement shall constitute a Loan Document under the Agreement.

THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[DESIGNATED BORROWER]

By:

Title:

Parker Drilling Company

By:

Title:

Exhibit H-2

EXHIBIT I

FORM OF DESIGNATED BORROWER NOTICE

Date: __________, ____,

To:	Parker Drilling Company

The Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:

This Designated Borrower Notice is made and delivered pursuant to Section 2.14 of that certain Credit Agreement, dated as of March [        ], 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Parker Drilling Company, a Delaware corporation (the “Parent Borrower”), the other Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and a L/C Issuer, and the other Persons from time to time party thereto, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

The Administrative Agent hereby notifies the Parent Borrower and the Lenders that effective as of the date hereof [DESIGNATED BORROWER] shall be a Designated Borrower and may receive Loans for its account on the terms and conditions set forth in the Agreement.

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Title:

Exhibit I

EXHIBIT J

FORM OF SOLVENCY CERTIFICATE

[•], 2019

This Solvency Certificate is furnished pursuant to Section 4.1(a)(xvi) of that certain Credit Agreement, dated as of [•], 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PARKER DRILLING COMPANY, a Delaware corporation (the “Parent Borrower”), the other Borrowers from time to time party thereto, Bank of America, N.A., as Administrative Agent and a L/C Issuer, the Lenders from time to time party thereto, and the other Persons from time to time party thereto. Unless the context clearly requires otherwise, all capitalized terms defined in the Credit Agreement are used herein with the same meanings.

I, the undersigned, being the [Chief Financial Officer] of the Parent Borrower, DO HEREBY CERTIFY to the Administrative Agent and the Lenders solely in my official capacity (and not in any individual capacity) that, as of the Closing Date:

1.

The undersigned is familiar with the business and financial position of the Parent Borrower and the other Loan Parties, and in reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate; and

2.

The Loan Parties, immediately after giving effect to the incurrence of all Indebtedness and obligations being incurred on the Closing Date and to the transactions contemplated by the Plan of Reorganization, on a consolidated basis, are Solvent.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

By:
Title:

Exhibit J

EXHIBIT K

SPECIFIED PERMITTED REORGANIZATION TRANSACTION

Exhibit K

Post-Emergence

Step 21 – Cancellation and Contribution to ITS

Steps

21.1. NA Ops contributes intercompany receivables from New Holdco’s International Tubular Services disregarded legal entity group received in Steps 4.12 and 4.13 to Pacific Rim.

21.2. Pacific Rim contributes intercompany receivables from New Holdco’s International Tubular Services disregarded legal entity group, received in Step 21.1 to NewCo2 as a capital contribution.

21.3. NewCo2 contributes intercompany receivables from New Holdco’s International Tubular Services disregarded legal entity group, received in Step 21.2 to CV5 as a capital contribution.

21.4. CV5 contributes intercompany receivables from New Holdco’s International Tubular Services disregarded legal entity group, received in Step 21.3 to New HoldCo as a capital contribution.

Legend:

Domestic Entities

First-Tier Foreign Entities

Lower-Tier Foreign Entities

* Includes CFC PDC Canada, CFC

LE040 & CFC LE026

Post-Emergence

Step 21 – Cancellation and Contribution to ITS (continued)

Steps (continued)

21.5. New Holdco and International Tubular Services (LE501) enter into a loan agreement to formalize the intercompany accounts received in Step 21.4 for which New Holdco is the holder and International Tubular Services (LE501) is the direct obligor.

21.6. New Holdco and International Tubular Services enter into an agreement to cancel the intercompany loan formalized in Step 21.5 and International Tubular Services is released from its debt.

21.7. New HoldCo contributes the intercompany receivables from New Holdco’s International Tubular Services disregarded legal entity group, which were not capitalized and released in Steps 21.5 and 21.6 and which were received in Step 21.4 received in Step 21.4, to International Tubular Services legal entity as a capital contribution in exchange for shares in International Tubular Services.

* Includes CFC PDC Canada, CFC

LE040 & CFC LE026

Post-Emergence

Step 21 – Cancellation and Contribution to ITS (continued)

Steps (continued)

21.8. International Tubular Services contributes the intercompany receivables received in Step 21.7 respectively to its wholly owned subsidiaries as capital contributions in exchange for shares of the wholly owned subsidiaries. The intercompany accounts are extinguished after this step.

* Includes CFC PDC Canada, CFC

LE040 & CFC LE026

Post-Emergence

Step 22 – CV Liquidations

Steps

22.1. CV1 enters a formal plan of liquidation.

22.2. CV3 enters a formal plan of liquidation.

22.3. CV4 enters a formal plan of liquidation.

22.4. CV2 enters a formal plan of liquidation.

22.5. CV5 enters a formal plan of liquidation.

Notes:

•  Steps 22.1 - 22.5 are not anticipated to be fully executed as of the date of emergence.

Legend:

Domestic Entities

First-Tier Foreign Entities

Lower-Tier Foreign Entities

* Includes CFC PDC Canada, CFC

LE040 & CFC LE026

Post-Emergence

Step 23 – Other Liquidations

Steps

23.1. The following inactive entities enter into a formal plan of liquidation:

•  LE072: Parker Drilling (Kazakstan), LLC (USA)

•  LE220: Parker Drilling Dutch BV (NL)

•  LE221: Parker Drilling Offshore B.V. (NL)

•  LE040: SaiPar Drilling Co BV (NL)

•  LE208: Parker Drillsource LLC (USA)

•  LE075: PDC of New Guinea LLC (USA)

•  LE209: Parker Rigsource, LLC (US)

Legend:

Domestic Entities

First-Tier Foreign Entities

Lower-Tier Foreign Entities

* Includes CFC PDC Canada, CFC

LE040 & CFC LE026

Entity Legal Name Abbreviations

• PD International Holdings C.V.	(“CV1”)
• PD Dutch Holdings C.V.	(“CV2”)
• PD Selective Holdings C.V.	(“CV3”)
• PD Offshore Holdings, C.V.	(“CV4”)
• PD ITS Holdings C.V.	(“CV5”)
• Aral Parker LLP	(“LE026”)
• SaiPar Drilling Co BV	(“LE040”)
• KDN Drilling Limited	(“LE045”)
• Parker Drilling Tengiz, Ltd.	(“LE053”)
• Parker Drilling (Nigeria) Limited	(“LE105”)
• International Tubular Services Limited	(“LE501”)
• Parker Drilling Company	(“PDC”)
• Parker North America Operations LLC	(“NA Ops”)
• Parker Technology Inc.	(“Parker Tech”)
• Parker Drilling Offshore Company LLC	(“PKD Offshore”)
• Parker Drilling Offshore USA LLC	(“PDC Offshore USA”)
• Parker Tools, LLC	(“Parker Tools”)
• Quail Tools, L.P.	(“Quail”)
• Quail USA, LLC	(“Quail USA”)
• Parker Drilling de Mexico, S. de R.L. de C.V.	(“PKD Mexico”)
• Parker Drilling Company of Mexico LLC	(“PDC Mexico”)
• PD Servicios Integrales, S. de R.L. de C.V.	(“PD Servicios”)
• Parker Enex, LLC	(“Enex”)
• Parker Drilling Arctic Operating, LLC	(“Arctic”)
• Parker Drilling Alaska Services, Ltd	(“Alaska”)
• Parker Drilling Alaska Svcs U.S. PE	(”Alaska Branch”)
• Parker Drilling Pacific Rim, Inc.	(“Pacific Rim”)
• Parker Drilling Eurasia, Inc.	(“PKD Eurasia”)
• Parker Drilling Canada	(“PDC Canada”)

EXHIBIT L

LUX RECEIVABLES PLEDGE AGREEMENT

Exhibit L

Dated	[●]

PD HOLDINGS DOMESTIC COMPANY S.À R.L.

as Pledgor

AND

BANK OF AMERICA, N.A.

AS SECURITY AGENT

AND

[NAME]

as Debtor

RECEIVABLES PLEDGE AGREEMENT

Contents

Clause		Page

1	Definitions	4

2	Construction	6

3	Creation of Pledge	6

4	Perfection	6

5	Right to the Pledged Assets	7

6	Effectiveness of the Pledge	7

7	Representations and Warranties	8

8	Undertakings	9

9	Further Assurances	10

10	Enforcement	10

11	Application of Proceeds	11

12	Release	11

13	Waivers	12

14	Liability and Indemnity	12

15	Costs and Expenses	12

16	Power of Attorney	12

17	Notices	13

18	Assignment – Transfer	13

19	Severability	13

20	Entire Agreement	13

21	Conflicting Provisions	14

22	Governing Law	14

23	Jurisdiction	14

24	Counterparts	14

Schedule 1 Form of Default Notice		16

This FIRST RANKING RECEIVABLES PLEDGE AGREEMENT (the Agreement) is made on [●] between:

(1)

PD Holdings Domestic Company S.à r.l. (formerly known as Libra Star S.à r.l.), a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg having its registered office at 8-10, avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B 227202 (the Pledgor);

(2)

Bank of America, N.A., a company incorporated under the laws of the United States of America, having its registered office at 901 Main Street, 11th Floor, Dallas, Texas 75202, United States of America acting in its capacity as administrative agent (in such capacity, the Security Agent) on behalf of the First Lien Creditors, as this term is defined in the Intercreditor Agreement (as defined below); and

(3)	[NAME], [Corporate Details] (the Debtor).

The Pledgor, the Security Agent and the Debtor are hereinafter collectively referred to as the Parties and individually as a Party.

WHEREAS:

(A)	The Debtor belongs to the corporate group of the Pledgor.

(B)	The Pledgor has agreed to enter into this Agreement in connection with the First Lien Documents and the Intercreditor Agreement (as defined below).

IT IS AGREED as follows:

1	Definitions

In this Agreement, unless otherwise indicated, capitalised terms used but not defined herein shall have the same meaning as in the Intercreditor Agreement and:

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Luxembourg.

Default Notice means the default notice in or substantially in the form of the default notice attached as Schedule 1.

Intercreditor Agreement means the intercreditor agreement, dated 26 March 2019 and entered into by and between, amongst others, the Security Agent, as First Lien Agent, and the Second Ranking Security Agent, as Initial Second Lien Agent, and acknowledged and agreed by the Pledgor.

Intra-Group Liabilities means any and all liabilities governed by Luxembourg law owed from time to time by the Debtor to the Pledgor

Law means the Luxembourg law of 5 August 2005 on financial collateral arrangements

Luxembourg means the Grand Duchy of Luxembourg

Pledge means the first-ranking pledge (gage de premier rang) granted by the Pledgor over the Pledged Assets in favour of the Security Agent in accordance with the terms of this Agreement

Pledged Assets means all claims whether actual, future or contingent, whether owed jointly or severally, subordinated or not the Pledgor has or will have against the Debtor under the Intra-Group Liabilities together with, to the extent permitted by law, any accessory rights, claims or actions, including any security interest attaching to such claims

Reorganisation and Winding-up means amalgamation, merger, consolidation or any other type of corporate reconstruction, bankruptcy (faillite), suspension of payment (sursis de paiement), controlled management (gestion contrôlée), composition with creditors (concordat préventif de la faillite), liquidation, dissolution or any similar Luxembourg or foreign proceedings affecting the rights of creditors generally.

Rights of Recourse means any right, action or claim the Pledgor may have (whether by way of subrogation, indemnification or otherwise) against any other Obligor which has granted security or guarantee, or is liable, for all or part of the Secured Obligations, including the Pledgor’s right of recourse against any such Obligor under articles 1251 3° and 2028 et seq. of the Luxembourg Civil Code and any other right, action, claim or defence the Pledgor may have under articles 2037 et seq. of the Luxembourg Civil Code.

Second Ranking Receivables Pledge Agreement means the Luxembourg law governed second ranking receivables pledge agreement dated on or around the date of this Agreement, entered into by the Pledgor as Pledgor, the Security Agent as First Ranking Security Agent, UMB Bank, National Association as Second Ranking Security Agent (the Second Ranking Security Agent) and the Debtor as debtor, pursuant to which the Pledgor has agreed to grant a second ranking pledge (gage de second rang) over the Pledged Assets to the Second Ranking Security Agent acting as second ranking security agent for the Second Lien Obligations (as defined therein).

Secured Obligations means the First Lien Obligations.

2	Construction

2.1

The principles of construction and interpretation set out in Article 1.2 (Certain Matters of Construction) of the Intercreditor Agreement shall apply to this Agreement unless otherwise stated herein or the context requires otherwise, and any reference in this Agreement to:

(a)	any document or agreement are references to that document or agreement as amended, supplemented, novated and/or restated from time to time;

(b)	a Party includes its successors, assignees, transferees or novated parties;

(c)	a person means any individual, firm, company, corporation, government or state, or any association, trust, partnership or other entity;

(d)	clause and Schedule headings are for reference purposes only;

(e)	a law is a reference to that law as amended or re-enacted; and

(f)	any reference to the Agreement is a reference to this Agreement including its recitals and schedules (if any).

2.2	Words denoting the singular include the plural and vice versa, and words denoting either gender include the other.

3	Creation of Pledge

As security for the full payment and discharge of the Secured Obligations, the Pledgor hereby grants a continuing first-ranking pledge (gage de premier rang) over the Pledged Assets in favor of the Security Agent.

4	Perfection

4.1	In accordance with article 5(4) of the Law, the Debtor and the Security Agent hereby accept and acknowledge the Pledge.

4.2	The Pledgor undertakes to take or cause to be taken all additional steps or actions, to the extent required by any applicable laws, for the perfection of the Pledge.

4.3	Without prejudice to the above, the Pledgor irrevocably authorizes and empowers the Security Agent (with full power of substitution) to take or cause any steps to be taken to perfect this Pledge.

5	Right to the Pledged Assets

5.1

Until the occurrence of an Event of Default, the Pledgor shall be entitled to receive payment of the Pledged Assets or to exercise all the rights it has under the Pledged Assets subject to the Pledgor being in compliance with the First Lien Documents.

5.2

Upon the occurrence of an Event of Default, the Security Agent shall be entitled to send a Default Notice to the Debtor and the Pledgor shall no longer be entitled to receive payment of the Pledged Assets or to exercise all the rights it has under the Pledged Assets.

6	Effectiveness of the Pledge

6.1

The Pledge shall be a continuing first-ranking pledge (gage de premier rang) and shall not be considered as satisfied, discharged or prejudiced by any intermediate payment, satisfaction or settlement of any part of the Secured Obligations, but shall remain in full force and effect until it has been released in accordance with clause 12 below.

6.2

The Security Agent’s rights pursuant to this Agreement are cumulative, additional to, and independent of those provided by law or by any agreement with, or any security in favor of the Security Agent in respect of the Secured Obligations.

6.3

No failure or delay by the Security Agent to exercise any of its rights or remedies under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such rights or remedies preclude any other or future exercise thereof.

6.4

Neither the Pledgor’s obligations, nor the rights, powers and remedies granted to the Security Agent, by any First Lien Documents or by any applicable law, nor the Pledge, shall be discharged, impaired or otherwise affected by:

(i)	any amendment, novation, waiver or release (other than a release granted in accordance with clause 12 below) of any Secured Obligations or any First Lien Documents;

(ii)	any failure to take, or to take in full, any other security contemplated by the First Lien Documents or otherwise agreed to be taken in respect of the Secured Obligations;

(iii)	any failure to realise or to realise in full the value of any security taken in respect of the Secured Obligations; or

(iv)	any release (in full or in part), exchange or substitution of any security taken in respect of the Secured Obligations (other than the Pledge granted under this Agreement)..

7	Representations and Warranties

Representations and warranties by the Pledgor

7.1	The Pledgor hereby represents and warrants to the Security Agent that:

(a)

it is a company duly incorporated and validly existing under the laws of its place of incorporation, registered office, and place of central administration, as the case may be, it has full power and authority to enter into this Agreement and perform its obligations thereunder and has duly executed this Agreement;

(b)

its place of central administration and, for the purpose of the Regulation (EU) No. 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), the center of its main interests (centre des intérêts principaux) is at its registered office (siège statutaire) in Luxembourg;

(c)

this Agreement (a) constitutes its legal, valid, binding and enforceable obligations and (b) upon completion of the registration formalities referred to in clause 4, creates a duly perfected first-ranking pledge (gage de premier rang) over the Pledged Assets in favour of the Security agent;

(d)

it is the sole owner of the Pledged Assets and the Pledged Assets have neither been sold, transferred, lent, assigned, disposed of, pledged nor in any other way encumbered and are not subject to any option or similar rights, in each case other than pursuant to this Agreement and pursuant to the Second Ranking Receivables Pledge Agreement;

(e)	no litigation is pending or, to the best of its knowledge, threatened against it;

(f)

the Pledge is (a) not in breach of any term or provision of its constitutional documents, (b) does not conflict with or result in a breach, violation or acceleration of, or default under any other agreement or instrument to which it is a party and (c) does not conflict with, or result in a breach of any law or regulation, of any judgement by any court, of any decision of a governmental authority or any arbitration award by which it is bound;

(g)	it has not taken any action nor have any legal proceedings been started or threatened with a view to its Reorganisation and Winding-up or to the Reoganisation or Winding-up of the Debtor; and

Representations and warranties by the Debtor

7.2	The Debtor represents and warrants the matters set out in clause 7.1, paragraphs (a), (e) and (g).

7.3

The representations and warranties set out in this clause 7 are made on the date of this Agreement and are deemed to be repeated on each occasion the Pledgor makes, remakes or is deemed to make or remake the representations and warranties in the First Lien Documents.

8	Undertakings

8.1	The Pledgor hereby undertakes:

(a)	to assist the Security Agent in exercising any of its rights and powers under this Agreement;

(b)	to assist or cause the Debtor to assist, the Security Agent in exercising any of its right and powers under this Agreement;

(c)	to assist the Security Agent in obtaining any necessary approvals and authorizations from any relevant persons in order to enforce the Pledge;

(d)

not to lease, sell, dispose of, pledge or otherwise encumber, all or any part of the Pledged Assets or any interest therein to anyone other than pursuant to this Agreement and pursuant to the Second Ranking Receivables Pledge Agreement;

(e)

not to take or permit to be taken, any action which could potentially affect the Pledge or the value of the Pledged Assets and to immediately inform the Security Agent of any event which could potentially have the same; and

(f)	it will ensure that no counterclaims as to which a right of set-off or right of retention could be exercised may exist with respect to the Pledged Assets.

8.2	The Debtor hereby undertakes:

(a)	to assist the Security Agent in exercising any of its rights and powers under this Agreement; and

(b)	to assist the Security Agent in obtaining any necessary approvals and authorizations from any relevant persons in order to enforce the Pledge

(c)

[to maintain its place of central administration and, for the purpose of the Regulation (EU) No. 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (Recast), the centre of its main interests (centre des intérêts principaux) at its registered office (siège statutaire) in Luxembourg][1];

(d)

not to take or permit to be taken, any action which could reasonably be expected to adversely affect the Pledged Assets and to promptly inform the Security Agent of any event which could reasonably be expected to have the same effect.

9	Further Assurances

9.1

The Pledgor and the Debtor shall promptly execute and perform whatever the Security Agent may require for the perfection, protection or exercise of any right, power, authority or discretion conferred on the Security Agent under this Agreement and the Intercreditor Agreement or to facilitate the enforcement of any such rights or any part thereof.

10	Enforcement

10.1

Upon the occurrence of an Event of Default, in accordance with the Intercreditor Agreement, the Security Agent shall be entitled, without any prior notice (mise en demeure), to enforce the Pledge by any means provided by the Law.

10.2	In particular, the Security Agent may:

(i)

appropriate any of the Pledged Assets at their fair value as determined by an independent external auditor (réviseur d’entreprises agréé) appointed by the Security Agent, whose valuation shall be binding, (save in case of manifest error) taking into account, inter alia, the nominal value of those Pledged Assets, any interest payable and the solvency of the Debtor;

The Security Agent shall determine the date on which the appropriation becomes effective, it being understood that the valuation may be carried out before or after the appropriation. If the valuation is made after the appropriation, the fair value of the Pledged Assets will be determined as at the date of the appropriation; and

[1]	Only to he extent the Debor is a Luxembourg entity.

(ii)

elect, at its sole discretion, to appoint another person to which the right to appropriate the Pledged Assets will be transferred in lieu of the Security Agent, it being understood that such appointment shall not affect the Security Agent’s rights and obligations against the Pledgor;

(b)	sell or cause the sale of any of the Pledged Assets:

(i)	by public auction held by a public officer designated by the Security Agent; or

(ii)	in a private transaction at arm’s length conditions (conditions commerciales normales);

(c)	request direct payment of the Pledged Assets from the Debtor;

(d)	to apply to court to be authorized to make the appropriation of the Pledged Assets at a price to be determined by an expert; or

(e)	realise the Pledged Assets in any other manner permitted by the Law.

11	Application of Proceeds

Any monies received by the Security Agent upon enforcement of the Pledge or pursuant to this Agreement shall be applied against any outstanding Secured Obligations in accordance with the Intercreditor Agreement and the First Lien Documents.

12	Release

12.1

In accordance with the Intercreditor Agreement, if the Security Agent is satisfied that all the Secured Obligations have been irrevocably and unconditionally paid and discharged in full, the Security Agent shall release the Pledge and discharge the Pledgor from its obligations under this Agreement. The Security Agent shall inform the Debtor of the release.

12.2

If after the release of the Pledge, any payment made by the Pledgor in respect of the Secured Obligations is declared null and void, the Pledgor shall immediately grant a new pledge over the Pledged Assets, subject to the same terms and conditions as the Pledge granted under this Agreement, until the Secured Obligations have been irrevocably and unconditionally paid and discharged in full.

13	Waivers

13.1

The Pledgor hereby expressly waives any Rights of Recourse or any other similar rights (including by way of provisional measures such as provisional attachment (saisie-conservatoire) or by way of set-off), except as permitted by the Security Agent. This clause shall remain in full force and effect, notwithstanding any discharge or release (whether partial or in full) of the Secured Obligations or any termination of this Agreement.

13.2

The Pledgor expressly waives any right it may have of first requiring the Security Agent to proceed against any other Obligor or enforce any guarantee or any other security taken in respect of the Secured Obligations before enforcing the Pledge, including any rights and defences under articles 2021 et seq. of the Luxembourg Civil Code.

13.3	The Debtor hereby expressly waives any rights and defences (including by way of set-off) it may have against the Pledgor or against the Security Agent in respect of the Pledged Assets.

14	Liability and Indemnity

The Pledgor shall indemnify the Security Agent for any losses, liabilities or damages (including legal fees), suffered by the Security Agent arising under this Agreement, except insofar as they have been caused by the Security Agent’s gross negligence (faute lourde) or willful misconduct (faute intentionnelle) as determined by a court of competent jurisdiction by final and non-appealable judgment, in each case under this clause 14 in accordance with Section 10.4(b) of the Initial First Lien Loan Agreement, which is incorporated by reference herein, mutatis mutandis as the agreement of the Pledgor.

15	Costs and Expenses

The Pledgor shall bear all costs, fees, duties and other amounts arising under this Agreement (including legal fees), including expenses incurred in connection with the negotiation, preparation, execution, enforcement, preservation of any rights or release under or in connection with this Agreement, in each case under this clause 15 in accordance with Section 10.4(a) of the Initial First Lien Loan Agreement, which is incorporated by reference herein, mutatis mutandis as the agreement of the Pledgor.

16	Power of Attorney

16.1

The Pledgor irrevocably and unconditionally grants the Security Agent a power of attorney (with full power of substitution) to execute all documents and perform whatever actions the Security Agent may deem necessary to carry out any of the Pledgor’s obligations under this Agreement.

16.2	The Pledgor hereby agrees to ratify and confirm all actions performed and all documents executed by the Security Agent in the exercise of this power of attorney.

None of the provisions of this Agreement may be waived, altered or amended, except by a written agreement, duly executed by all Parties.

17	Notices

Any notice or other communication in connection with this Agreement shall be given in accordance with Section 10.2 of the Initial First Lien Loan Agreement.

18	Assignment – Transfer

18.1

The Pledgor may not assign any of its rights under this Agreement. The Security Agent may assign the benefit of the Pledge and, in general, all or any part of its rights and obligations under this Agreement without affecting the Pledge. Such assignment shall be enforceable towards the Pledgor and the Debtor upon notification of such assignment in accordance with article 1690 of the Luxembourg Civil Code.

18.2

This Agreement shall remain in effect despite any amalgamation or merger (however effected) relating to the Security Agent or the First Lien Creditors. In the case of an assignment, transfer or novation by the First Lien Creditors to one or several transferees, of all or any part of their rights or obligations under any First Lien Documents, the Security Agent shall preserve all its rights under this Agreement, as expressly permitted under articles 1278 to 1281 of the Luxembourg Civil Code, so that the Pledge shall automatically, and without any formality, benefit to any such transferees.

19	Severability

19.1	The illegality, invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the legality, validity or enforceability:

(a)	in that jurisdiction, of any other provision of this Agreement, or

(b)	in any other jurisdiction, of that or any other provisions of this Agreement.

19.2	The illegal, invalid or unenforceable provision shall be replaced by a new provision reflecting the intention of the Parties.

20	Entire Agreement

This Agreement contains the full, final and complete understanding between the Parties relating to its subject matter, and supersedes all prior negotiations, agreements, understandings or arrangements, whether written or oral.

21	Conflicting Provisions

21.1	Where there is any ambiguity or conflict between the rights conferred by law and those conferred by or pursuant to the Intercreditor Agreement, the terms of the Intercreditor Agreement shall prevail.

21.2	The provisions of this Agreement are without prejudice to the provisions of the Intercreditor Agreement. In case of inconsistency, the provisions of the Intercreditor Agreement shall prevail.

22	Governing Law

This Agreement is governed by, and shall be construed in accordance with, Luxembourg law.

23	Jurisdiction

Any dispute arising out of or in connection with this Agreement, including a dispute regarding its existence, validity, interpretation, performance or termination, shall be subject to the exclusive jurisdiction of the District Court of the City of Luxembourg (Tribunal d’arrondissement de et à Luxembourg).

24	Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same Agreement.

This Agreement has been executed in three originals, each Party acknowledging having received its own original, on the day and year first above written.

[Signature page follows]

SIGNED by THE PLEDGOR For and on behalf of PD HOLDINGS DOMESTIC COMPANY S.À R.L.	) ) )

[Signature/Title]

SIGNED by THE SECURITY AGENT For and on behalf of BANK OF AMERICA, N.A.	) ) )

[Signature/Title]

SIGNED by THE DEBTOR [NAME]	) ) )

[Signature/Title]

Schedule 1

Form of Default Notice

[ON THE LETTERHEAD OF THE SECURITY AGENT]

By fax and registered mail

To:	[NAME]
[●]
Facsimile: [●]
Attention: [●]

Copy:	[PD Holdings Domestic Company S.à r.l.]
[●] [●]
Facsimile: + [●]
Attention: [●]

[insert date]

Dear Sirs

Default Notice

1

We refer to the receivables pledge agreement (the Agreement” dated [●] and entered into by ourselves as security agent (the Security Agent) and [●] as pledgor over the Pledged Assets (as defined in the Agreement).

2	Please note that an Event of Default (as defined in the Agreement) has occurred.

We therefore request that on receipt of this default notice, you (i) immediately cease to pay any amounts (whether in principal, interest or otherwise), which are due and payable to the Pledgor and (ii) pay such amounts directly to us.

3	Please confirm receipt of this default notice immediately by return of fax, with a copy to the Pledgor.

4	Capitalised terms used herein shall have the same meaning as in the Agreement.

Yours sincerely

[insert name of the Security Agent]